AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 3, 1995


                                                       REGISTRATION NO. 33-62225
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                              -------------------
                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              -------------------
                               PREMIER PARKS INC.
                             TIERCO MARYLAND, INC.
                            TIERCO WATER PARK, INC.
                         FRONTIER CITY PROPERTIES, INC.
                   FRONTIER CITY PARTNERS LIMITED PARTNERSHIP
                              FUNTIME PARKS, INC.
                                 FUNTIME, INC.
                               WYANDOT LAKE, INC.
                DARIEN LAKE THEME PARK AND CAMPING RESORT, INC.
                              D.L. HOLDINGS, INC.


                            (See Footnote (1) Below)
             (Exact name of Registrant as specified in its charter)

             DELAWARE                              7996                             73-613374
 (State or Other Jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  Incorporation or Organization)       Classification Code Number)             Identification No.)
                                       ----------------------------

                                                                              KIERAN E. BURKE
                  11501 NORTHEAST EXPRESSWAY                             11501 NORTHEAST EXPRESSWAY
                 OKLAHOMA CITY, OKLAHOMA 73131                         OKLAHOMA CITY, OKLAHOMA 73131
                        (405) 478-2414                                         (405) 478-2414
      (Address, Including Zip Code, and Telephone Number,         (Name, Address, Including Zip Code, and
  including Area Code of Co-Registrants' Principal Executive                 Telephone Number,
                           Offices)                              including Area Code, of Agent For Service)

                                    COPY TO:

                            JAMES M. COUGHLIN, ESQ.
                               BAER MARKS & UPHAM
                                805 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 702-5700
                              -------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. X

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                          _________

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                              -------------------

                        CALCULATION OF REGISTRATION FEE

[CAPTION]

=============================================================================================================================
             TITLE OF EACH                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
          CLASS OF SECURITIES             AMOUNT TO BE   OFFERING PRICE PER    AGGREGATE OFFERING       AMOUNT OF
           TO BE REGISTERED                REGISTERED           UNIT                PRICE            REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
12% Senior Notes due 2003..............    $90,000,000          100%           $90,000,000           $31,034.48(2)
-----------------------------------------------------------------------------------------------------------------------------
Guarantee of Senior Notes..............    $90,000,000           --                --                    --
=============================================================================================================================

(1)The following direct and indirect subsidiaries of Premier Parks Inc. are Co-registrants, each of which is incorporated in the state and has the I.R.S. Employer Identification Number indicated: Tierco Maryland, Inc., a Delaware corporation (52-1757356); Tierco Water Park, Inc., an Oklahoma corporation (73-1376642); Frontier City Properties, Inc., an Oklahoma corporation (73-1244309); Frontier City Partners Limited Partnership, an Oklahoma limited partnership (73-1350965); Funtime Parks, Inc., an Ohio corporation (34-1570042); Funtime, Inc., an Ohio corporation (34-0077495); Wyandot Lake, Inc., an Ohio corporation (31-1083244); Darien Lake Theme Park and Camping Resort, Inc., a New York corporation (16-0921892); and D.L. Holdings, Inc., an Ohio corporation (34-1491790).

(2)Previously Paid
                              -------------------

   The Co-Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Co-Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of this Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                 SUBJECT TO COMPLETION, DATED NOVEMBER 3, 1995
N06933BE.G01,1200,480,H

                           OFFER FOR ALL OUTSTANDING
                           12% SENIOR NOTES DUE 2003
                                IN EXCHANGE FOR
                           12% SENIOR NOTES DUE 2003

                                       OF
                               Premier Parks Inc.
                                 Guaranteed By
                             Tierco Maryland, Inc.
                            Tierco Water Park, Inc.
                         Frontier City Properties, Inc.
                   Frontier City Partners Limited Partnership
                              Funtime Parks, Inc.
                                 Funtime, Inc.
                               Wyandot Lake, Inc.
                Darien Lake Theme Park and Camping Resort, Inc.
                              D.L. Holdings, Inc.

Premier Parks Inc. (the "Company") and the Note Guarantors (as hereinafter defined) hereby offer, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of registered 12% Senior Notes Due 2003 (the "New Notes") issued by the Company for each $1,000 principal amount of unregistered 12% Senior Notes Due 2003 (the "Old Notes") issued by the Company, of which an aggregate principal amount of $90,000,000 is outstanding. The form and terms of the New Notes are identical to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not bear any legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture governing the Old Notes. The Exchange Offer is being made in order to satisfy certain contractual obligations of the Company and the Note Guarantors. See "The Exchange Offer" and "Description of the New Notes." The New Notes and the Old Notes are sometimes collectively referred to herein as the "Notes".
                 ---------------------------------------------
SEE "RISK FACTORS" STARTING ON PAGE 16 FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE NEW NOTES.
                 ---------------------------------------------

Interest on the New Notes will be payable semi-annually on August 15 and February 15 of each year, commencing on February 15, 1996. The New Notes will mature on August 15, 2003. Except as described below, the Company may not redeem the New Notes prior to August 15, 1999. On or after such date, the Company may redeem the New Notes, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to August 15, 1998, the Company may, subject to certain requirements, redeem up to 33 1/3% of the original aggregate principal amount of the New Notes with the Net Cash Proceeds of one or more Public Equity Offerings by the Company following which there is a Public Market, at a price equal to 110% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, provided that at least 66 2/3% of the original aggregate principal amount of the New Notes remain outstanding immediately after each such redemption. The New Notes will not be subject to any sinking fund requirement. Upon the occurrence of a Change of Control, the Company will be required to make an offer to repurchase the New Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See "Summary--The Offering--Change of Control" and "Description of the New Notes--Change of Control."

The New Notes will be unsecured obligations of the Company and will be effectively subordinated to all existing and future secured indebtedness of the Company and its subsidiaries to the extent of the value of the assets securing such indebtedness. The New Notes will rank pari passu in right of payment with all other Senior Indebtedness of the Company and will rank senior in right of payment to any Subordinated Obligations of the Company. The New Notes will be guaranteed on a senior, unsecured basis by the Company's principal operating subsidiaries. The Indenture permits the Company to incur additional indebtedness, including secured Senior Indebtedness under its $20.0 million Senior Credit Facility, subject to certain limitations. See "Description of the New Notes." The net proceeds from the sale of the Old Notes were used to acquire all of the capital stock (the "Merger") of Funtime Parks, Inc. ("Funtime"). See "The Merger". At June 30, 1995, on a pro forma basis after giving effect to the issuance of the Old Notes and the consummation of transactions described herein, the aggregate amount of Senior Indebtedness of the Company and its subsidiaries would have been approximately $91.8 million, of which $1.8 million would have been secured indebtedness, and the Company would have had unused commitments of $20.0 million under the Senior Credit Facility.
                 ---------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                 ---------------------------------------------

The Company and the Note Guarantors will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time,
on           , 1995, unless extended (as so extended, the "Expiration Date").
Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."


Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. The letter of transmittal accompanying this Prospectus (the "Letter of Transmittal") states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company and the Note Guarantors have agreed, for a period of 90 days after the Expiration Date, to make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."


No public market has existed for the Old Notes before the Exchange Offer. The Company and the Note Guarantors currently do not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the New Notes is currently anticipated. The Company and the Note Guarantors will pay all the expenses incident to the Exchange Offer.

The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange pursuant to the Exchange Offer.

                THE DATE OF THIS PROSPECTUS IS           , 1995

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                             AVAILABLE INFORMATION

    The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the following Regional Offices of the Commission: Chicago regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611 and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                              -------------------

    The Company and the Note Guarantors have filed with the Commission a Registration Statement (which term shall encompass any amendments thereto) on Form S-1 under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                              -------------------

    The Company will furnish holders of the securities offered hereby with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. The Company will also furnish such other reports as it may determine or as may be required by law or by the Indenture.

                              -------------------

    Except as provided below, the New Notes will be available initially only in book-entry form. The Company expects that, except as provided below, the New Notes sold pursuant hereto will be issued in the form of one fully registered global note (the "Global Note"). The Global Note will be deposited with, or on behalf of, The Depositary Trust Company (the "Depositary" or "DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Note representing the New Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. After the initial issuance of the Global Note, New Notes in certificated form will be issued in exchange for the Global Note only as set forth in the Indenture.

                                    SUMMARY

    The following summary information is qualified in its entirety by and should be read in conjunction with the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context requires otherwise, all references to (i) "Premier" mean Premier Parks Inc. and its subsidiaries prior to the acquisition of Funtime by Premier (the "Merger") on August 15, 1995; (ii) "Funtime" mean Funtime Parks, Inc. and its subsidiaries; and (iii) the "Company" mean the combined businesses of Premier and Funtime giving effect to the consummation of the Merger.

                                  THE COMPANY


    The Company is a leading theme park operator which operates six parks with an aggregate 1994 attendance of approximately four million. The Company's parks are regional parks, drawing on average approximately 88% of their patrons from within a 100-mile radius. The parks are located in five geographically diverse markets: Washington, D.C./Baltimore; Buffalo/Rochester; Cleveland; Columbus; and Oklahoma City. The parks are designed to provide a complete family-oriented entertainment experience, and feature a broad selection of state-of-the-art and traditional thrill rides, water attractions, themed areas, concerts and shows, restaurants, game venues and merchandise outlets. For the twelve months ended June 30, 1995, the Company's total revenue on a pro forma basis was approximately $77.6 million.


    Each of the Company's parks is located in a highly populated market where there is limited direct competition. The Company believes that the combination of the limited supply of real estate appropriate for theme park development, high initial capital investment, long developmental lead-time, and zoning restrictions provides each of its parks a significant degree of protection from new competitive theme park openings. Based on its knowledge of the development of other theme parks in the United States, the Company's management estimates that it would cost at least $100 million and would take a minimum of two years to construct a new regional theme park.

    The Company believes that the geographic diversity of its parks limits its exposure to local economic downturns and unfavorable weather conditions. In addition, the Company believes that as a multi-park operator it benefits from numerous competitive advantages over single-park operators, including the ability to (i) exercise group purchasing power (for both operating and capital assets); (ii) achieve administrative economies of scale; (iii) attract greater sponsorship revenue and support from sponsors with nationally recognized brands;
(iv) recruit and retain superior management personnel; and (v) optimize the use of its capital assets by rotating rides among its parks to provide fresh attractions at each park.

    The Company operates six parks: Adventure World, a combination theme and water park located three miles off the Beltway, between Washington, D.C. (15 miles away) and Baltimore, Maryland (30 miles away); Frontier City, a western themed park in Oklahoma City, Oklahoma; White Water Bay, a tropical themed water park also located in Oklahoma City; Geauga Lake, a combination theme and water park near Cleveland, Ohio; Darien Lake & Camping Resort, a combination theme and water park with an adjacent camping resort, located between Buffalo and Rochester, New York; and Wyandot Lake, a water park which also includes "dry" rides and other attractions, located adjacent to the Columbus Zoo in Columbus, Ohio.

                               BUSINESS STRATEGY

    The Company's senior management team has extensive experience in the theme park industry and believes it has a proven track record in acquiring and re-positioning regional parks and in operating its parks efficiently. Since senior management assumed control in 1989, Premier has followed a strategy of selectively acquiring undermanaged parks which had lacked capital investment and marketing expertise. The Company's operating strategy is to increase revenue through attendance and per capita spending gains, while maintaining strict control of operating expenses in order to benefit from the substantial operating leverage inherent in the theme park business. The primary elements of this strategy include (i) adding rides and attractions and improving overall park quality; (ii) enhancing marketing, sponsorship and group sales programs; and (iii) generating higher ticket revenues and in-park spending. Management believes it has successfully demonstrated the effectiveness of its strategy at the Premier parks and plans to implement this strategy at the Funtime parks. Management believes that while the Funtime parks have generated strong and stable cash flows over the last five years, they lacked the sustained capital investment and creative marketing required to realize their full potential. In addition, the Company will continue to evaluate potential acquisitions of additional regional theme parks.

    ADD RIDES AND ATTRACTIONS AND IMPROVE PARK QUALITY. Over the past several years, the Company has made significant investments in Frontier City and Adventure World which, together with enhanced marketing, sales and sponsorship programs, have resulted in significant improvements in attendance, revenue and earnings before interest, taxes, depreciation and amortization ("EBITDA") at these parks.

    Frontier City--In 1990 and 1991, an aggregate of approximately $7.0 million was invested in Frontier City to add several major rides, expand and improve the children's area, significantly increase the size of and theme the group picnic facilities and construct a 12,000 square foot air-conditioned mall and main events center. These additions, combined with an aggressive marketing strategy, resulted in Frontier City's attendance, revenue and EBITDA increasing approximately 54%, 83%, and 124%, respectively, from 1989 to 1991.

    Adventure World--Since acquiring Adventure World in January 1992, the Company invested over $15.0 million in the park through 1994 to add numerous rides and attractions and to improve theming. These additions and improvements, combined with an aggressive and creative marketing strategy, enabled the Company to increase Adventure World's attendance by 72%, from approximately 363,000 in 1992 to over 625,000 in 1994, to more than double park revenue from $6.1 million in 1992 to $12.7 million in 1994, and to increase EBITDA from a deficit of ($410,000) to $2.1 million during the same period. As a result of these improvements, Adventure World has been voted the "Most Improved Park" in the country in each of the last three years, according to Inside Track Magazine, a recognized industry periodical. In 1995, the Company added the Mind Eraser, a $6.6 million state-of-the-art suspended steel looping roller coaster. Based on information provided by the ride's manufacturer and obtained from other theme park companies, management believes that the addition of this type of ride at other regional parks with similar demographic characteristics has resulted in annual attendance gains in the range of 100,000 to 200,000. The Company expects to recognize similar gains at Adventure World in 1995. Moreover, the addition of this ride has allowed the Company to increase ticket prices at Adventure World for the 1995 season and to realize in-park spending gains.

    The Company expects to spend approximately $21.5 million from the proceeds of the Transactions described below to add rides and attractions and make other improvements at its parks for the 1996 season. Approximately $4.0 million of this capital is expected to be invested in Adventure World to continue penetrating the densely populated Washington, D.C./Baltimore market (approximately 6.5 million and 10.9 million people within 50 and 100 miles, respectively). Given the size of this market, standard levels of market penetration in the industry, the performance of similarly situated parks and attendance gains achieved at the park to date, management believes that Adventure World has the potential to reach annual attendance levels in excess of
1.5 million within the next five years. The balance of the capital will primarily be used to add rides and attractions at the Funtime parks. Based on industry experience and the Company's experience at the Premier parks, the Company believes that these efforts, together with aggressive and creative marketing programs, will increase attendance and per capita spending at each of the Funtime parks.

    ENHANCE MARKETING, SPONSORSHIP AND GROUP SALES PROGRAMS. Premier's parks have benefitted from professional, creative marketing programs which emphasize the marketable rides and attractions, breadth of available entertainment and value provided by each park. The Company's marketing programs have a local orientation, which the Company believes is a key ingredient to successful marketing for regional theme parks. For example, Cal Ripken, Jr., the all-star shortstop for the Baltimore Orioles, serves as official spokesperson for Adventure World, making numerous appearances in radio and television commercials, and Olympic gymnast Shannon Miller, an Oklahoma City resident, has opened rides at White Water Bay. Management intends to implement similar marketing programs to promote the planned capital improvements at the Funtime parks.

    The Company has also successfully attracted well known sponsorship and promotional partners, such as Pepsi, McDonald's, Taco Bell, Blockbuster, 7 Eleven, Wendy's and various supermarket chains. The Company believes that its increased number of parks and annual attendance resulting from the Merger will enable it to expand and enhance its sponsorship and promotional programs. In addition, group sales and pre-sold tickets provide the Company with a consistent and stable base of attendance, representing over 40% of aggregate attendance in 1994. Premier has increased its group sales and pre-sold ticket business by approximately 65.3% from 1992 to 1994. The Company believes that it has the opportunity to continue to expand its group sales and pre-sold ticket business.

    GENERATE HIGHER TICKET REVENUES AND IN-PARK SPENDING. Management regularly reviews its ticket price levels and ticket category mix in order to capitalize on opportunities to implement selective price increases, both through main gate price increases and the reduction in the number and types of discounts. Management believes that opportunities exist to implement marginal ticket price increases without significant reductions in attendance levels. Such increases have successfully been implemented on a park-by-park basis in connection with the introduction of major new attractions or rides. In addition, discounts are typically offered on weekdays and evenings to encourage attendance at less popular times. As a result of these measures, the average ticket price per paid visitor at the Premier parks increased 10.2% from 1992 to 1994. The Company believes that through similar measures it will be able to increase the average ticket price per paid visitor at the Funtime parks.

    The Company also seeks to increase in-park spending by adding well-themed restaurants, remodeling and updating existing restaurants and adding new merchandise outlets. The Company has successfully increased spending on food and beverage by introducing well-recognized local and national brands, such as Domino's, Friendly's, TCBY and KFC. Finally, the Company has taken steps to decrease the waiting time for its most popular restaurants and merchandise outlets. As a result of these measures, average in-park spending per visitor at the Premier parks increased 14.3% from 1992 to 1994. The Company believes that through similar measures it will be able to increase average in-park spending per visitor at the Funtime parks.

    The Company has also developed a variety of off-season special events designed to increase attendance and revenue prior to Memorial Day and after Labor Day. Examples include Hallowscream, a Halloween event in which parks are transformed with supernatural theming, scary rides and haunting shows, and Octoberfest, the presentation of traditional German food, theming, music and entertainment. Over the last several years, Frontier City has drawn over 25,000 visitors to each of its Octoberfest and Hallowscream events. In 1994, over 50,000 visitors attended Hallowscream at Adventure World. Management intends to introduce these types of events to the Funtime parks and believes they will have a similar impact on attendance.

    EVALUATE POTENTIAL ACQUISITIONS. The theme park industry is highly fragmented and comprised of a large number of single-park operators. Management believes that potential acquisition opportunities will arise and intends to evaluate selective acquisitions that complement its existing operations and fit within its targeted level of attendance of up to two million annually. The Company believes that its increased size resulting from the Merger will enhance its ability to make park acquisitions for stock. The Company expects to generally be able to eliminate duplicative overhead expenses and recognize other economies of scale in connection with such acquisitions. For example, the Funtime acquisition was achieved at a purchase price multiple of approximately 4.1x Funtime's 1994 EBITDA, adjusted by approximately $2.5 million for the elimination of corporate overhead, non-recurring park operating expense savings and increases in revenue it expects to achieve after the Merger as well as $261,000 of non-recurring corporate expenses.

                                   THE MERGER

    Pursuant to an Agreement and Plan of Merger dated as of June 30, 1995 (the "Merger Agreement"), on August 15, 1995, Premier acquired by merger (the "Merger") all of the capital stock of Funtime from its current shareholders (the "Selling Shareholders") for approximately $60.0 million (subject to post-closing adjustment), which amount includes the repayment in full of all principal and accrued interest of Funtime's indebtedness ($37.1 million). The Merger Agreement provides that the Selling Shareholders will receive substantially all of Funtime's net operating cash flow for the 1995 season through September 30, 1995. See "The Merger."

    On August 15, 1995, the Company also consummated a series of related transactions (collectively, with the Merger, the "Transactions"):

    1. The Company issued $90.0 million principal amount of Old Notes.

    2. The Company issued to certain of Premier's stockholders, their affiliates and others in a private placement (the "Convertible Preferred Stock Offering"), 200,000 shares of its Series A 7% Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock") for an aggregate purchase price of $20.0 million. See "Capital Structure--Convertible Preferred Stock."

    3. Premier's $7.0 million aggregate principal amount of 9.5% Convertible Subordinated Notes (the "Convertible Notes") and $2.1 million aggregate principal amount of 8% Junior Subordinated Notes (the "Junior Notes") were converted (the "Existing Note Conversion") into its common stock (the "Common Stock").

    4. The Company repaid in full all of Premier's indebtedness ($16.1 million) under its then existing bank facilities and mortgage loans (the "Existing Bank Debt").

    5. The Company entered into a three-year, $20.0 million senior revolving credit facility (the "Senior Credit Facility"). Borrowings under the Senior Credit Facility will be secured by substantially all of the Company's assets (other than real estate) and will be required to be repaid in full for at least 45 consecutive days during the period from July 1 to November 1 of each year.

    The following table sets forth a summary of the sources and uses of funds associated with the Transactions.

                       SOURCES                                   AMOUNT
                       -------                                   ------
                                                         (DOLLARS IN THOUSANDS)
Old Notes Offering(1).................................          $ 90,000
Convertible Preferred Stock Offering(1)...............            20,000
Issuance of Common Stock in Existing Note Conversion..             9,100
                                                              ----------
      Total...........................................          $119,100
                                                              ----------
                                                              ----------

                         USES
                         ----
Acquisition of Funtime................................          $ 52,700(2)
Repayment of Premier's Existing Bank Debt.............            16,100
Extinguishment of debt in Existing Note Conversion....             9,100
Prefunding of capital expenditures(3).................            21,500
Other cash(4).........................................            13,700
Transaction expenses..................................             6,000
                                                              ----------
      Total...........................................          $119,100
                                                              ----------
                                                              ----------

------------
(1) Reflects gross proceeds.

(2) Reflects the net cash amount to be paid by Premier in the Merger, excluding
    (i) the aggregate of $5.3 million described in note 4 below which was deposited into escrow or paid or retained by the Company, and (ii) an estimated $2.0 million of post-closing adjustments described under the caption "The Merger."

(3) See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity, Capital Commitments and Resources" and "Business--Capital Improvements."

(4) Consists of (i) $8.4 million to be utilized for general corporate purposes,
    (ii) $2.5 million deposited into an escrow account to cover indemnification claims which may arise after the closing of the Merger, and (iii) $2.8 million paid or retained by the Company out of the Merger consideration to fund specified liabilities of Funtime. See "The Merger."

                               THE EXCHANGE OFFER

    The Exchange Offer applies to $90.0 million aggregate principal amount of the Old Notes. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture pursuant to which the Old Notes were issued. The Old Notes and the New Notes are sometimes referred to collectively herein as the "Notes." See "Description of The New Notes."


The Exchange Offer...........  $1,000 principal amount of New Notes in exchange for each
                               $1,000 principal amount of Old Notes. As of the date hereof,
                               Old Notes representing $90.0 million aggregate principal
                               amount are outstanding. The terms of the New Notes and the
                               Old Notes are identical except that the New Notes have been registered under the Securities Act and will not bear any
                               legends restricting their transfer.
                               Based on an interpretation by the Commission's staff set
                               forth in no-action letters issued to third parties unrelated to the Company and the Note Guarantors, the Company and the
                               Note Guarantors believe that New Notes issued pursuant to
                               the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving the New Notes, whether or not that person is the holder of the Old Notes (other than any such holder or such other person that is an "affiliate" of the Company or any
                               Note Guarantor within the meaning of Rule 405 under the
                               Securities Act), without compliance with the registration
                               and prospectus delivery provisions of the Securities Act,
                               provided that (i) the New Notes are acquired in the ordinary course of business of that holder or such other person, (ii)
                               neither the holder nor such other person is engaging in or intends to engage in a distribution of the New Notes, and
                               (iii) neither the holder nor such other person has an
                               arrangement or understanding with any person to participate in the distribution of the New Notes. See "The Exchange
                               Offer--Purpose and Effect." Each broker-dealer that receives
                               New Notes for its own account in exchange for Old Notes,
                               where those Old Notes were acquired by the broker-dealer as a result of its market-making activities or other trading
                               activities, must acknowledge that it will deliver a
                               prospectus in connection with any resale of those New Notes.
                               See "Plan of Distribution."
Registration Rights..........  The Old Notes were sold by the Company on August 15, 1995,
  Agreement                    in a private placement. In connection with the sale, the
                               Company and the Note Guarantors entered into an Exchange and
                               Registration Rights Agreement with the purchasers (the
                               "Registration Rights Agreement") providing for the Exchange
                               Offer. See "The Exchange Offer--Purpose and Effect."
Expiration Date..............  The Exchange Offer will expire at 5:00 p.m., New York City
                               time, on             , 1995, or such later date and time to
                               which it is extended (the "Expiration Date"). See "The
                               Exchange Offer-- Expiration Date; Extensions; Amendments."
Withdrawal...................  The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable
                               after the expiration or termination of the Exchange Offer.
                               See "The Exchange Offer-- Withdrawal Rights."

Interest on the New Notes....  Interest on each New Note will accrue from the date of
  and Old Notes                issuance of the Old Note for which the New Note is exchanged or from the date of the last periodic payment of interest on such Old Note, whichever is later.
Conditions to the Exchange...  The Exchange Offer is subject to certain customary
  Offer                        conditions, certain of which may be waived by the Company.
                               See "The Exchange Offer--Conditions to the Exchange Offer."
Procedures for Tendering.....  Each holder of Old Notes wishing to accept the Exchange
  Old Notes                    Offer must complete, sign (together with any required
                               signature guarantees) and date the Letter of Transmittal, or a copy thereof, in accordance with the instructions
                               contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or the copy, together with the
                               Old Notes and any other required documentation, to the
                               Exchange Agent at the address set forth herein. Persons
                               holding Old Notes through DTC and wishing to accept the
                               Exchange Offer must do so pursuant to the DTC's Automated
                               Tender Offer Program, by which each tendering participant
                               will agree to be bound by the Letter of Transmittal. By
                               executing or agreeing to be bound by the Letter of
                               Transmittal, each holder will represent to the Company and the Note Guarantors that, among other things, (i) the New
                               Notes acquired pursuant to the Exchange Offer are being
                               obtained in the ordinary course of business of the person
                               receiving such New Notes, whether or not such person is the holder of the Old Notes, (ii) neither the holder nor any
                               such other person is engaging in or intends to engage in a distribution of such New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding
                               with any person to participate in the distribution of such
                               New Notes, and (iv) neither the holder nor any such other
                               person is an "affiliate," as defined under Rule 405
                               promulgated under the Securities Act, of the Company or any
                               Note Guarantors. Pursuant to the Registration Rights
                               Agreement, the Company and the Note Guarantors are required to file a "shelf" registration statement for a continuous
                               offering pursuant to Rule 415 under the Securities Act in
                               respect of the Old Notes if (i) existing Commission
                               interpretations are changed such that the New Notes received by holders in the Exchange Offer are not or would not be,
                               upon receipt, transferable by each such holder (other than an affiliate of the Company or any Note Guarantor) without restriction under the Securities Act, or (ii) any holder of
                               Old Notes either (a) is not eligible to participate in the
                               Exchange Offer, or (b) participates in the Exchange Offer
                               and does not receive freely transferrable New Notes in
                               exchange for Old Notes (in each case under this clause (ii)
                               other than as a result of applicable Commission
                               interpretations or laws in effect on the original issue date of the Old Notes). See "The Exchange Offer--Purpose and
                               Effect."
Acceptance of Old Note.......  The Company and the Note Guarantors will accept for exchange
  and Delivery of New Notes    any and all Old Notes which are properly tendered in the
                               Exchange Offer prior to 5:00 p.m., New York City time, on
                               the Expiration Date. The New Notes issued pursuant to the
                               Exchange Offer will be delivered promptly following the
                               Expiration Date. See "The Exchange Offer--Terms of the
                               Exchange Offer."
Special Procedures for.......  Any beneficial holder whose Old Notes are registered in the
  Beneficial Holders           name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange
                               Offer should contact such registered holder promptly and
                               instruct such registered holder to tender on his behalf. For this purpose, a registered holder shall be deemed to include
                               DTC participants listed on a DTC security position listing.
                               If such beneficial holder

                               wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of
                               Transmittal and delivering his Old Notes, either make
                               appropriate arrangements to register ownership of the Old
                               Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of
                               record ownership may take considerable time. See "The
                               Exchange Offer--Procedures for Tendering."
Guaranteed Delivery..........  Holders of Old Notes who wish to tender their Old Notes and
  Procedures                   whose Old Notes are not immediately available or who cannot deliver their Old Notes and a properly completed Letter of
                               Transmittal or any other documents required by the Letter of
                               Transmittal to the Exchange Agent prior to the Expiration
                               Date may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange
                               Offer--Guaranteed Delivery Procedures."
Exchange Agent...............  United States Trust Company of New York is serving as
                               Exchange Agent in connection with the Exchange Offer. The
                               mailing address of the Exchange Agent is P.O. Box 844 Peter
                               Cooper Station, New York, N.Y. 10276-0843. Attention:
                               Corporate Trust Operations. Deliveries by overnight courier should be sent to 770 Broadway, New York, N.Y. 10003 Attn:
                               Corporate Trust Operations. By-hand deliveries should be
                               addressed to 65 Beaver Street, New York, NY 10005 Attn:
                               Ground Level, Corporate Trust Operations. For information
                               with respect to the Exchange Offer, call Customer Service of the Exchange Agent at (800) 548 6565; Fax (212) 420 6152.
Federal Income Tax...........  The exchange pursuant to the Exchange Offer should not be a
  Consideration                taxable event for federal income tax purposes. See "Federal
                               Income Tax Considerations."
Effect of Not Tendering......  Old Notes that are not tendered or that are tendered but not accepted will, following the completion of the Exchange
                               Offer, continue to be subject to the existing restrictions upon transfer thereof. Except in limited circumstances, the
                               Company and the Note Guarantors will have no further
                               obligations to provide for the registration under the
                               Securities Act of such Old Notes.


                                  THE OFFERING

Issuer.......................  Premier Parks Inc.
Holding Company Structure....  Premier Parks Inc. is a holding company which derives substantially all of its operating income from its principal subsidiaries (the "Note Guarantors").
Securities Offered...........  $90,000,000 aggregate principal amount of 12% Senior Notes due 2003 (the "New Notes").
Maturity.....................  August 15, 2003.
Interest Payment Dates.......  August 15 and February 15 of each year, commencing on
                               February 15, 1996.
Optional Redemption..........  Except as described below, the Company may not redeem the
                               New Notes prior to August 15, 1999. On or after such date, the Company may redeem the New Notes, in whole or in part, at the redemption prices set forth herein, together with
                               accrued and unpaid interest, if any, to the date of
                               redemption. In addition, at any time on or prior to August
                               15, 1998, the Company may redeem up to 33 1/3% of the
                               original aggregate principal amount of the New Notes with
                               the Net Cash Proceeds of one or more Public Equity Offerings by the Company following which there is a Public Market, at a price equal to 110% of the principal amount to be
                               redeemed, together with accrued and unpaid interest, if any,

                               provided that at least 66 2/3% of the original aggregate
                               principal amount of the Notes remain outstanding immediately after each such redemption.
Change of Control............  Upon a Change of Control, the Company will be required to make an offer to repurchase the New Notes at a price equal to 101% of the principal amount thereof, together with
                               accrued and unpaid interest, if any, to the date of
                               repurchase. See "Description of the New Notes--Change of
                               Control."
Note Guarantees..............  The New Notes will be guaranteed on a senior, unsecured basis (each such guarantee being a "Note Guarantee") by the
                               Note Guarantors. See "Description of the New Notes--Note
                               Guarantees" and "--Certain Covenants--Future Note
                               Guarantors."
Ranking......................  The New Notes will be unsecured obligations of the Company and will be effectively subordinated to all existing and
                               future secured indebtedness of the Company and its
                               subsidiaries to the extent of the value of the assets
                               securing such indebtedness. The New Notes will rank pari
                               passu in right of payment with all other Senior Indebtedness of the Company (including the Old Notes) and will rank
                               senior in right of payment to all existing and future
                               Subordinated Obligations of the Company. At June 30, 1995,
                               on a pro forma basis after giving effect to the
                               Transactions, the aggregate amount of Senior Indebtedness of the Company and its subsidiaries would have been
                               approximately $91.8 million, of which $1.8 million would
                               have been secured indebtedness, and the Company would have had unused commitments of $20.0 million under the Senior
                               Credit Facility. See "Description of the New
                               Notes--Ranking."
Restrictive Covenants........  The Indenture under which the New Notes will be issued (the
                               "Indenture") limits (i) the incurrence of additional
                               indebtedness by the Company and its subsidiaries, (ii) the payment of dividends on, and redemption of, capital stock of the Company and the redemption of certain Subordinated
                               Obligations of the Company, (iii) other restricted payments,
                               (iv) sales of assets and subsidiary stock, (v) transactions with affiliates, (vi) the creation of liens, (vii) the sale or issuance of capital stock of certain subsidiaries and
                               (viii) consolidations, mergers and transfers of all or
                               substantially all of the assets of the Company. The
                               Indenture also prohibits certain restrictions on
                               distributions from subsidiaries. However, all of these
                               limitations and prohibitions are subject to a number of
                               important qualifications and exceptions. See "Description of the New Notes--Certain Covenants."
Use of Proceeds..............  There will be no cash proceeds to the Company from the issuance of the New Notes pursuant to the Exchange Offer.
                               See "Use of Proceeds" for a description of the use of the
                               proceeds of the Old Notes.

                                  RISK FACTORS

    Prospective investors should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" for risks involved in an investment in the Notes.

                        SUMMARY PRO FORMA FINANCIAL DATA

    The pro forma operating data of the Company for the year ended December 31, 1994 and the six months ended June 30, 1995 shown below give effect to the Transactions as if they had occurred on January 1, 1994 and January 1, 1995, respectively. The pro forma balance sheet data at June 30, 1995 give effect to the Transactions as if they had occurred on such date. The pro forma financial data is not necessarily indicative of either the future results of operations or the results of operations that would have occurred if the Transactions had been consummated on the indicated dates. The following information should be read in conjunction with the consolidated financial statements, and the related notes, of both Premier and Funtime and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The Company's operations are highly seasonal, with the bulk of the operating season occurring during the period from Memorial Day through Labor Day. Substantially all revenue is generated in the second and third quarters.

                                                                 PRO FORMA            PRO FORMA
                                                                 YEAR ENDED           SIX MONTHS
                                                                DECEMBER 31,        ENDED JUNE 30,
                                                                ------------        --------------
                                                                    1994                 1995
                                                                    ----                 ----
                                                                    (DOLLARS AND ATTENDANCE IN
                                                                            THOUSANDS)
STATEMENT OF OPERATIONS DATA:
 Total revenue...............................................     $ 75,594             $ 24,608
 Gross profit(1).............................................       21,954                  363
 Income (loss) from operations(1)............................        9,574               (5,586)
 Interest expense, net.......................................       11,385                5,719
 Net (loss)..................................................       (1,714)              (6,951)

OTHER DATA:
 Depreciation and amortization...............................     $  9,620             $  5,260
 Capital expenditures........................................       14,319                5,753
 Cash interest expense(2)....................................       10,947                5,500
 Ratio of earnings to fixed charges..........................          0.8x(7)               (7)
 Attendance..................................................        3,876                1,186

BALANCE SHEET DATA (END OF PERIOD):
 Cash and cash equivalents...................................           --             $ 32,422
 Total assets................................................           --              169,589
 Total debt..................................................           --               91,848
 Stockholders' equity........................................           --               44,975



         See Notes to Summary Pro Forma and Historical Financial Data.

                       SUMMARY HISTORICAL FINANCIAL DATA

                                                                                             SIX MONTHS
                                                                                                ENDED
                                               YEAR ENDED DECEMBER 31,                        JUNE 30,
                                   ------------------------------------------------   -------------------------
                                   1990(3)   1991(4)    1992(5)    1993      1994        1994          1995
                                   -------   --------   -------    ----      ----        ----          ----
                                                      (DOLLARS AND ATTENDANCE IN THOUSANDS)
PREMIER

STATEMENT OF OPERATIONS DATA:
 Total revenue...................  $    --   $ 10,547   $17,392   $21,860   $24,899     $ 7,309       $ 9,368
 Gross profit (loss)(1)..........       --      4,096     4,921     7,787     7,990        (298)        1,547
 Income (loss) from
   operations(1).................   (1,034)       970       487     3,019     2,543      (2,741)       (1,693)
 Interest expense, net...........       59       (858)   (1,413)   (1,438)   (2,299)     (1,081)       (1,383)
 Income (loss) from continuing
   operations(6).................     (937)      (118)   (1,735)    1,354       102      (2,315)       (1,871)

OTHER DATA:
 Depreciation and amortization...  $    --   $  1,107   $ 1,442   $ 1,537   $ 1,997     $   859       $ 1,111
 Capital expenditures............      503      4,508     3,956     7,674    10,108       7,923         4,798
 Ratio of earnings to fixed
   charges.......................       (7)      1.3x        (7)      2.1x      1.1x         (7)           (7)
 Attendance......................      398        828     1,116     1,322     1,408         412           444

BALANCE SHEET DATA (END OF
 PERIOD):
 Cash and cash equivalents.......  $   595   $    853   $ 5,919   $ 3,026   $ 1,366     $ 2,518       $ 1,863
 Total assets....................   65,204     74,555    30,615    36,708    45,539      44,957        50,646
 Total debt......................   63,982     74,913    15,627    20,821    24,108      29,717        27,495
 Stockholders' equity
   (deficit).....................   (6,132)   (15,558)   11,838    13,192    18,134      10,877        16,263


                                                                                          SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                -------------------------
                                   ------------------------------------------------     JULY 3,       JULY 2,
                                    1990       1991      1992      1993      1994        1994          1995
                                    ----       ----      ----      ----      ----       -------       -------
                                                      (DOLLARS AND ATTENDANCE IN THOUSANDS)
FUNTIME

STATEMENT OF OPERATIONS DATA:
 Total revenue...................  $47,034   $ 48,777   $46,852   $51,253   $50,435     $15,258       $15,153
 Gross profit (loss)(1)..........   15,359     14,979    13,764    16,863    14,636        (473)         (783)
 Income (loss) from
   operations(1).................    7,095      6,713     5,100     8,645     6,203      (3,812)       (4,242)
 Interest expense, net...........   (5,155)    (4,150)   (3,001)   (2,783)   (4,792)     (2,397)       (2,741)
 Income (loss) before cumulative
   effect of accounting
   change(6).....................      720      1,003       384     3,540       263      (3,889)       (4,257)

OTHER DATA:
 Depreciation and amortization...  $ 5,729   $  5,681   $ 6,182   $ 5,632   $ 5,956     $ 2,978       $ 3,316
 Capital expenditures............    5,239      2,531     2,971     4,394     4,211       2,927           955
 Ratio of earnings to fixed
   charges.......................      1.3x       1.6x      1.6x      2.9x      1.2x         (7)           (7)
 Attendance......................    2,532      2,593     2,406     2,575     2,468         809           742

BALANCE SHEET DATA (END OF
 PERIOD):
 Cash and cash equivalents.......  $   447   $    503   $   350   $   186   $   171     $   229       $   107
 Total assets....................   54,706     51,704    47,372    47,863    47,366      46,583        48,223
 Total debt......................   36,250     31,588    28,095    39,030    36,810      43,769        38,877
 Common stockholders' equity
   (deficit).....................      231       (487)   (1,668)   (3,880)   (3,699)     (7,741)       (7,937)

         See Notes to Summary Pro Forma and Historical Financial Data.

            NOTES TO SUMMARY PRO FORMA AND HISTORICAL FINANCIAL DATA

 (1) Gross profit (loss) is revenue less operating expenses, costs of products sold and depreciation and amortization. Income (loss) from operations is gross profit less selling, general and administrative.
 (2) Cash interest expense excludes amortization of deferred financing costs, and cash interest expense, net is cash interest expense reduced by interest income.
 (3) During 1990, Premier's theme park operations were limited to its 50% interest in Frontier City. The investment was accounted for using the equity method of accounting. Total revenue for Frontier City in 1990 was $5,571. Premier's share of net earnings was $198, which is included in income. The financial information for the years ended December 31, 1990 and 1991 reflects the elimination of discontinued operations and include only the results of Premier's theme park operations. See Note 2 to Premier's consolidated financial statements.
 (4) During 1991, Premier purchased White Water Bay. In addition, in 1991 Premier increased its ownership in Frontier City to in excess of 50%, and therefore the entire operations of Frontier City are included in Premier's financial results commencing in 1991. The financial information for the years ended December 31, 1990 and 1991 reflects the elimination of discontinued operations and include only the results of Premier's theme park operations. See Note 2 to Premier's consolidated financial statements.
 (5) During 1992, Premier purchased Adventure World, as well as the remaining minority interest in Frontier City. Additionally during 1992, Premier discontinued substantially all of its non-theme park operations through a disposition transaction which significantly reduced Premier's assets and indebtedness, as well as resulted in an extraordinary gain of $18,400.
 (6) During 1992, Premier adopted Financial Accounting Standards Board Statement No. 109, resulting in a decrease in net income of $2,300. During 1993, Funtime adopted the Statement, resulting in a decrease in net income of $3,200. Such adjustments are not included in income (loss) from continuing operations.

 (7) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion (approximately 1/3) of rental expense that management believes represents the interest component of rent expense. For the year ended December 31, 1994 and the six months ended June 30, 1995 (in each case, on a pro forma basis), earnings were insufficient to cover fixed charges by $1,800 and $11,300, respectively. For the years ended December 31, 1990 and 1992 and for the six months ended June 30, 1994 and 1995, Premier's earnings were insufficient to cover fixed charges by $670, $917, $3,800, and $3,100, respectively. For the six months ended July 3, 1994 and July 2, 1995, Funtime's earnings were insufficient to cover fixed charges by $6,400 and $7,000, respectively.

                                  RISK FACTORS

    Prospective investors in the New Notes should evaluate the following factors, which may affect a decision to acquire the New Notes.

RISKS ASSOCIATED WITH SUBSTANTIAL INDEBTEDNESS

    The Company is highly leveraged. After giving effect to the Transactions, on a pro forma basis as of June 30, 1995, the Company would have had total outstanding indebtedness of approximately $91.8 million, of which $90.0 million would have been outstanding under the Notes, and the Company would have had total stockholders' equity of $45.0 million. In addition, the Company has the ability to borrow an additional $20.0 million under the Senior Credit Facility. This high level of indebtedness will result in significant interest expense and eventual principal repayment obligations. Under the Senior Credit Facility, all borrowings are required to be repaid in full for at least 45 consecutive days during the period from July 1 to November 1 of each year. Under the Senior Credit Facility, substantially all of the Company's assets (other than real estate), including the capital stock of its subsidiaries, are pledged to secure borrowings thereunder. By virtue of these security interests, in the event of a default under the Senior Credit Facility or bankruptcy proceedings involving the Company, the lenders thereunder will have a claim upon the assets so pledged prior in right to the Noteholders. See "Capital Structure--Senior Credit Facility."

    The Company believes that its cash flow, together with the proceeds from the Transactions and the borrowings under the Senior Credit Facility, will be adequate to fund its currently anticipated requirements for working capital, capital expenditures and scheduled principal and interest payments. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required to refinance all or a portion of its existing debt, sell certain of its assets or obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained. The financial covenants and other restrictions contained in the Senior Credit Facility require the Company to satisfy certain financial tests, and the financial covenants and other restrictions contained in the Senior Credit Facility and in the Indenture limit the Company's ability to borrow additional funds and to dispose of certain assets. See "Capital Structure--Senior Credit Facility" and "Description of the New Notes."

    The Company's high degree of leverage could significantly limit its ability to withstand competitive pressures and adverse economic conditions or to take advantage of significant business opportunities that may arise or to meet its obligations.

RISKS OF ACCIDENTS AND DISTURBANCES AT PARKS

    Because all the Company's parks feature "thrill rides," attendance at the parks and, consequently, revenues may be adversely affected by any serious accident or similar occurrence with respect to a ride. The Company liability insurance policies provide coverage of up to $15 million per loss occurrence and require the Company to pay the first $25,000 of loss per occurrence. In addition, in view of the proximity of certain of the Company's parks to major urban areas and the appeal of the parks to teenagers and young adults, the Company's parks could experience disturbances that could adversely affect the image of and attendance levels at its parks. Working together with local police authorities, the Company has taken certain security-related precautions designed to prevent disturbances in its parks.

EFFECTS OF INCLEMENT WEATHER

    Because the great majority of a theme park's attractions are outdoor activities, attendance at parks and, accordingly, the Company's revenues are significantly affected by the weather. Unfavorable weekend weather and unusual weather of any kind can adversely affect park attendance.

NEW NOTES EFFECTIVELY SUBORDINATED TO SECURED INDEBTEDNESS

    The New Notes are not secured and therefore will be effectively subordinated to borrowings under the Senior Credit Facility and other secured indebtedness permitted under the terms of the Indenture, to the extent of the value of the assets securing such indebtedness. The indebtedness under the Senior Credit Facility is secured by liens on substantially all of the Company's assets (other than real estate). On the date of this Prospectus, the Company had $20.0 million of revolving credit available under the Senior Credit Facility. Subject to certain conditions specified therein, the Indenture permits the Company and its subsidiaries to incur additional indebtedness, including capital lease obligations and secured purchase money indebtedness, which obligations and secured indebtedness will effectively rank senior to the New Notes. See "Capital Structure-- Senior Credit Facility" and "Description of the New Notes--Certain Covenants."

ABILITY TO PAY NEW NOTES DEPENDENT ON FUNDS FROM SUBSIDIARIES

    The Company is a holding company that derives all of its operating income from its subsidiaries. The Company must rely upon dividends and other payments from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal of, premium, if any, and interest on the New Notes. The ability of the Company's subsidiaries to make such payments may be restricted by, among other things, applicable corporate laws and other laws and regulations.

POTENTIAL SUBORDINATION OR VOIDING OF NEW NOTES BASED ON FRAUDULENT CONVEYANCE

    The incurrence of indebtedness (such as the Notes) in connection with the Merger is subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of the Company. Under these statutes, if a court were to find that obligations (such as the Notes) were incurred with the intent of hindering, delaying or defrauding present or future creditors, that the Company received less than a reasonably equivalent value or fair consideration for those obligations, or that the Company contemplated insolvency with a design to prefer one or more creditors to the exclusion, in whole or in part, of other creditors and, at the time of the incurrence of the obligations, the obligor either (i) was insolvent or rendered insolvent by reason thereof,
(ii) was engaged or was about to engage in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital, or
(iii) intended to incur or believed that it was incurring debts beyond its ability to pay such debts as they matured or became due, such court could void the Company's obligations under the Notes, subordinate the Notes to other indebtedness of the Company or take other action detrimental to the holders of the Notes.

    The measure of insolvency for purposes of a fraudulent conveyance or other similar claim will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent at a particular time if the sum of its debts at that time is greater than the then fair value of its assets or if the fair salable value of its assets at that time is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature. The Company believes that, after giving effect to the Transactions, the Company was (i) neither insolvent nor rendered insolvent by the incurrence of indebtedness in connection with the Merger, (ii) in possession of sufficient capital to run its business effectively, and (iii) incurring debts within its ability to pay as the same mature or become due.

    In addition, the Note Guarantees may be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of any of the Note Guarantors. In such a case, the analysis set forth above would generally apply, except that the Note Guarantees could also be subject to the claim that, since the Note Guarantees were incurred for the benefit of the Company (and only indirectly for the benefit of the Note Guarantors), the obligations of the Note Guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a Note Guarantor's obligation under the Note Guarantees, subordinate the Note Guarantees to other indebtedness of a Note Guarantor or take other action detrimental to the holders of the New Notes.

HIGHLY COMPETITIVE BUSINESS

    The Company's theme parks compete directly with other theme parks and amusement parks and indirectly with all other types of recreational facilities and forms of entertainment within their market areas, including movies, sports attractions and vacation travel. Accordingly, the Company's business is and will continue to be subject to factors affecting the recreation and leisure time industries generally, such as general economic conditions and changes in discretionary consumer spending habits. Within each park's regional market area, the principal factors affecting competition include location, price, the uniqueness and perceived quality of the rides and attractions in a particular park, the atmosphere and cleanliness of a park and the quality of its food and entertainment. Certain of the Company's direct competitors have substantially greater financial resources than the Company.

CONTROL BY PRINCIPAL STOCKHOLDERS; CHANGE OF CONTROL

    After consummation of the Transactions, approximately 87% of the aggregate voting power of the Company's Common Stock and Convertible Preferred Stock was held by a small number of stockholders. Accordingly, such stockholders collectively have the ability to elect the entire Board of Directors and generally to direct the business and affairs of the Company. See "Stock Ownership of Management and Certain Beneficial Holders."

    A Change of Control could require the Company to refinance substantial amounts of indebtedness, including indebtedness under the Senior Credit Facility. In addition, upon the occurrence of a Change of Control, the holders of the New Notes would be entitled to require the Company to repurchase the New Notes at a purchase price equal to 101% of the principal amount of such New Notes, plus accrued and unpaid interest, if any, to the date of repurchase. The Company's failure to repurchase the New Notes would result in a default under the Indenture and the Senior Credit Facility. In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to satisfy its obligations under the New Notes. In addition, a Change of Control permits acceleration of the indebtedness outstanding under the Senior Credit Facility. See "Capital Structure--Senior Credit Facility" and "Description of the Notes--Change of Control."

ABSENCE OF PUBLIC MARKET

    There is currently no public market for the Notes. The Company does not intend to list the Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Chemical Securities Inc., the initial purchaser of the Old Notes (the "Initial Purchaser") has advised the Company that it currently intends to make a market in the Notes, but it is not obligated to do so and, if commenced, may discontinue such market making at any time. Although it is expected that the Notes will be eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market, there can be no assurance as to the development of any market or the liquidity of any market that may develop for the Notes. The PORTAL market is the National Association of Securities Dealers' screenbased, automated market for trading securities, such as the Notes, which are eligible for resale under Rule 144A of the Commission. Generally, only "qualified institutional buyers" under Rule 144A and certain brokers and dealers have access to the computer and communications facilities that comprise the PORTAL market. Because the Old Notes were sold pursuant to any exemption from registration under the Securities Act and applicable state securities laws, they may not be publicly offered, sold or otherwise transferred in any jurisdiction where such registration may be required unless the applicable Old Notes are registered or are sold in a transaction exempt from registration in such jurisdiction. There can be no assurance that an active trading market for any of the Notes will develop, or if one does develop, that it will be sustained. Accordingly, no assurance can be made as to the liquidity of the trading market for the Notes. If any of the Notes are traded after their initial issuance, they may trade at a discount, depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition and performance of the Company. Prospective investors in the New Notes should be aware that they may be required to bear the financial risks of such investment for an indefinite period of time. See The "Exchange Offer" and "Description of the New Notes."


CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of Old Notes set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act.

                                  THE COMPANY


    The Company is a leading theme park operator which operates six parks with an aggregate 1994 attendance of approximately four million. The Company's parks are regional parks, drawing on average approximately 88% of their patrons from within a 100-mile radius. The parks are located in five geographically diverse markets: Washington, D.C./Baltimore; Buffalo/Rochester; Cleveland; Columbus; and Oklahoma City. The parks are designed to provide a complete family-oriented entertainment experience, and feature a broad selection of state-of-the-art and traditional thrill rides, water attractions, themed areas, concerts and shows, restaurants, game venues and merchandise outlets. For the twelve months ended June 30, 1995, the Company's total revenue on a pro forma basis was approximately $77.6 million.


    The Company currently operates six parks: Adventure World, a combination theme and water park located three miles off the Beltway, between Washington, D.C. (15 miles away) and Baltimore, Maryland (30 miles away); Frontier City, a western themed park in Oklahoma City, Oklahoma; White Water Bay, a tropical themed water park also located in Oklahoma City; Geauga Lake, a combination theme and water park near Cleveland, Ohio; Darien Lake & Camping Resort, a combination theme and water park with an adjacent camping resort, located between Buffalo and Rochester, New York; and Wyandot Lake, a water park which also includes "dry" rides and other attractions, located adjacent to the Columbus Zoo in Columbus, Ohio.

    The Company was incorporated in 1981 as The Tierco Group, Inc. ("Tierco"), and through 1989 was primarily engaged in the ownership and management of real estate and mortgage loans. In October 1989, the Company's current senior management assumed control of Premier, and during 1989 management determined to focus Premier's business on its theme park operations. In January 1991 and January 1992, Premier acquired White Water Bay and Adventure World, respectively, and in 1991 Premier also increased its ownership in Frontier City to in excess of 50%. Thereafter, in 1992, Premier acquired the remaining minority interest in Frontier City and disposed of substantially all of its real estate operations. The Company's sole remaining real estate investment is a 40% non-managing general partnership interest in a limited partnership formed to own and convert a residential building in New York City to cooperative ownership (see Note 4 to Premier's consolidated financial statements). In 1994, Tierco changed its name to Premier Parks Inc. On August 15, 1995, the Company acquired Funtime in the Merger.

    The Company is a closely-held public company, whose shares of Common Stock are intermittently traded in the over-the-counter market. As of August 28, 1995, there were 24,287,772 million shares of Common Stock issued and outstanding, of which 21,113,549 were held by the Company's officers, directors and principal stockholders (and their affiliates) with the remaining shares held of record by approximately 860 stockholders.

    The Company, a Delaware corporation, has its principal executive offices at 11501 Northeast Expressway, Oklahoma City, Oklahoma 73131, and its telephone number is (405) 478-2414.

                                USE OF PROCEEDS

    There will be no cash proceeds to the Company from the issuance of the New Notes pursuant to the Exchange Offer. The proceeds of the offering of the Old Notes, together with $20.0 million raised from the Convertible Preferred Stock Offering, were and will be utilized as follows: (i) approximately $52.7 million was used to purchase from the Selling Shareholders all of the outstanding capital stock of Funtime pursuant to the Merger Agreement (which amount includes the repayment in full of all principal and accrued interest of Funtime's indebtedness), (ii) approximately $16.1 million was used to repay all outstanding amounts under Premier's Existing Bank Debt, (iii) approximately $21.5 million will be used to prefund capital improvements at the Company's parks, (iv) an aggregate of approximately $13.7 million will be (a) utilized for general corporate purposes ($8.4 million), (b) deposited into an escrow account to cover indemnification claims which may arise after the closing of the Merger ($2.5 million), and (c) paid or retained by the Company out of the Merger consideration to fund specified liabilities of Funtime ($2.8 million), and (v) an estimated $6.0 million will be applied to costs and expenses relating to the Transactions.

    The Existing Bank Debt was comprised of a revolving credit facility (the "Revolving Loan"), a term loan (the "Term Loan") and other mortgage indebtedness. At August 15, 1995, $12.5 million and $3.0 million were outstanding under the Revolving Loan and Term Loan, respectively, and $600,000 was outstanding under such other mortgage indebtedness. Indebtedness under the Revolving Loan and Term Loan bore interest at a per annum rate equal to 1% above the lender's prime rate (9.75% at July 31, 1995). The Revolving Loan was required to be paid down in full by no later than November of each year during its term. The Term Loan required minimum annual principal payments of approximately $1.1 million and would have matured on December 31, 1998.

                                 CAPITALIZATION

    The following table sets forth the historical capitalization of Premier as of June 30, 1995, and the capitalization of the Company on a pro forma basis after giving effect to the Transactions, assuming the Transactions were consummated on such date. This table should be read in conjunction with the "Selected Historical Financial and Operating Data," "Unaudited Pro Forma Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Premier and Funtime included elsewhere in this Prospectus.

                                                                                        COMPANY
                                                                          PREMIER         PRO
                                                                         HISTORICAL    FORMA(1)
                                                                         ----------    ---------
                                                                         (DOLLARS IN THOUSANDS)
Cash and cash equivalents.............................................    $   1,863    $  32,422(2)
                                                                         ----------    ---------
                                                                         ----------    ---------
Short-term debt.......................................................    $   5,415    $     545
Long-term debt (excluding current maturities):
  Senior Credit Facility(3)...........................................           --           --
  Existing Bank Debt..................................................       11,882           --
  12% Senior Notes....................................................           --       90,000
  Capitalized leases..................................................        1,303        1,303
  9.5% Convertible Subordinated Notes(4)..............................        7,000           --
  8.0% Junior Subordinated Notes(4)...................................        1,895           --
                                                                         ----------    ---------
      Total debt......................................................       27,495       91,848
Stockholders' equity(5)...............................................       16,263       44,975
                                                                         ----------    ---------
Total capitalization..................................................    $  43,758    $ 136,823
                                                                         ----------    ---------
                                                                         ----------    ---------

------------
(1) The Company pro forma information includes June 30, 1995 data for Premier and July 2, 1995 data for Funtime.

(2) The Company will utilize $800 of this amount to fund specified liabilities of Funtime. See "The Merger."

(3) The Company has the ability under the Senior Credit Facility to borrow up to $20,000 for working capital and other general corporate purposes. Borrowings under the Senior Credit Facility will be secured by substantially all of the Company's assets (other than real estate) and will be required to be repaid in full for at least 45 consecutive days during the period from July 1 to November 1 of each year. See "Capital Structure--Senior Credit Facility."

(4) In connection with the Existing Note Conversion, holders of the Convertible Notes and Junior Notes converted all of such Notes into Common Stock.

(5) The increase in stockholders' equity is the result of the effect of the issuance of Common Stock in the Existing Note Conversion and the issuance of Convertible Preferred Stock in the Convertible Preferred Stock Offering. See "Capital Structure."

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

    The following tables set forth selected historical financial and operating data of each of Premier and Funtime for the five years ended December 31, 1994 and the six month periods ended June 30, 1994 and June 30, 1995 for Premier, and July 3, 1994 and July 2, 1995 for Funtime. The historical financial data set forth below for fiscal years 1992, 1993 and 1994 have been derived from, and should be read in conjunction with, the audited consolidated financial statements of Premier and Funtime included elsewhere herein. The historical financial data set forth below for fiscal years 1990 and 1991 have been derived from audited financial statements which are not included herein. The historical financial data for the six month periods ended June 30, 1994 and 1995 for Premier, and July 3, 1994 and July 2, 1995 for Funtime have been derived from the unaudited consolidated financial statements of Premier and Funtime included elsewhere herein, which, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation.

    The Company's operations are highly seasonal, with the bulk of the operating season occurring during the period from Memorial Day through Labor Day. Substantially all revenue is generated in the second and third quarters.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA
                               PREMIER PARKS INC.

                                                                                                     SIX MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                         JUNE 30,
                                          ------------------------------------------------------     -----------------
                                          1990(1)   1991(2)      1992(3)      1993        1994        1994      1995
                                          -------   --------     -------      ----        ----        ----      ----
                                                  (DOLLARS AND ATTENDANCE IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
 Theme park admissions..................  $    --   $  6,849     $10,186     $12,874     $13,936     $ 3,997   $ 5,676
 Theme park food, merchandise,
   and other............................       --      3,698       7,206       8,986      10,963       3,312     3,692
                                          -------   --------     -------     -------     -------     -------   -------
   Total revenue........................       --     10,547      17,392      21,860      24,899       7,309     9,368
                                          -------   --------     -------     -------     -------     -------   -------
 Operating expenses.....................       --      4,327       9,293      10,401      12,359       5,948     5,883
 Selling, general and administrative....    1,034      3,126       4,434       4,768       5,447       2,443     3,240
 Costs of products sold.................       --      1,017       1,736       2,135       2,553         800       827
 Depreciation and amortization..........       --      1,107       1,442       1,537       1,997         859     1,111
                                          -------   --------     -------     -------     -------     -------   -------
   Total costs and expenses.............    1,034      9,577      16,905      18,841      22,356      10,050    11,061
                                          -------   --------     -------     -------     -------     -------   -------
 Income (loss) from operations..........   (1,034)       970         487       3,019       2,543      (2,741)   (1,693)
                                          -------   --------     -------     -------     -------     -------   -------
 Interest expense, net..................       59       (858)     (1,413)     (1,438)     (2,299)     (1,081)   (1,383)
 Minority interest in income............       --       (223)       (270)         --          --          --        --
 Equity in loss of partnerships.........     (128)      (176)       (122)       (142)        (83)        (37)      (39)
 Other income (expense).................      166        169           9           6           9          --        --
                                          -------   --------     -------     -------     -------     -------   -------
   Total other income (expense).........       97     (1,088)     (1,796)     (1,574)     (2,373)     (1,118)   (1,422)
                                          -------   --------     -------     -------     -------     -------   -------
 Income (loss) from continuing
   operations before income tax.........     (937)      (118)     (1,309)      1,445         170      (3,859)   (3,115)
 Income tax expense (benefit)...........       --         --         426          91          68      (1,544)   (1,244)
                                          -------   --------     -------     -------     -------     -------   -------
 Income (loss) from continuing
operations(4)...........................  $  (937)  $   (118)    $(1,735)    $ 1,354     $   102     $(2,315)  $(1,871)
                                          -------   --------     -------     -------     -------     -------   -------
                                          -------   --------     -------     -------     -------     -------   -------
 Income (loss) from continuing
   operations per common share..........  $  (.41)  $   (.05)    $  (.42)    $   .10     $   .01     $  (.17)  $  (.11)
                                          -------   --------     -------     -------     -------     -------   -------
                                          -------   --------     -------     -------     -------     -------   -------
OTHER DATA:
 Capital expenditures...................  $   503   $  4,508     $ 3,956     $ 7,674     $10,108     $ 7,923   $ 4,798
 Total attendance.......................      398        828       1,116       1,322       1,408         412       444
 Ratio of earnings to fixed changes.....       (5)       1.3x         (5)        2.1x        1.1x         (5)       (5)

BALANCE SHEET DATA (END OF PERIOD):
 Cash and cash equivalents..............  $   595   $    853     $ 5,919     $ 3,026     $ 1,366     $ 2,518   $ 1,863
 Total assets...........................   65,204     74,555      30,615      36,708      45,539      44,957    50,646
 Total debt.............................   63,982     74,913      15,627      20,821      24,108      29,717    27,495
 Stockholders' equity (deficit).........   (6,132)   (15,558)     11,838      13,192      18,134      10,877    16,263

------------

(1) During 1990, Premier's theme park operations were limited to its 50% interest in Frontier City. The investment was accounted for using the equity method of accounting. Total revenue for Frontier City in 1990 was $5,571. Premier's share of net earnings was $198, which is included in income. The financial information for the years ended December 31, 1990 and 1991 reflects the elimination of discontinued operations and include only the results of Premier's theme park operations. See Note 2 to Premier's consolidated financial statements.


(2) During 1991, Premier purchased White Water Bay. In addition, in 1991 Premier increased its ownership interest in Frontier City to in excess of 50%, and therefore the entire operations of Frontier City are included in Premier's financial results commencing in 1991. The financial information for the years ended December 31, 1990 and 1991 reflects the elimination of discontinued operations and include only the results of Premier's theme park operations. See Note 2 to Premier's consolidated financial statements.

(3) During 1992, Premier purchased Adventure World, as well as the remaining minority interest in Frontier City. Additionally during 1992, Premier discontinued substantially all of its non-theme park operations through a disposition transaction which significantly reduced Premier's assets and indebtedness, as well as resulted in an extraordinary gain of $18,350.

(4) During 1992, Premier adopted Financial Accounting Standards Board Statement No. 109, resulting in a decrease in net income of $2,298. Such adjustment is not included in income (loss) from continuing operations.

(5) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion (approximately 1/3) of rental expense that management believes represents the interest component of rent expense. For the year ended December 31, 1990 and 1992 and for the six months ended June 30, 1994 and 1995, earnings were insufficient to cover fixed charges by $670, $917, $3,800, and $3,100, respectively.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA
                              FUNTIME PARKS, INC.

                                                                                       SIX MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                   -----------------------
                           -----------------------------------------------------     JULY 3,      JULY 2,
                            1990       1991       1992        1993        1994         1994         1995
                            ----       ----       ----        ----        ----       -------      -------
                                     (DOLLARS AND ATTENDANCE IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
 Theme park admissions...  $19,088    $20,438    $19,352    $  20,820    $20,339    $    5,851   $    6,195
 Theme park food,
   merchandise, and other.  27,946     28,339     27,500       30,433     30,096         9,407        8,958
                           -------    -------    -------    ---------    -------    ----------   ----------
   Total revenue.........   47,034     48,777     46,852       51,253     50,435        15,258       15,153
                           -------    -------    -------    ---------    -------    ----------   ----------
 Operating expenses......   20,113     22,229     21,166       22,203     23,208        10,700       10,537
 Selling, general and
   administrative........    8,264      8,266      8,664        8,218      8,433         3,339        3,459
 Costs of products
   sold..................    5,833      5,888      5,740        6,555      6,635         2,053        2,083
 Depreciation and
   amortization..........    5,729      5,681      6,182        5,632      5,956         2,978        3,316
                           -------    -------    -------    ---------    -------    ----------   ----------
   Total costs and
   expenses..............   39,939     42,064     41,752       42,608     44,232        19,070       19,395
                           -------    -------    -------    ---------    -------    ----------   ----------
 Income (loss) from
   operations............    7,095      6,713      5,100        8,645      6,203        (3,812)      (4,242)
                           -------    -------    -------    ---------    -------    ----------   ----------
 Interest expense, net...   (5,155)    (4,150)    (3,001)      (2,783)    (4,792)       (2,397)      (2,741)
 Other income
   (expense).............     (114)       (20)      (103)        (277)      (297)         (166)           4
                           -------    -------    -------    ---------    -------    ----------   ----------
   Total other income
   (expense).............   (5,269)    (4,170)    (3,104)      (3,060)    (5,089)       (2,563)      (2,737)
 Income (loss) before
   income tax............    1,826      2,543      1,996        5,585      1,114        (6,375)      (6,979)
 Income tax expense
   (benefit).............    1,106      1,540      1,612        2,045        851        (2,486)      (2,722)
                           -------    -------    -------    ---------    -------    ----------   ----------
 Income (loss) before
   cumulative effect of
   accounting change(1)..  $   720    $ 1,003    $   384    $   3,540    $   263    $   (3,889)  $   (4,257)
                           -------    -------    -------    ---------    -------    ----------   ----------
                           -------    -------    -------    ---------    -------    ----------   ----------
 Income (loss) before
   cumulative effect of
   accounting change per
   common share (net of
   preferred stock
   dividend
   requirements).........  $188.42    $353.43    $(201.52)  $1,842.49    $102.93    $(1,416.83)  $(1,498.03)
                           -------    -------    -------    ---------    -------    ----------   ----------
                           -------    -------    -------    ---------    -------    ----------   ----------
OTHER DATA:
 Capital expenditures....  $ 5,239    $ 2,531    $ 2,971    $   4,394    $ 4,211    $    2,927   $      955
 Total attendance........    2,532      2,593      2,406        2,575      2,468           809          742
 Ratio of earnings to
   fixed charges.........      1.3x       1.6x       1.6x         2.9x       1.2x           (2)          (2)

BALANCE SHEET DATA (END
 OF PERIOD):
 Cash and cash
   equivalents...........  $   447    $   503    $   350    $     186    $   171    $      229   $      107
 Total assets............   54,706     51,704     47,372       47,863     47,366        46,583       48,223
 Total debt..............   36,250     31,588     28,095       39,030     36,810        43,769       38,877
 Redeemable preferred
   stock.................   11,815     12,741     13,667           --         --            --           --
 Common stockholders'
   equity (deficit)......      231       (487)    (1,668)      (3,880)    (3,699)       (7,741)      (7,937)

------------

(1) During 1993, Funtime adopted Financial Accounting Standards Board Statement No. 109, resulting in a decrease in net income of $3,209. Such adjustment is not included in income (loss) before cumulative effect of accounting change.

(2) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion (approximately 1/3) of rental expense that management believes represents the interest component of rent expense. For the six months ended June 30, 1994 and 1995, earnings were insufficient to cover fixed charges by $6,375 and $6,979, respectively.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma combined financial statements (the "Pro Forma Financial Statements") of the Company are based upon and should be read in conjunction with the consolidated financial statements of Premier and Funtime, both of which are included elsewhere in this Prospectus, and have been adjusted to illustrate the effects of the Transactions.

    The unaudited pro forma combined balance sheet is presented as if the Transactions occurred on June 30, 1995. The unaudited pro forma combined statements of operations are presented as if the Transactions occurred on the first day of the respective periods, January 1, 1994 and 1995. The Merger will be accounted for using the purchase method of accounting. Allocations of the purchase price have been determined based upon estimates of fair value as determined by independent appraisal. Under the Merger Agreement, the Company is obligated to pay to the Selling Shareholders substantially all of Funtime's net operating cash flow for the period August 15, 1995 (the date of the Merger) through September 30, 1995 subject to a minimum working capital adjustment. See "The Merger". The post-closing adjustment will be accounted for as an adjustment to the purchase price. The Pro Forma Financial Statements include an estimate of the post-closing adjustment. The difference, if any, between the actual consideration paid to the Selling Shareholders related to the post-closing adjustment and the amount estimated in the accompanying Pro Forma Financial Statements will affect the amount of goodwill recorded in the Company's financial statements. Such an adjustment to the amount of goodwill would also change the amortization of the goodwill in the Pro Forma statements of operations. The Pro Forma Financial Statements do not specifically reflect a cash escrow account established out of the Merger consideration for the payment of 1995 income tax liabilities of Funtime (such cash is assumed to have been paid to the Selling Shareholders). Any changes or adjustments relating to the foregoing matters are not anticipated to be material.

    The Pro Forma Financial Statements have been prepared based on estimates and assumptions deemed by the Company to be appropriate and do not purport to be indicative of the financial position or results of operations which would actually have been attained if the Merger had occurred as presented in such statements or which may be obtained in the future.

                                  THE COMPANY
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             AS OF JUNE 30, 1995(1)


                                                                                                     COMPANY
                                                         HISTORICAL    HISTORICAL     PRO FORMA     PRO FORMA
                                                          PREMIER       FUNTIME      ADJUSTMENTS    (UNAUDITED)
                                                         ----------    ----------    -----------    ---------
                                                                        (DOLLARS IN THOUSANDS)
ASSETS:
Cash and cash equivalents.............................    $   1,863     $     107      $86,500(2)   $  32,422
                                                                                        20,000(3)
                                                                                       (59,349)(4)
                                                                                       (16,699)(5)
Accounts receivable...................................        1,201         2,548           --          3,749
Inventories...........................................        1,723         2,850           --          4,573
Prepaid expenses......................................          917           583           --          1,500
                                                         ----------    ----------    -----------    ---------
 Total current assets.................................        5,704         6,088       30,452         42,244
Investment in partnership.............................        1,123            --           --          1,123
Deferred charges......................................          382           276        3,500(2)       3,499
                                                                                         (276])(4)
                                                                                          (247)(5)
                                                                                          (136)(6)
Deposits and other....................................          362            --        2,500(4)       2,862
                                                         ----------    ----------    -----------    ---------
 Total other assets...................................        1,867           276        5,341          7,484
Property and equipment, net...........................       43,075        41,859       26,987(4)     111,921
Intangible assets.....................................           --            --        7,940(4)       7,940
                                                         ----------    ----------    -----------    ---------
 Total assets.........................................    $  50,646     $  48,223      $70,720      $ 169,589
                                                         ----------    ----------    -----------    ---------
                                                         ----------    ----------    -----------    ---------

LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable and accrued expenses.................    $   6,073     $   9,492      $(1,000)(4)  $  12,625
                                                                                        (1,940)(4)
Accrued interest payable..............................          147         1,820       (1,820)(4)         --
                                                                                          (147)(5)
Revolving lines of credit.............................        3,500         8,076       (8,076)(4)         --
                                                                                        (3,500)(5)
Current maturities of long-term debt and capital lease
 obligations..........................................        1,915        20,158      (20,158)(4)        545
                                                                                        (1,370)(5)
                                                         ----------    ----------    -----------    ---------
 Total current liabilities............................       11,635        39,546      (38,011)        13,170
Long-term debt and capital lease obligations..........       22,080        10,643       90,000(2)      91,303
                                                                                       (10,643)(4)
                                                                                       (11,682)(5)
                                                                                        (9,095)(6)
Other long-term liabilities...........................           --         1,488        2,500(4)       4,465
                                                                                          (983)(4)
                                                                                         1,460(4)
Deferred income taxes.................................          668         4,483       10,525(4)      15,676
                                                         ----------    ----------    -----------    ---------
 Total liabilities....................................       34,383        56,160       34,071        124,614
Preferred stock.......................................           --            --       20,000(3)      20,000
Common stock..........................................          170         3,013       (3,013)(4)        244
                                                                                            74(6)
Capital in excess of par value........................       50,573            --        9,021(6)      59,458
                                                                                          (136)(6)
Accumulated deficit...................................      (33,791)      (10,547)      10,547(4)     (34,038)
                                                                                          (247)(5)
Treasury stock and warrant put option.................         (689)         (403)         403(4)        (689)
                                                         ----------    ----------    -----------    ---------
 Total stockholders' equity...........................       16,263        (7,937)      36,649         44,975
 Total liabilities and stockholders' equity...........    $  50,646     $  48,223      $70,720      $ 169,589
                                                         ----------    ----------    -----------    ---------
                                                         ----------    ----------    -----------    ---------


------------
(1) The pro forma combined balance sheet includes June 30, 1995 data for Premier and July 2, 1995 data for Funtime.

(2) Adjustment reflects the net proceeds from the $90,000 Offering after deducting the estimated issuance costs of $3,500.

(3) Adjustment reflects the proceeds of the $20,000 Convertible Preferred Stock Offering.


(4) Adjustment reflects the use of cash to purchase the stock of Funtime, pay Funtime's indebtedness of $38,877 and accrued interest of $1,820, create the $2,500 escrow account pursuant to the Merger, and pay $1,983 ($1,000 current and $983 noncurrent) of certain other Funtime liabilities.



    The Acquisition is being accounted for using the purchase method. The purchase price of the Acquisition for financial accounting purposes includes $60 million of cash, $15 million of Funtime deferred income tax liabilities and an obligation to pay to the Selling Shareholders the operating cash flow from the acquisition date through September 30, 1995, which is estimated to be $4 million. The purchase price was allocated principally to property and equipment ($69 million) and to goodwill ($8 million). The following further details the purchase price and the allocation of the purchase price by balance sheet caption and by type of adjustment.



       The increase ($26,987) of Funtime's property and equipment to estimated fair values;

   The recognition of the estimated contingent consideration ($4,223) related to Funtime's 1995 post-closing net operating cash flow as limited ($6,163) by the minimum working capital requirements as provided for in the Merger Agreement (net, $1,940);



   The decrease ($276) of other assets to their estimated fair value;



   The assumption ($1,460) of liabilities resulting from the transaction;



   The accounting for the deferred tax liabilities ($10,525) arising from the transaction; and



   The recognition of goodwill ($7,940).


(5) Adjustment reflects the payment of $16,552 of Premier's Existing Bank Debt and related accrued interest of $147 along with the expensing of $247 of unamortized costs associated with Premier's Existing Bank Debt.

(6) Adjustment reflects the conversion of $7,000 of Convertible Notes and $2,095 of Junior Notes into common stock, less $136 of unamortized issuance costs associated with the issuance of the Convertible Notes.

                                  THE COMPANY
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994


                                              HISTORICAL       HISTORICAL        PRO FORMA          COMPANY
                                               PREMIER          FUNTIME         ADJUSTMENTS        PRO FORMA
                                              ----------       ----------       -----------       -----------
                                                       (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

Theme park admissions...................       $ 13,936         $ 20,339          $    --           $34,275
Theme park food, merchandise, and
other...................................         10,963           30,096              260(1)         41,319
                                              ----------       ----------       -----------       -----------
 Total revenue..........................         24,899           50,435              260            75,594
                                              ----------       ----------       -----------       -----------
Operating expenses......................         12,359           23,208             (735)(1)        34,832
Selling, general and administrative.....          5,447            8,433           (1,500)(1)        12,380
Costs of products sold..................          2,553            6,635               --             9,188
Depreciation and amortization...........          1,997            5,956            1,667(2)          9,620
                                              ----------       ----------       -----------       -----------
 Total costs and expenses...............         22,356           44,232             (568)           66,020
                                              ----------       ----------       -----------       -----------
Income (loss) from operations...........          2,543            6,203              828             9,574
                                              ----------       ----------       -----------       -----------
Interest expense, net...................         (2,299)          (4,792)          (4,294)(3)       (11,385)
Equity in loss of partnership...........            (83)              --               --               (83)
Other income (expense)..................              9             (297)             261(4)            (27)
                                              ----------       ----------       -----------       -----------
 Total other income (expense)...........         (2,373)          (5,089)          (4,033)          (11,495)
                                              ----------       ----------       -----------       -----------
Income (loss) before income taxes.......            170            1,114           (3,205)           (1,921)
Income tax expense (benefit)............             68              851           (1,126)(5)          (207)
                                              ----------       ----------       -----------       -----------
Net income (loss).......................       $    102         $    263          $(2,079)          $(1,714)
                                              ----------       ----------       -----------       -----------
                                              ----------       ----------       -----------       -----------
Income (loss) per common share(6).......       $    .01         $ 102.93                            $  (.08)
                                              ----------       ----------                         -----------
                                              ----------       ----------                         -----------
Weighted average shares(6)..............      14,051,922           2,557                          21,479,087

OTHER DATA:
Ratio of earnings to fixed charges(8)...            1.1x             1.2x                              0.8x
                                              ----------       ----------                         -----------
                                              ----------       ----------                         -----------


------------

(1) Adjustment reflects the elimination of duplicate personnel costs and certain non-recurring corporate overhead and park operating expenses. The increase in theme park food, merchandise, and other revenue results from planned changes in concessionaire arrangements at the Funtime parks which will have a continuing impact on the Company.


(2) Adjustment reflects the elimination of Funtime's historical depreciation of $5,956, the recognition of pro forma depreciation of $7,305 and the pro forma amortization of $318 of goodwill related to the acquisition of Funtime. Based upon Premier's experience with similar rides and equipment and review of estimated useful lives used in the theme park industry, an estimated remaining composite useful life of 20 years was utilized in computing pro forma depreciation for the Funtime property and equipment and an estimated amortization period of 25 years was utilized for the goodwill. Previously, Funtime's property and equipment was depreciated using an estimated useful life range of 15 to 20 years. Premier utilizes useful life estimates of 20 to 25 years for the majority of its property and equipment.



(3) Adjustment reflects the increase in interest expense, net of interest income, from the issuance of the Notes as if the Transactions had been consummated as of the beginning of the period. Approximately $2,280 of secured indebtedness of Premier is not being refinanced with the proceeds of the Notes. An interest rate of 12% for the Notes has been used to determine interest expense, net in the Pro Forma Financial Statements. No interest income from the approximate $30,000 of net proceeds from the Transactions not used in the Acquisition has been reflected in interest income, net. Additionally, issuance costs associated with the Notes are being amortized over the term of the Notes.



           Senior Notes....................................................   $10,800
           Amortization of costs associated with issuance of the Notes.....       438
           Elimination of historical interest expense......................    (6,944)
                                                                              -------
           Net adjustments.................................................   $ 4,294
                                                                              -------
                                                                         -------


(4) Adjustment reflects the elimination of $261 of non-recurring expenses associated with the settlement of certain Funtime litigation.

(5) Adjustment reflects the tax effects of the pro forma adjustments described above at a blended Federal and state rate of 39% after consideration of permanent differences.

(6) Income (loss) per common share is computed based on the weighted average number of common shares outstanding during the period. Warrants and options have been excluded from the historical per share calculations of Premier and

    Funtime as well as from the pro forma calculation as no active trading market existed for Premier or Funtime common stock during 1994.

    Pro forma income (loss) per common share has been calculated based upon the following pro forma weighted average number of shares outstanding for the year ended December 31, 1994:

           Actual Premier weighted average common shares outstanding.......   14,051,922

           Conversion of $7,000 of Convertible Notes, at conversion price of $1.25 per share plus conversion premium of 275,310 common
           shares..........................................................    5,875,313

           Conversion of $2,095 of Junior Notes, at conversion price of
           $1.35 per share.................................................    1,551,852
                                                                              ----------
                                                                              21,479,087
                                                                              ----------
                                                                              ----------

    Income (loss) per common share--assuming full dilution is not presented in the pro forma statement of operations for the year ended December 31, 1994 since the result would be anti-dilutive. The Convertible Preferred Stock issued in connection with the Merger is not a common stock equivalent.

(7) The Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1994 does not include the extraordinary loss of approximately $327 from early extinguishment of debt. The extraordinary loss is expected to occur in the three-month period ended September 30, 1995.


(8) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion (approximately 1/3) of rental expense that management believes represents the interest component of rent expense. For the year ended December 31, 1994, on a pro forma basis, earnings were insufficient to cover fixed charges by $1,800.

                                  THE COMPANY
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                       SIX MONTHS ENDED JUNE 30, 1995(1)


                                                                                                  COMPANY
                                             HISTORICAL       HISTORICAL       PRO FORMA         PRO FORMA
                                              PREMIER          FUNTIME         ADJUSTMENT       (UNAUDITED)
                                             ----------       ----------       ----------       -----------
                                                      (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
Theme park admissions..................       $  5,676        $    6,195        $     --         $  11,871
Theme park food, merchandise, and
   other...............................          3,692             8,958              87(2)         12,737
                                             ----------       ----------       ----------       -----------
   Total revenue.......................          9,368            15,153              87            24,608
                                             ----------       ----------       ----------       -----------
Operating expenses.....................          5,883            10,537            (345)(2)        16,075
Selling, general and administrative....          3,240             3,459            (750)(2)         5,949
Costs of products sold.................            827             2,083              --             2,910
Depreciation and amortization..........          1,111             3,316             833(3)          5,260
                                             ----------       ----------       ----------       -----------
   Total costs and expenses............         11,061            19,395            (262)           30,194
                                             ----------       ----------       ----------       -----------
Income (loss) from operations..........         (1,693)           (4,242)            349            (5,586)
Interest expense, net..................         (1,383)           (2,741)         (1,595)(4)        (5,719)
Equity in loss of partnership..........            (39)               --              --               (39)
Other income (expense).................             --                 4              --                 4
                                             ----------       ----------       ----------       -----------
   Total other income (expense)........         (1,422)           (2,737)         (1,595)           (5,754)
                                             ----------       ----------       ----------       -----------
Income (loss) before income taxes......         (3,115)           (6,979)         (1,246)          (11,340)
Income tax expense (benefit)...........         (1,244)           (2,722)           (423)(5)        (4,389)
                                             ----------       ----------       ----------       -----------
Net loss...............................       $ (1,871)       $   (4,257)       $   (823)(7)     $  (6,951)
                                             ----------       ----------       ----------       -----------
                                             ----------       ----------       ----------       -----------
Income (loss) per common share(6)......       $   (.11)        (1,498.03)                             (.29)
                                             ----------       ----------                        -----------
                                             ----------       ----------                        -----------
Weighted average shares(6).............      16,860,607            2,842                        24,287,772

OTHER DATA:
Ratio of earnings to fixed charges.....         (8)              (8)                                (8)
                                             ----------       ----------                        -----------
                                             ----------       ----------                        -----------

------------
(1) The pro forma combined statement of operations includes results for the six month periods ended June 30, 1995 and July 2, 1995 for Premier and Funtime, respectively.

(2) Adjustment reflects the elimination of duplicate personnel and certain non-recurring corporate overhead and park operating expenses. The increase in theme park food, merchandise, and other revenue results from planned changes in concessionaire arrangements at the Funtime parks which will have a continuing impact on the Company.


(3) Adjustment reflects the elimination of Funtime's historical depreciation of $3,316, the recognition of pro forma depreciation of $3,990 and the pro forma amortization of $159 of goodwill related to the acquisition of Funtime. Based upon Premier's experience with similar rides and equipment and review of estimated useful lives used in the theme park industry, an estimated remaining composite useful life of 20 years was used in computing pro forma depreciation for the Funtime property and equipment and an estimated amortization period of 25 years was utilized for the goodwill. Previously, Funtime's property and equipment was depreciated using an estimated useful life range of 15 to 20 years. Premier utilized useful life estimates of 20 to 25 years for the majority of its property and equipment.



(4) Adjustment reflects the increase in interest expense, net of interest income, from the issuance of the Notes as if the Transactions had been consummated as of the beginning of the period. Approximately $1,942 of secured indebtedness of Premier is not being refinanced with the proceeds of the Notes. An interest rate of 12% for the Notes has been used to determine interest expense, net in the Pro Forma Financial Statements. No interest income from the approximate $30,000 of net proceeds of the Transactions not used in the Acquisition has been reflected in interest income, net. Additionally, issuance costs associated with the Notes are being amortized over the term of the Notes.



          Senior Notes.......................................................   $ 5,400
          Amortization of costs associated with issuance of the Notes........       219
          Elimination of historical interest expense.........................    (4,024)
                                                                                -------
          Net adjustments....................................................   $ 1,595
                                                                                -------
                                                                                -------


(5) Adjustment reflects the tax effects of the pro forma adjustments described above at a blended Federal and state rate of 39% after consideration of permanent differences.

(6) Income (loss) per common share is computed based on the weighted average number of common shares outstanding during the period. Warrants and options have been excluded from the historical per share calculations of Premier and

    Funtime as well as from the pro forma calculation as no active trading market existed for Premier or Funtime common stock during the six months ended June 30, 1995 and the effect of any warrants or options would be anti-dilutive. Pro forma income (loss) per common share has been calculated based upon the following pro forma weighted average number of common shares outstanding for the six months ended June 30, 1994:

          Actual Premier weighted average common shares outstanding.......   16,860,607

          Conversion of $7,000 of Convertible Notes, at conversion price of $1.25 per share plus conversion premium of 275,310 common
          shares..........................................................    5,875,313

          Conversion of $2,095 of Junior Notes, at conversion price of
          $1.35 per share.................................................    1,551,852
                                                                             ----------
                                                                             24,287,772
                                                                             ----------

    Income (loss) per common share--assuming full dilution is not presented in the pro forma statement of operations for the six months ended June 30, 1995 since the result would be anti-dilutive. The Convertible Preferred Stock issued in connection with the Merger is not considered a common stock equivalent.

(7) The Unaudited Pro Forma Combined Statement of Operations for the six months ended June 30, 1995 does not include the extraordinary loss of approximately $279 from early extinguishment of debt. The extraordinary loss in expected to occur in the three-month period ended September 30, 1995.


(8) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion (approximately 1/3) of rental expense that management believes represents the interest component of rent expense. For the six months ended June 30, 1995 for Premier and Funtime and on a pro forma basis, earnings were insufficient to cover fixed charges by $3,100, $7,000, and $11,300, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    Premier's revenue is derived principally from the sale of tickets for entrance to its parks (approximately 56%) and the sale of food, merchandise, games and attractions inside its parks (approximately 44%). The Company's principal costs of operations include salaries and wages, fringe benefits, advertising, outside services, maintenance, utilities and insurance. The Company's expenses are relatively fixed. Costs for maintenance, utilities, advertising and insurance do not vary significantly with attendance, thereby providing the Company with a significant degree of operating leverage as attendance increases.

    An important element of the Company's business strategy is the ongoing expansion of its rides and attractions and overall improvement of its parks, which management believes has contributed to increased attendance. The Company intends to continue to make significant capital expenditures in order to maintain and enhance the appeal of its parks, which it expects will, in turn, increase attendance and profitability.

RESULTS OF OPERATIONS

Six Months Ended June 30, 1995 and 1994


    Revenue. Premier's revenue increased 28.2% from $7.3 million in the first six months of 1994 to $9.4 million in the first six months of 1995. This increase in revenues was primarily attributable to a substantial increase (approximately, $1.8 million) in season pass sales at Frontier City and White Water Bay due to a new combined season pass program and the effect of these season pass revenues, and an approximate 32,000 or 7.8% increase in attendance at Premier's three theme parks.



    Operating Expenses. Operating expenses were effectively flat in the two periods, decreasing 1.1 % from $5.95 million in the first six months of 1994 to $5.88 million in the first six months of 1995.



    Selling, General and Administrative. Selling, general and administrative increased 32.6% from $2.4 million in the first six months of 1994 to $3.2 million in the comparable period of 1995 primarily due to a 30.6% increase in marketing and advertising expenses. Most of such increase (96%) was incurred at Adventure World as part of the advertising campaign designed to promote public awareness of the new Mind Eraser roller coaster, and the balance (4%) of such increase was incurred in connection with the promotion of the new combined season pass program at Frontier City and White Water Bay.



    Costs of Products Sold. Costs of products sold increased 3.4% from $800,000 in the first six months of 1994 to $827,000 in the first six months of 1995. This increase was a result of an 11% increase in in-park sales at Premier's parks.


    Depreciation and Amortization. Depreciation and amortization increased 29.3% from $859,000 in the first six months of 1994 to $1.1 million in the comparable period of 1995 as a result of Premier's capital improvement program.

Years Ended December 31, 1994 and 1993

    Revenue. Revenue aggregated $24.9 million in 1994, a 13.9% increase over 1993 revenue of $21.9 million, resulting from a 30.1% increase in revenue at Adventure World and a 3.8% increase in revenue at Frontier City, offset in part by a 7.0% decrease in revenue at White Water Bay.

    Attendance at Premier's three parks in 1994 increased approximately 6.5% compared to 1993 levels primarily as a result of a 19.2% increase at Adventure World based on Premier's substantial investment in new rides and attractions and increased marketing (including the engagement of Cal Ripken, Jr. as the park's official spokesperson). The increase in attendance in 1994 was augmented by a 1.8% increase in ticket revenue per customer and a 8.4% increase in per-customer in-park spending in that year. The increased ticket revenue resulted from increased prices and a reduction in discount levels. The increased in-park spending in 1994 was primarily attributable to higher price levels, additional food and other retail outlets at the parks in that year and longer in-park stays. Of the 1994 revenues, $417,000 represents the excess of insurance proceeds received by Premier over the net book value of assets destroyed, and repair costs of assets damaged, by high winds at one of Premier parks. See Note 11 to Notes to Premier's Consolidated Financial Statements. The Company believes that the storm and the resulting damage caused a substantial loss of attendance and revenue at the affected park. The Company estimates that the storm resulted in an attendance loss of at least 20,000 persons at the park. During 1994, revenue per visitor at the affected park was approximately $20.30.

    Operating Expenses. Operating expenses increased approximately $2.0 million, or 18.8%, in 1994 over 1993 levels. As a percentage of revenues, operating expenses constituted approximately 49.6% in 1994 and 47.6% in 1993. The increase in operating expenses during 1994 was primarily attributable to an approximate $805,000 increase (representing a 12% increase over 1993 levels) in salaries and other compensation benefits during that year, an approximate $406,000 (65%) increase in repair and maintenance expense and a $511,000 (42%) increase in operating supplies, equipment rentals and other expense. The increase in personnel cost reflected an increase primarily at Adventure World in the number of seasonal employees (11%) required to operate additional attractions as well as longer operating hours and, to a lesser extent, changes in hourly rates paid to lifeguards and other skilled employees (6%). Salary and other compensation benefits increased $613,000 at Adventure World in 1994. Repairs and maintenance increased due largely to a $288,000 increase at Adventure World arising out of the significant expansion of that park with the addition of 14 new rides and numerous other improvements during the two years preceding the 1994 season. Operating supplies, equipment rentals and other expenses increased due to additional "live" shows presented at the parks, additional equipment rentals, particularly at Adventure World, increases in utility costs due to the additional rides and attractions at the parks, and costs associated with the preparation of group sales brochures.

    Selling, General and Administrative. Selling, general and administrative expenses increased from $4.8 million in 1993 to $5.4 million in 1994. Selling, general and administrative expenses (as a percentage of revenues) constituted 21.8% in each of 1994 and 1993. The increase in these expenses in 1994 was almost exclusively the result of a 37% increase in sales and advertising expense. Of this increase $578,000 represented additional marketing and advertising expense at Adventure World, which was designed to increase public awareness of the significant capital improvements made at the parks.

    Costs of Products Sold. Costs of products sold aggregated approximately $2.6 million in 1994, as compared to the 1993 level of $2.1 million. Cost of products sold (as a percentage of in-park revenue) constituted approximately 23.3% and 23.8%, during 1994 and 1993, respectively.

    Depreciation and Amortization. Depreciation and amortization expense aggregated $2.0 million in 1994 and $1.5 million in 1993. This 33.3% increase reflected the effect of Premier's additional capital improvements.

    Income Taxes. Premier's provision for income taxes represented approximately 40% of 1994 earnings before income taxes compared to 6.3% of 1993 earnings before income taxes. State and local taxes were the principal reason that Premier's effective tax rate was higher than the 34% federal corporate rate. See
Note 7 to Notes to Premier's Consolidated Financial Statements.

    Equity in Loss of Partnership. The Company holds a 40% non-managing general partnership interest in 229 East 79th Street Associates L.P. (the "Partnership"), the Company's only non-theme park asset. During 1994, the Partnership incurred a net loss of $612,000, compared to a net loss of $727,000 in 1993. Premier's share of the Partnership's losses (after giving effect to interest income to Premier from its advances to the Partnership) was $83,000 in 1994 and $142,000 in 1993. In each year the Partnership sold three units in the apartment building that it converted to cooperative ownership. The decrease in the net loss in 1994 primarily reflected reduced interest expense of approximately $61,000 arising out of principal repayments on its mortgage loan. During 1993 and 1994, $470,000 and $494,000 of such repayments were made from the proceeds of sales of apartment units. The balance of the decrease in the net loss in 1994 arose out of lower co-op maintenance fees and depreciation expense caused by sales of apartment units.

Years Ended December 31, 1993 and 1992

    Revenue. Revenue aggregated $21.9 million in 1993, a 25.7% increase over 1992 revenue of $17.4 million, resulting from a 60.3% increase in revenue at Adventure World, a 4.5% increase in revenue at Frontier City and a 13.9% increase in revenue at White Water Bay.

    Attendance at the three Premier parks in 1993 increased approximately 18.5% compared to 1992 levels. This increase primarily arose out of a 44.3% attendance increase at Adventure World, primarily attributable to a substantial investment in new rides and attractions and an aggressive marketing campaign, and a 14.7% increase at White Water Bay, primarily the result of the return of normal weather in the 1993 season as compared with unusually difficult weather in 1992. The increase in attendance in 1993 was augmented by a 6.7% increase in ticket revenue per customer and a 5.1% increase in per-customer in-park spending in that year. Ticket revenue per customer increased 13.2% at Adventure World and 3.8% at Frontier City, offset in part by a 2.6% decline at White Water Bay primarily caused by increased season pass usage in 1993. The increased in-park spending in 1993 was primarily attributable to higher price levels, additional food and other retail outlets at the parks in that year and longer in-park stays.

    Operating Expenses. Operating expenses increased approximately $1.1 million, or 11.9%, in 1993 over 1992 levels and (as a percentage of revenues) constituted approximately 47.6% in 1993 and 53.4% in 1992. Substantially all of the increase in operating expenses during 1993 was attributable to a $1.1 million (21%) increase in salaries and other compensation benefits during that year. Wages to seasonal employees increased $436,000 (30.1%), while compensation to maintenance staff and marketing staff increased $389,000 and $283,000, respectively. Operating expenses were also affected by a 19% increase in utility charges. Of the increased compensation expense during 1993, approximately $947,000 was incurred at Adventure World and was attributable to an increase in the group sales force, additional seasonal positions added for new rides and attractions, and longer operating hours and operating season at that park.

    Selling, General and Administrative. Selling, general and administrative expenses increased from $4.4 million in 1992 to $4.8 million in 1993. Selling, general and administrative expenses (as a percentage of revenues) decreased to 21.8% in 1993 from 25.4% in 1992. Substantially all of the

1994 increase was attributable to increased advertising expenses ($145,000), taxes ($145,000) and professional fees ($95,000) at Adventure World in connection with Premier's redevelopment of that park.

    Cost of Products Sold. Costs of products sold aggregated approximately $2.1 million in 1993, as compared to the 1992 level of $1.7 million. Cost of products sold (as a percentage of in-park revenues) constituted approximately 23.8% in 1993 and 24.1% in 1992.

    Depreciation and Amortization. Depreciation and amortization expense aggregated $1.5 million in 1993 and $1.4 million in 1992. The increase in 1993 reflected the effect of additional capital improvements.

    Income Taxes. Premier's provision for income taxes was 6.3% of its 1993 earnings before income taxes. Based upon projections of future taxable income, Premier determined that it was more likely than not that Premier's available net operating loss carryforwards would be utilized to reduce future taxable income before the expiration of the carryforwards. Accordingly, the valuation allowance against Premier's deferred tax assets was reduced in 1993 resulting in an effective tax rate much lower than the statutory rate. See Note 7 to Notes to Premier's Consolidated Financial Statements.

    Equity in Loss of Partnership. During 1993, the Partnership incurred a net loss of $727,000, compared to a net loss of $639,000 in 1992. Premier's share of the Partnership's losses (after giving effect to interest income to Premier from its advances to the Partnership) was $142,000 in 1993 and $122,000 in 1992. In 1993 and 1992, the Partnership sold three and four units, respectively, in the apartment building that it converted to cooperative ownership. The increase in the net loss in 1993 primarily reflected a decrease in rental income during 1993, as compared to 1992, and the presence in 1992 of approximately $45,000 of tax abatement revenue and a $55,000 gain on sale of units. During 1993 and 1992, the Partnership made principal payments on its mortgage loan aggregating $470,000 and $738,000, respectively.

LIQUIDITY, CAPITAL COMMITMENTS AND RESOURCES

    The operations of the Company are highly seasonal, with the majority of the operating season occurring between Memorial Day and Labor Day. Most of the Company's revenue is collected in the second and third quarters of each year while most expenditures for capital improvements and major maintenance are incurred when the parks are closed. The Company employs a substantial number of seasonal employees who are compensated on an hourly basis. An increase in the federal or any applicable state minimum wage rate would result in increased compensation expense for the Company.

    Prior to the 1993 season, Premier began implementing a long-range capital improvement program for its then three parks, spending approximately $7.7 million in 1993 and $10.1 million in 1994. In addition, Premier expended approximately $4.8 million in the first six months of 1995 on improvements at its parks. Also, Premier purchased certain rides and attractions through capital leases and borrowings of $2.7 million and $570,000 in 1993 and 1994, respectively.

    During 1994, Premier generated $1.0 million in net cash from operating activities. Additionally, financing activities provided approximately $7.6 million in net cash during that year, of which approximately $4.2 million represented the proceeds of Premier's 1994 private placement of common stock and approximately $3.4 million represented net borrowings under the Existing Bank Debt. During that year, Premier used $10.1 million in net cash in connection with investing activities, substantially all of which represented additions to buildings, rides and attractions at Premier's parks made in connection with its capital improvement program. The 1994 capital improvements were funded from cash generated from operations in 1993, and the proceeds of borrowings, primarily under the Existing Bank Debt. As a result of these activities, Premier's property and equipment (after depreciation) at December 31, 1994 increased approximately $8.7 million over the amount at December 31, 1993, and cash and cash equivalents at 1994 year-end decreased $1.7 million as compared to the December 31, 1993 level. Liabilities at December 31, 1994 aggregated $27.4 million, representing a $3.9 million increase over December 31, 1993, substantially all of which represented increased borrowings in 1994 under the Existing Bank Debt.

    During 1993, Premier generated $2.3 million in net cash from operating activities. Financing activities, including the issuance of $7 million in Convertible Notes and borrowings under the Existing Bank Debt, provided an additional $2.5 million in net cash. During that year, Premier used $7.7 million of net cash in investing activities, substantially all of which constituted additions to buildings, rides and attractions at Premier's parks. The 1993 capital improvements were funded from 1992 operating cash flow, proceeds of Premier's 1992 placement of common stock and proceeds of borrowings, primarily from the Convertible Note issuance. As a result of these activities, Premier's property and equipment (after depreciation) at December 31, 1993 increased approximately $8.5 million over the 1992 year-end amount and cash and cash equivalents at 1993 year-end decreased $2.9 million as compared to the December 31, 1992 level. Total Liabilities increased during 1993 by approximately $4.7 million to $23.5 million as a result of the Convertible Note issuance, offset in part by repayment in 1993 of other indebtedness.

    On August 15, 1995, the Company acquired Funtime in the Merger for approximately $60.0 million and repaid $16.1 million of Existing Bank Debt. The Company funded these amounts from a portion of its $90 million Old Note offering and its $20 million Convertible Preferred Stock offering. In addition, on that date, Existing Notes in the principal amount of $9.1 million were converted into common stock of the Company. See "Summary--The Merger". After giving effect to the Transactions substantially all of the Company's indebtedness at that date was represented by the Notes, which require annual interest payments of $10.8 million. Except in the event of a Change of Control of the Company and certain other circumstances described under the caption "Description of New Notes," no principal payment on the Notes is due and payable until maturity, August 15, 2003. The annual dividend requirements on the Convertible Preferred Stock is $1.4 million, payable at the election of the Company in cash or additional shares of such stock. The Senior Credit Facility prohibits payment of cash dividends by the Company.

    The Transactions generated approximately $29.9 million of excess net proceeds (excluding amounts deposited in escrow or retained by the Company to fund specified Funtime liabilities under the Merger Agreement). The Company expects to use approximately $21.5 million of this amount on capital expenditures prior to the 1996 season, primarily at Adventure World and the Funtime parks.

    The Company expects that the approximate $8.4 million in remaining excess net proceeds from the Transactions, internally generated funds and borrowings under its $20.0 million Senior Credit Facility will be the Company's primary sources of liquidity. Pursuant to the terms of the Merger Agreement, all except approximately $2.0 million of the net cash provided by the operations of Funtime's parks from the closing date of the Merger (August 15, 1995) through September 30, 1995 will be payable to the Selling Shareholders. The Company believes that the funds available from its sources of liquidity will be adequate to cover its currently anticipated working capital and debt service requirements.


    In connection with the issuance of the Old Notes, the Company agreed in the Registration Rights Agreement to effect the Exchange Offer and agreed that, if the Registration Statement of which this Prospectus is a part was not declared effective by the Commission on or prior to October 14, 1995 or if the Exchange Offer is not consummated on or prior to November 13, 1995, the Company would pay to the holders of Old Notes liquidated damages. During the first sixty days after such dates during which the Registration Statement has not been declared effective or the

Exchange Offer not consummated, as the case may be, the amount of liquidated damages equals $0.10 per week for each $1,000 principal amount of Old Notes ($9,000). The amount of the liquidated damages increases by $0.05 per week per $1,000 principal amount of Old Notes during each subsequent 60-day period, up to a maximum of $0.35 per $1,000 principal amount. The Registration Statement was
declared effective on November   , 1995, and, unless extended, the Exchange
Offer will be consummated on December   , 1995. Accordingly, the Company expects
the amount of liquidated damages payable by it to Old Noteholders will aggregate approximately $70,000. See "The Exchange Offer--Purpose and Effect."

                                    BUSINESS

GENERAL


    The Company is a leading theme park operator which operates six parks with an aggregate 1994 attendance of approximately four million. The Company's parks are regional parks, drawing on average approximately 88% of their patrons from within a 100-mile radius. The parks are located in five geographically diverse markets: Washington, D.C./Baltimore; Buffalo/Rochester; Cleveland; Columbus; and Oklahoma City. The parks are designed to provide a complete family-oriented entertainment experience, and feature a broad selection of state-of-the-art and traditional thrill rides, water attractions, themed areas, concerts and shows, restaurants, game venues and merchandise outlets. For the twelve months ended June 30, 1995, the Company's total revenue on a pro forma basis was approximately $77.6 million.


    Each of the Company's parks is located in a highly populated market where there is limited direct competition. The Company believes that the combination of the limited supply of real estate appropriate for theme park development, high initial capital investment, long developmental lead-time, and zoning restrictions provides each of its parks a significant degree of protection from new competitive theme park openings. Based on its knowledge of the development of other theme parks in the United States, the Company's management estimates that it would cost at least $100 million and would take a minimum of two years to construct a new regional theme park.

    The Company believes that the geographic diversity its of its parks limits its exposure to local economic downturns and unfavorable weather conditions. In addition, the Company believes that as a multi-park operator it benefits from numerous competitive advantages over single-park operators, including the ability to (i) exercise group purchasing power (for both operating and capital assets); (ii) achieve administrative economies of scale; (iii) attract greater sponsorship revenue and support from sponsors with nationally recognized brands;
(iv) recruit and retain superior management personnel; and (v) optimize the use of its capital assets by rotating rides among its parks to provide fresh attractions at each park.

    The Company operates six parks: Adventure World, a combination theme and water park located three miles off the Beltway, between Washington, D.C. (15 miles away) and Baltimore, Maryland (30 miles away); Frontier City, a western themed park in Oklahoma City, Oklahoma; White Water Bay, a tropical themed water park also located in Oklahoma City; Geauga Lake, a combination theme and water park near Cleveland, Ohio; Darien Lake & Camping Resort, a combination theme and water park with an adjacent camping resort, located between Buffalo and Rochester, New York; and Wyandot Lake, a water park which also includes "dry" rides and other attractions, located adjacent to the Columbus Zoo in Columbus, Ohio.

BUSINESS STRATEGY

    The Company's senior management team has extensive experience in the theme park industry and believes it has a proven track record in acquiring and re-positioning regional parks and in operating its parks efficiently. Since senior management assumed control in 1989, the Company has followed a strategy of selectively acquiring undermanaged parks which had lacked capital investment and marketing expertise. The Company's operating strategy is to increase revenue through attendance and per capita spending gains, while maintaining strict control of operating expenses in order to benefit from the substantial operating leverage inherent in the theme park business. The primary elements of this strategy include (i) adding rides and attractions and improving overall park quality; (ii) enhancing marketing, sponsorship and group sales programs; and
(iii) generating higher ticket revenues and in-park spending. Management believes it has successfully demonstrated the effectiveness of its strategy at the Premier parks and plans to implement this strategy at the Funtime parks. Management believes that while the Funtime parks have generated strong and stable cash flows over the last five years, they lacked the sustained capital investment and creative marketing required to realize their full potential. In addition, the Company will continue to evaluate potential acquisitions of additional regional theme parks.

    ADD RIDES AND ATTRACTIONS AND IMPROVE PARK QUALITY. Over the past several years, the Company has made significant investments in Frontier City and Adventure World which, together with enhanced marketing, sales and sponsorship programs, have resulted in significant improvements in attendance, revenue and EBITDA at these parks.

    Frontier City--In 1990 and 1991, an aggregate of approximately $7.0 million was invested in Frontier City to add several major rides, expand and improve the children's area, significantly increase the size of and theme the group picnic facilities and construct a 12,000 square foot air-conditioned mall and main events center. These additions, combined with an aggressive marketing strategy, resulted in Frontier City's attendance, revenue and EBITDA increasing approximately 54%, 83%, and 124%, respectively, from 1989 to 1991.

    Adventure World--Since acquiring Adventure World in January 1992, the Company invested over $15.0 million in the park through 1994 to add numerous rides and attractions and to improve theming. These additions and improvements, combined with an aggressive and creative marketing strategy, enabled the Company to increase Adventure World's attendance by 72%, from approximately 363,000 in 1992 to over 625,000 in 1994, to more than double park revenue from $6.1 million in 1992 to $12.7 million in 1994, and to increase EBITDA from a deficit of ($410,000) to $2.1 million during the same period. As a result of these improvements, Adventure World has been voted the "Most Improved Park" in the country in each of the last three years, according to Inside Track Magazine, a recognized industry periodical. In 1995, the Company added the Mind Eraser, a $6.6 million state-of-the-art suspended steel looping roller coaster. Based on information provided by the ride's manufacturer and obtained from other theme park companies, management believes that the addition of this type of ride at other regional parks with similar demographic characteristics has resulted in annual attendance gains in the range of 100,000 to 200,000. The Company expects to recognize similar gains at Adventure World in 1995. Moreover, the addition of this ride has allowed the Company to increase ticket prices at Adventure World for the 1995 season and to realize in-park spending gains.

    The Company expects to spend approximately $21.5 million from the proceeds of the Transactions to add rides and attractions and make other improvements at its parks for the 1996 season. Approximately $4.0 million of this capital is expected to be invested in Adventure World to continue penetrating the densely populated Washington, D.C./Baltimore market (approximately 6.5 million and 10.9 million people within 50 and 100 miles, respectively). Given the size of this market, standard levels of market penetration in the industry, the performance of similarly situated parks and attendance gains achieved at the park to date, management believes that Adventure World has the potential to reach annual attendance levels in excess of 1.5 million within the next five years. The balance of the capital will primarily be used to add rides and attractions at the Funtime parks. Based on industry experience and the Company's experience at the Premier parks, the Company believes that these efforts, together with aggressive and creative marketing programs, will increase attendance and per capita spending at each of the Funtime parks.

    ENHANCE MARKETING, SPONSORSHIP AND GROUP SALES PROGRAMS. Premier's parks have benefitted from professional, creative marketing programs which emphasize the marketable rides and attractions, breadth of available entertainment and value provided by each park. The Company's marketing programs have a local orientation, which the Company believes is a key ingredient to successful marketing for regional theme parks. For example, Cal Ripken, Jr., the all-star shortstop for the Baltimore Orioles, serves as official spokesperson for Adventure World, making numerous appearances in radio and television commercials, and Olympic gymnast Shannon

Miller, an Oklahoma City resident, has opened rides at White Water Bay. Management intends to implement similar marketing programs to promote the planned capital improvements at the Funtime parks.

    The Company has also successfully attracted well known sponsorship and promotional partners, such as Pepsi, McDonald's, Taco Bell, Blockbuster, 7 Eleven, Wendy's and various supermarket chains. The Company believes that its increased number of parks and annual attendance resulting from the Merger will enable it to expand and enhance its sponsorship and promotional programs. In addition, group sales and pre-sold tickets provide the Company with a consistent and stable base of attendance, representing over 40% of aggregate attendance in 1994. Premier increased its group sales and pre-sold ticket business by approximately 65.3% from 1992 to 1994. The Company believes that it has the opportunity to continue to expand its group sales and pre-sold ticket business.

    GENERATE HIGHER TICKET REVENUES AND IN-PARK SPENDING. Management regularly reviews its ticket price levels and ticket category mix in order to capitalize on opportunities to implement selective price increases, both through main gate price increases and the reduction in the number and types of discounts. Management believes that opportunities exist to implement marginal ticket price increases without significant reductions in attendance levels. Such increases have successfully been implemented on a park-by-park basis in connection with the introduction of major new attractions or rides. In addition, discounts are typically offered on weekdays and evenings to encourage attendance at less popular times. As a result of these measures, the average ticket price per paid visitor at the Premier parks increased 10.2% from 1992 to 1994. The Company believes that through similar measures it will be able to increase the average ticket price per paid visitor at the Funtime parks.

    The Company also seeks to increase in-park spending by adding well-themed restaurants, remodeling and updating existing restaurants and adding new merchandise outlets. The Company has successfully increased spending on food and beverage by introducing well-recognized local and national brands, such as Domino's, Friendly's, TCBY and KFC. Finally, the Company has taken steps to decrease the waiting time for its most popular restaurants and merchandise outlets. As a result of these measures, average in-park spending per visitor at the Premier parks increased 14.3% from 1992 to in 1994. The Company believes that through similar measures it will be able to increase average in-park spending per visitor at the Funtime parks.

    The Company has also developed a variety of off-season special events designed to increase attendance and revenue prior to Memorial Day and after Labor Day. Examples include Hallowscream, a Halloween event in which parks are transformed with supernatural theming, scary rides and haunting shows, and Octoberfest, the presentation of traditional German food, theming, music and entertainment. Over the last several years, Frontier City has drawn over 25,000 visitors to each of its Octoberfest and Hallowscream events. In 1994, over 50,000 visitors attended Hallowscream at Adventure World. Management intends to introduce these types of events to the Funtime parks and believes they will have a similar impact on attendance.

    EVALUATE POTENTIAL ACQUISITIONS. The theme park industry is highly fragmented and comprised of a large number of single-park operators. Management believes that potential acquisition opportunities will arise and intends to evaluate selective acquisitions that complement its existing operations and fit within its targeted level of attendance of up to two million annually. The Company believes that its increased size resulting from the Merger will enhance its ability to make park acquisitions for stock. The Company expects to generally be able to eliminate duplicative overhead expenses and recognize other economies of scale in connection with such acquisitions. For example, the Funtime acquisition was achieved at a purchase price multiple of approximately 4.1x Funtime's 1994 EBITDA, adjusted by approximately $2.5 million for the elimination of corporate overhead, non-recurring park operating expense savings and increases in revenue it expects to achieve after the Merger as well as $261,000 of non-recurring corporate expenses.

THE THEME PARK INDUSTRY

    The U.S. theme park industry consists of two major segments: destination and regional theme parks. According to Amusement Business, a recognized industry publication, total North American amusement/theme park attendance in 1994 was approximately 255 million. Total attendance for the 40 largest parks, which includes both destination and regional parks, was 134.3 million in 1994 compared to 123.4 million in 1991, representing a compound annual growth rate of 2.9% over this period. Management believes that this growth in the industry reflects demographic growth in the 5-17 and 18-24 year old age groups and increasing emphasis on family-oriented leisure and recreation activities.

    Destination parks are those designed primarily to attract visitors willing to travel long distances and pay significant expense to visit the parks' attractions as part of an extended stay. To accommodate vacationers, many destination parks also include on-site lodging. Walt Disney World and Universal Studios are well known examples of this type of park.

    Regional theme parks, such as those operated by the Company, are designed to attract visitors for a full day or a significant number of hours. Management views regional theme parks as those that draw the majority of their patrons from within a 50-mile radius of the park and the great majority of their visitors from within a 100-mile radius of the park. Visiting a regional theme park is significantly less expensive than visiting a destination park because of lower transportation expenses, lower ticket prices and the lack of extended lodging expenses.

    The regional theme park industry is highly fragmented with over 150 parks owned by over 100 operators. The Company believes that the geographic diversity of its parks limits its exposure to local economic downturns and unfavorable weather conditions. In addition, the Company believes that as a multi-park operator it benefits from numerous competitive advantages over single-park operators, including the ability to (i) exercise group purchasing power (for both operating and capital assets); (ii) achieve administrative economies of scale; (iii) attract greater sponsorship revenue and support from sponsors with nationally recognized brands; (iv) recruit and retain superior management personnel; and (v) optimize the use of its capital assets by rotating rides among its parks to provide fresh attractions at each park.

DESCRIPTION OF PARKS

    The following table summarizes certain operating statistics of each of the Company's parks.

                                         PREMIER                                        FUNTIME
                    -------------------------------------------------   ----------------------------------------
                       ADVENTURE          FRONTIER          WHITE            GEAUGA          DARIEN     WYANDOT
                         WORLD              CITY          WATER BAY           LAKE            LAKE        LAKE
                    ----------------   --------------   -------------   ----------------   ----------   --------
                                                                        Cleveland/Akron/    Buffalo/
                    Washington, D.C/   Oklahoma City/                     Youngstown/      Rochester/
Market.............    Baltimore           Tulsa        Oklahoma City      Pittsburgh       Syracuse    Columbus

Population (000)(1)
  within 50 miles..       6,500             1,200            1,200           4,000           2,200        2,000

  within 100 miles.      10,800             2,400            2,400           7,400           3,100        6,400

Percentage of patrons
  within 50 miles..          89%               74%              85%             72%             74%          83%

  within 100 miles.          95%               90%              98%             85%             80%          95%

1994 total attendance   625,000           506,000          277,000       1,068,000       1,038,000      361,000

1994 operating days         124               137              102             116             106          111

Year opened........        1980              1958             1981            1895            1964         1981

Year acquired......        1992              1982             1991            1969            1985         1983

Park acres (public)         115(2)             60(3)            22             116(4)          144(5)        18(6)

Total rides and
  attractions......          46                30               18              60              54           30

Food outlets.......          29                26                7              44              59           10

Merchandise outlets          15                21                3              25              19            2

Game venues........          38                33                1              38              40            9

Theatre capacity...       1,376             4,500               --             500          20,000          100

------------
(1) Population figures have been obtained from CACI Marketing Systems, a marketing firm specializing in demographics, which derived such information from U.S. Census data.

(2) Does not include approximately 400 acres adjacent to Adventure World owned by the Company and zoned for entertainment and recreational uses.

(3) Does not include approximately 30 acres owned by the Company which are available for complementary uses.

(4) Does not include an approximate 55-acre spring-fed lake and 87 acres of undeveloped land owned by the Company, approximately 30 acres of which are suitable for further development.

(5) Does not include approximately 242 acres of campgrounds and 593 acres of agricultural, undeveloped and water areas.

(6) Does not include approximately 30 acres of parking which Wyandot Lake shares with the Columbus Zoo. The Company subleases the Wyandot Lake site from the Columbus Zoo, and the Company is currently negotiating with the Columbus Zoo to lease an additional five to ten acres of land for the expansion of Wyandot Lake.

Adventure World

    Overview. Adventure World is a combination theme and water park located in Largo, Maryland, approximately 15 miles east of Washington, D.C. and 30 miles southwest of Baltimore, Maryland. The park's primary market includes Maryland, northern Virginia, Washington, D.C. and parts of Pennsylvania and Delaware. This market provides the park with a permanent resident population base of approximately 6.5 million people within 50 miles and 10.8 million people within 100 miles. According to a copyrighted 1994 study published by A.C. Nielsen Media Research (the "Nielsen Report"), which measures the number of persons in television households within a given geographic area or so-called designated market area ("DMA"), the Washington, D.C. and Baltimore markets are the number 7 and number 23 DMAs in the United States, respectively. This market also has a substantial base of businesses, associations, schools and churches for group sales and outings, as well as a large tourist market. Based upon in-park surveys, approximately 89% of the visitors to Adventure World in 1994 resided within a 50-mile radius of the park, and 95% resided within a 100-mile radius.

    The Company owns a site of 515 acres, with 115 acres currently used for park operations. The remaining 400 acres, which are fully zoned for entertainment and recreational uses, provide the Company with ample expansion opportunity, as well as the potential to develop complementary operations, such as an amphitheater or family entertainment center. Adventure World currently has

32 adult and 14 children's rides, 29 food outlets, 15 merchandise outlets, 38 game venues and 3 theaters. In addition, picnic grounds are available for family and group outings. Adventure World also offers a complete water park, including a large wave pool, water slides, a large activity pool, a "lazy river" ride and a children's play area. The following is a list of certain of the major attractions currently at Adventure World.


              ATTRACTION                                      DESCRIPTION
              ----------                                      -----------

Mind Eraser...........................   Inverted suspended steel looping roller coaster
Python................................   Return loop steel roller coaster
Wild One..............................   Wooden roller coaster
Renegade Rapids.......................   1,350-foot long rapids ride
Iron Eagle............................   83-foot spinning ride
Shipwreck Falls.......................   Splash water ride
Wild West Stunt Show..................   Western stunt show
Antique Cars..........................   Gasoline powered cars on guided track
Falling Star..........................   65-foot rotating platform ride
Carousel..............................   64-piece major carousel
Balloon Ferris Wheel..................   12-balloon rotating wheel
A Day at the Circus...................   Themed children's area with 14 rides and attractions
Paradise Island Water Park............   Water park with 11 rides and attractions

    Adventure World's principal competitors are King's Dominion Park, located in Doswell, Virginia; Hershey Park, located in Hershey, Pennsylvania; and Busch Gardens, located in Williamsburg, Virginia. These parks are located approximately 120, 125 and 175 miles, respectively, from Adventure World.

    History and Recent Operating Results. Adventure World was originally developed in the 1970s as a drive-through wild life preserve. After 1980, the park was converted by prior ownership into a combination theme and water park, with an emphasis on the water park component. Prior to the Company's acquisition of Adventure World in early 1992, the theme park component lacked sufficient rides and attractions, as well as appropriate theming.

    Employing its strategy of acquiring undermanaged parks and significantly improving operations and marketable attractions, the Company implemented new marketing, sales and promotional programs and aggressively expanded the attractions at the park, adding ten major new rides, an elaborately themed new children's area with 14 new rides and attractions and a major new western themed area, and also upgraded and expanded the picnic/festival grounds. This capital program, entailing a capital investment of approximately $15.5 million through 1994, together with creative marketing and promotional programs, has enabled the Company to increase Adventure World's attendance by 72%, from approximately 363,000 in 1992 to over 625,000 in 1994, to more than double park revenue from $6.1 million in 1992 to $12.7 million in 1994, and to increase EBITDA from a deficit of ($410,000) to $2.1 million during the same period. As a result of these achievements, the park was voted the "Most Improved Park" in the United States according to Inside Track Magazine for each of the last three years. In addition, in 1994, the park was one of the only two facilities to receive the Platinum Award from Ellis & Associates, leading international water safety consultants, for achieving a perfect score on safety tests administered by Ellis & Associates.

    The following table sets forth certain information with respect to the operations of Adventure World since its acquisition by the Company in January 1992.

                                                                    1992      1993      1994
                                                                   ------    ------    -------

Total revenue (000).............................................   $6,103    $9,785    $12,733
Total attendance (000)..........................................      363       524        625
Revenue per visitor.............................................   $16.80    $18.67    $ 20.36
In-park spending per visitor....................................   $ 7.01    $ 7.50    $  8.36
Number of operating days........................................      120       122        124
Capital expenditures (000)......................................   $  931    $6,159    $ 8,475

    Strategy. The Company's strategy is to continue its capital investment and marketing programs at Adventure World in order to further penetrate the densely populated Washington, D.C./Baltimore market and to achieve further growth in attendance and per capita spending. Prior to the 1995 season, the Company installed the Mind Eraser, a $6.6 million state-of-the-art suspended steel looping roller coaster. The Company believes that the addition of this type of ride at other regional parks with similar demographic characteristics has resulted in annual attendance gains in the range of 100,000 to 200,000, and that the Company will recognize similar gains at Adventure World. Moreover, the addition of this ride has allowed the Company to increase ticket prices at Adventure World for the 1995 season and to realize in-park spending gains. Further capital expenditures, which the Company anticipates will be approximately $4.0 million prior to the 1996 season, are expected to fund the development of additional rides, attractions and revenue locations, as well as general park improvements.

    The Company intends to add sales representatives and increase direct mail programs in order to expand its group sales and pre-sold ticket business, increase its season pass sales and capitalize on the substantial tourist market in the Washington, D.C. area, with a particular emphasis on visiting student groups and families. The Company is also considering adding complementary entertainment attractions at the park, such as an amphitheater, either alone or in conjunction with joint venture partners. Management also intends to extend weekend operations before and after the current operating season, to add a variety of special events (such as its Octoberfest and Halloween events) and to increase its night business through evening discount programs. Lastly, commencing for the 1996 season, the Company intends to open the operating season in April. Given the size of the Washington, D.C./Baltimore market, management believes that Adventure World has the potential to reach annual attendance in excess of 1.5 million within the next five years.

Frontier City

    Overview. Frontier City is a western theme park located along Interstate 35 in northeast Oklahoma City, Oklahoma, approximately 100 miles from Tulsa. The park's market includes nearly all of Oklahoma and certain parts of Texas and Kansas, with its primary market being in Oklahoma City and Tulsa. This market provides the park with a permanent resident population base of approximately 1.2 million people within 50 miles of the park and 2.4 million people within 100 miles. According to the Nielsen Report, the Oklahoma City and Tulsa markets are the number 43 and number 59 DMAs in the United States, respectively. This market also has a substantial base of businesses, associations, schools and churches for group sales and outings. Based upon in-park surveys, approximately 74% of the visitors to Frontier City in 1994 resided within a 50-mile radius of the park, and 90% resided within a 100-mile radius.

    The Company owns a site of approximately 90 acres, with 60 acres currently used for park operations. The remaining 30 acres provide the Company with the potential to develop complementary operations, such as campgrounds. Frontier City currently has 20 adult and 10 children's rides, 26 food outlets, 21 merchandise outlets, 33 game venues and four theaters. In addition, the Company professionally produces eight live shows daily, such as country music shows, a 50's musical revue and a magic show, and holds a concert series each summer. In addition, Fort Frontier, a 12,000 square foot air-conditioned mall and main event center, contains numerous food and retail locations, an entertainment center and a 500-seat western opera house. In the off-season, the center serves as a banquet facility, accommodating groups of up to 1,500 people. Picnic grounds are also available for family picnics and group outings. The following is a list of certain of the major attractions currently at Frontier City.


              ATTRACTION                                      DESCRIPTION
              ----------                                      -----------

Silver Bullet.........................   Looping steel roller coaster
Wildcat...............................   Wooden roller coaster
Nightmare.............................   Indoor steel roller coaster
Diamond Back..........................   Backwards looping steel roller coaster
Time Warp.............................   Double looping gondolas
Renegade Rapids.......................   River rapids ride
Red River Logging Co..................   Log flume
Prairie Schooner......................   Swinging ship
Grand Centennial Wheel................   Giant ferris wheel
Swingin' Six Guns.....................   Flying swings
O.K. Kiddie Corral....................   Themed children's area with 10 rides and attractions

    Frontier City's only significant competitor is Six Flags Over Texas located in Arlington, Texas, approximately 225 miles from Frontier City.

    History and Recent Operating Results. Frontier City opened in 1958 as a replica of an 1880s western town and was acquired by the Company in 1982. The Company began redeveloping the park after the 1989 season with a two-year, $7.0 million capital program to reposition and revitalize the park. In addition to extensive western theming and landscaping and general upgrading of the physical plant, capital improvements included the addition of three major rides, the expansion and improvement of the O.K. Kiddie Corral children's area (including the addition of three children's rides), the expansion and theming of the group picnic facilities and the addition of Fort Frontier. The effect of these capital improvements, combined with an aggressive marketing program, was to increase the park's attendance, revenue and EBITDA by approximately 54%, 83% and 124%, respectively, from 1989 to 1991. Since 1991, the park has achieved steady growth in annual revenue to $9.0 million in 1994 and has maintained annual attendance in the range of approximately 500,000. As a result of these efforts, Frontier City has received numerous community and industry awards and was named the 1991 Tourist Attraction of the Year by the State of Oklahoma Department of Tourism and Recreation.

    The following table sets forth certain information with respect to the operations of Frontier City since 1989.

                                           1989(1)     1990      1991      1992      1993      1994
                                           -------    ------    ------    ------    ------    ------

Total revenue (000).....................   $4,140     $5,571    $7,579    $8,289    $8,658    $8,990
Total attendance (000)..................      331        398       508       496       503       506
Revenue per visitor.....................   $12.53     $14.02    $14.91    $16.73    $17.20    $17.76
In-park spending per visitor............   $ 5.01     $ 5.44    $ 5.66    $ 6.70    $ 6.92    $ 7.09
Number of operating days................       96        117       117       136       136       137
Capital expenditures (000)..............   $  558     $1,588    $5,459    $  904    $1,824    $2,161

------------
(1) Reflects results prior to the Company's implementation of a $7.0 million capital improvement program.

    Strategy. Management believes that as a result of its capital improvement program to date, Frontier City has reached an appropriate level of attractions for its market size. As a result, with maintenance-level capital expenditures in the range of $300,000 to $400,000 per year and additions of new marketable attractions every two or three years, the Company believes that the park should be able to build upon its proven performance to achieve moderate attendance growth, to gradually increase ticket prices and to increase in-park spending, as well as to improve operating margins as revenue increases.

    The Company conducts weekend activities in the off-season at Frontier City, including special events such as Hallowscream and Octoberfest. Management will consider expanding these activities in the future (for example, by adding Christmas events), and may also add certain attractions for which additional charges can be imposed (e.g., go-cart tracks). The Company may also consider adding a campground and a concert venue at the park.

    The Company seeks to take advantage of operational efficiencies and other tie-in benefits at Frontier City and White Water Bay. For example, the Company enhanced its joint marketing program for Frontier City and White Water Bay with a revised season pass program for 1995 which offers unlimited use of both facilities for a single price. As a result of this simplified joint program, season pass sales for 1995 for Frontier City and White Water Bay exceeded 36,500, as compared to 17,800 in 1994.

White Water Bay

    Overview. White Water Bay is a tropical themed water park located along Interstate 40 in southwest Oklahoma City, Oklahoma. The park is among the top twenty water parks in the country based on 1994 attendance. The park's primary market includes the greater Oklahoma City metropolitan area. According to the Nielsen Report, Oklahoma City is the number 43 DMA in the United States. This market provides the park with a permanent resident population base of approximately 1.2 million people within 50 miles of the park and 2.4 million people within 100 miles. White Water Bay also attracts group sales from groups such as churches and other civic organizations. Based upon in-park surveys, approximately 85% of the visitors to White Water Bay resided within a 50-mile radius of the park, and 98% resided within a 100-mile radius.

    The Company owns a site of 22 acres, all of which are currently used for park operations. White Water Bay features a 500,000 gallon wave pool, an eight story multiple slide ride, a 450,000 gallon activity pool, nine slides, a "lazy river" ride, a children's activity pool and four volleyball courts. White Water Bay also has a full service restaurant and two snack stands. Raft and locker rentals are also available. In addition, the park has picnic grounds for family and group outings. The following is a list of certain of the major attractions currently at White Water Bay.


              ATTRACTION                        DESCRIPTION
              ----------                        -----------
White Water Bay.......................   Wave pool
Castaway Creek........................   Lazy river ride
Acapulco Cliff Dive...................   Speed slide
Bermuda Triangle......................   Multiple slide complex
Shipwreck Island......................   Activity pool
Kid's Cove............................   Kiddie pool
Tad Pool..............................   Kiddie pool
Black Beard's Revenge.................   Water slide
The Rapids............................   Splash pool ride
Big Kahuna............................   White water rafting ride
Swashbuckler Flumes...................   Slide complex

    There are no other water parks located in Oklahoma City and, therefore, the Company's primary competition is from other outdoor water activities, such as local swimming pools.

    History and Recent Operating Results. White Water Bay was originally opened in 1981 and was acquired by the Company in 1991. While the park was fairly well-developed and maintained under its prior ownership, the Company has expanded the park with the addition of a major white water raft ride, two speed slides, a full service restaurant and a picnic pavilion. Since the Company's acquisition of the park in 1991, the park has achieved average annual attendance of approximately 290,000, average annual revenues of approximately $3.2 million and average EBITDA of approximately $900,000.

    The following table sets forth certain information with respect to the operations of White Water Bay since 1990.

                                                    1990(1)     1991      1992      1993      1994
                                                    -------    ------    ------    ------    ------

Total revenue (000)..............................   $2,501     $3,335    $3,001    $3,417    $3,176
Total attendance (000)...........................      294        320       257       295       277
Revenue per visitor..............................   $ 8.51     $10.43    $11.68    $11.60    $11.47
In-park spending per visitor.....................   $ 2.53     $ 3.02    $ 3.33    $ 3.35    $ 3.15
Number of operating days.........................       94        103       110       102       102
Capital expenditures (000).......................   $   --     $  423    $  202    $  202    $  596(2)

------------
(1) Reflects results of White Water Bay under prior ownership.
(2) Of such amount, $150,000 was funded by Pepsi in connection with a sponsorship arrangement.

    Strategy. Stand-alone water parks are by their nature less capital intensive than theme parks. As a result of the capital expenditures made in recent years, management expects that White Water Bay will require minimal ongoing capital expenditures of approximately $75,000 per year and additions of new attractions every three or four years. In addition, the Company plans to continue to develop special events at the park, such as youth dances. Through this strategy, the Company believes that the park should generate a consistent annual attendance in the range of 280,000 to 320,000. In addition, White Water Bay expects to continue to benefit from the joint marketing initiatives with Frontier City described above.

Geauga Lake

    Overview. Geauga Lake is a combination theme and water park, and is the 44th largest theme park in the United States based on 1994 attendance of 1.1 million. Geauga Lake is located in Aurora, Ohio, 20 miles southeast of Cleveland and approximately 30, 60 and 120 miles, respectively, from Akron and Youngstown, Ohio and Pittsburgh, Pennsylvania. This market provides the park with a permanent resident population base of approximately 4.0 million people within 50 miles of the park and 7.4 million within 100 miles. According to the Nielsen Report, the Cleveland/Akron, Youngstown and Pittsburgh markets are the number 13, number 94 and number 17 DMAs in the United States, respectively. Based upon in-park surveys, approximately 72% of the visitors to Geauga Lake in 1994 resided within a 50-mile radius of the park, and 85% resided within a 100-mile radius.

    The 257-acre property on which Geauga Lake is situated includes a 55-acre spring-fed lake. The theme park itself presently occupies approximately 116 acres. There are approximately 87 acres of undeveloped land (of which approximately 30 acres have the potential for further development). Geauga Lake features over 60 "wet" and "dry" attractions, a tidal wave pool, 38 game venues, 13 restaurants, 16 picnic pavilions, 25 merchandise outlets, three theatres and two arcades. Rainbow Island, the park's "dry" area for young children, features 16 children's rides. Turtle Beach, a 1.4-acre water activity area designed exclusively for children ages two through twelve, is located adjacent to Rainbow Island. The following is a list of certain of the major attractions currently at Geauga Lake.


              ATTRACTION                                 DESCRIPTION
              ----------                                 -----------

The Corkscrew.........................   Steel roller coaster
The Double Loop.......................   Steel roller coaster
The Big Dipper........................   Wooden roller coaster
Texas Twister.........................   Top spin ride
The Raging Wolf Bobs..................   85-foot high wooden roller coaster
Stingray Slides.......................   70-foot tall water slides
Euro Racers...........................   Grand prix raceway
The Wave..............................   Tsunami tidal wave pool
Neptune Falls.........................   1,600-foot, four-flumed water slide complex
The Rampage...........................   Two high-speed water slides
Turtle Beach..........................   Children's water park
Rainbow Island........................   Children's ride area

    Geauga Lake's principal competitors are Cedar Point located in Sandusky, Ohio and Kennywood, located in Pittsburgh, Pennsylvania. These parks are located approximately 90 miles and 120 miles, respectively, from Geauga Lake. There are also three small water parks within a 50-mile radius of Geauga Lake and Sea World, a marine park, is on the other side of Geauga Lake. While Sea World does, to some extent, compete with Geauga Lake for patrons, it is a complementary attraction, and many patrons visit both facilities.

    History and Recent Operating Results. Geauga Lake has been in continuous operation for over 100 years. The park was one of the first theme parks in the United States to introduce a complete water entertainment complex within a traditional theme park at no additional charge to visitors. From 1990 to 1994 revenue and EBITDA at the park averaged approximately $22.4 million and $7.3 million, respectively. The Company believes that this park, like the other Funtime parks, suffered under prior ownership from a lack of capital investment in marketable rides and attractions and creative marketing, which provides a significant opportunity for improved performance under the Company's management.

    The following table sets forth certain information with respect to the operations of Geauga Lake since 1990.

                                               1990       1991       1992       1993       1994
                                              -------    -------    -------    -------    -------

Total revenue (000)........................   $20,257    $22,341    $22,298    $24,097    $23,106
Total attendance (000).....................     1,121      1,140      1,107      1,177      1,068
Revenue per visitor........................   $ 18.07    $ 19.60    $ 20.14    $ 20.47    $ 21.63
In-park spending per visitor...............   $  9.96    $ 10.68    $ 11.08    $ 11.26    $ 11.88
Number of operating days...................       115        115        115        111        116
Capital expenditures (000).................   $ 1,682    $ 1,650    $ 1,050    $ 3,050    $   913

    Strategy. The Company believes Geauga Lake has significant growth potential. To achieve this potential, the Company plans to add marketable new rides and attractions, improve the quality of the park's daily live shows, upgrade the quality of the merchandise outlets and restaurants, improve the park's theming, signage and landscaping, and implement more professional and creative marketing programs, with an emphasis on the park's improved product offerings. Of its capital expenditure budget for 1996, the Company anticipates spending approximately $7.65 million on Geauga Lake. In anticipation of these improvements, the Company intends to increase its marketing and sales activities for the 1996 season to corporate sponsors as well as to the public. To increase attendance and revenue prior to Memorial Day and after Labor Day, the Company is planning to add off-season special events such as Octoberfest and Hallowscream. The Company also expects to take greater advantage of its location next to Sea World of Ohio. As a unique destination park, Sea World, which is located directly across Geauga Lake, is able to attract visitors from a much wider geographical area than Geauga Lake. Historically, the two parks have not participated in any co-marketing programs, and the Company intends to approach Sea World to pursue such programs. The Company is also considering the possibility of developing Geauga Lake's 30 acres of unutilized land into a campground. Finally, as is the case with all of the Funtime parks, many of Geauga Lake's food and game concessions are currently operated by third parties with whom Funtime divides revenues, and the Company will seek to buy-out certain of these arrangements in order to secure all of the revenues from such concessions.

Darien Lake & Camping Resort

    Overview. Darien Lake is a combination theme and water park, and is the largest theme park in the State of New York and the 45th largest theme park in the United States based on 1994 attendance of 1.0 million. Darien Lake is located on Interstate 90 in Darien Center, New York approximately 30, 120 and 40 miles, from Buffalo, Syracuse and Rochester, New York, respectively. The park's primary market includes upstate New York, western and northern Pennsylvania and southern Ontario, Canada. This market provides the park with a permanent resident population base of approximately 2.2 million people within 50 miles of the park and 3.1 million with 100 miles. According to the Nielsen Report, the Buffalo, Syracuse and Rochester markets are the number 41, number 66 and number 71 DMAs in the United States, respectively. Based upon in-park surveys, approximately 74% of the visitors to Darien Lake in 1994 resided within a 50-mile radius of the park, and 80% resided within a 100-mile radius.

    The Darien Lake property consists of approximately 1,000 acres, including 144 acres for the theme park, 242 acres of campgrounds, and 593 acres of agricultural, undeveloped and water areas. Darien Lake currently has 25 "wet" rides, 18 "dry" rides, 11 children's rides, 40 game venues, three restaurants, eight picnic pavilions, 19 merchandise outlets and five arcades. For the 1994 season, a total of 19 concerts were booked in Darien Lake's 20,000-person capacity Performing Arts Center, including the Eagles, the Spin Doctors, Michael Bolton, Reba McEntire, Melissa Etheridge, Billy Ray Cyrus, Steve Miller and Hank Williams, Jr. Among others, Van Halen, Aerosmith, Tina Turner and Santana are scheduled for the 1995 season.

    Adjacent to the Darien Lake theme park is a camping resort owned and operated by the Company with 1,180 developed campsites, including 280 trailer lodges available for daily and weekly rental. In addition, there are 500 other campsites available for tenting. Darien Lake is one of the few theme parks in the United States which offers a first class campground adjacent to the park. The campground is the fifth largest in the United States and was rated four stars by Woodalls 1993 North American Edition of The Campground Director. In 1994, over 255,000 people used the Darien Lake campgrounds. Since admission to the campgrounds requires visitors to also purchase admission tickets to the theme and water park, the Company believes that substantially all of the camping visitors use the theme park. The following is a list of certain of the major attractions currently at Darien Lake.


              ATTRACTION                                 DESCRIPTION
              ----------                                 -----------

The Giant Wheel.......................   Largest North American ferris wheel
The Predator..........................   Wooden roller coaster with 100-foot hill
The Viper.............................   Steel looping roller coaster
Cuda Falls............................   4-tube slide complex
Performing Arts Center................   20,000-person capacity outdoor amphitheater
Chance Train..........................   Train ride around lake
Grizzly Run...........................   White-water raft ride
Grand Prix............................   Formula K race cars
Thunder Rapids........................   Half-mile long flume ride
Barracuda Bay.........................   Water park with 15 rides
Campground............................   Four-star camping facility
Adventureland.........................   Children's area with 11 "dry" rides

    Darien Lake's principal competitor is Wonderland Park located in Toronto, Canada, approximately 125 miles from Darien Lake. In addition, Darien Lake competes to a lesser degree with three smaller amusement parks located within 50 miles of the park. Darien Lake is significantly larger with a more diverse complement of entertainment than any of these three smaller facilities. Unlike Darien Lake, none of these parks have camping facilities or large concert venues.

    History and Recent Operating Results. Darien Lake was opened in 1964. From 1990 to 1994, revenue and EBITDA at the park averaged approximately $21.6 million and $5.7 million, respectively. The Company believes that under prior ownership the park suffered from a lack of capital investment in marketable rides and attractions and creative marketing, which provides a significant opportunity for improved performance under the Company's management.

    The following table sets forth certain information with respect to the operations of Darien Lake since 1990.

                                               1990       1991       1992       1993       1994
                                              -------    -------    -------    -------    -------

Total revenue (000)........................   $22,485    $21,602    $20,005    $21,682    $22,202
Total attendance (000).....................     1,144      1,103        974      1,010      1,038
Revenue per visitor........................   $ 19.65    $ 19.58    $ 20.54    $ 21.47    $ 21.39
In-park spending per visitor(1)............   $ 11.92    $ 11.81    $ 12.66    $ 13.45    $ 13.62
Number of operating days...................       115        120        118        109        106
Capital expenditures (000).................   $ 4,355    $   700    $ 1,050    $ 1,157    $ 3,002

------------
(1) Includes campground revenue.

    Strategy. The Company believes Darien Lake has significant growth potential. To achieve this potential, the Company plans to add marketable new rides and attractions (with particular emphasis on increasing the children's component of the park and upgrading the water park facilities), improve the quality of the park's daily live shows, upgrade the quality of the merchandise outlets and restaurants, improve the park's theming, signage and landscaping, and implement more professional and creative marketing, sales and promotional programs which emphasize the park's improved product offerings. The Company also plans to better target potential patrons from Canada, who the Company believes represent a significant untapped market. Of its capital expenditure budget for 1996, the Company anticipates spending approximately $7.5 million on Darien Lake. Further, the Company believes there is significant potential to increase revenue by taking further advantage of the Performing Arts Center. To this end, the Company is considering engaging a national promoter for Darien Lake's concert facility in order to both increase the number of concerts and attract additional well known talent. In conjunction with this effort, the Company may make capital improvements to the Performing Arts Center, including improving the restroom facilities and potentially covering the permanent seating area. With regard to increasing revenue at the Darien Lake campgrounds, the Company is considering, among other things, adding new trailer lodges for rental. Lastly, as with the other Funtime parks, the Company will seek to add special events (both during the season and before and after the season) as well as to buy-out third-party food and game concessionaires.

Wyandot Lake

    Overview. Wyandot Lake, which has 12 water rides, is the 12th largest water park in the United States based on 1994 attendance of approximately 362,000. The park also has 18 "dry" rides. Wyandot Lake is located just outside of Columbus, Ohio, adjacent to the Columbus Zoo on property sub-leased from the Columbus Zoo. The park's primary market includes the Columbus metropolitan area and other central Ohio towns. This market provides the park with a permanent resident population base of approximately 2.0 million people within 50 miles of the park and approximately 6.4 million people within 100 miles. The Columbus market, according to the Nielsen Report, is the number 35 DMA in the United States. Based on in-park surveys, approximately 83% of the visitors to Wyandot Lake in 1994 resided within a 50-mile radius of the park, and 95% resided within 100-mile radius.

    The Company leases from the Columbus Zoo the land, the buildings and several rides which existed on the property at the time the lease was entered into in 1983. The current lease expires in 1998 and the Company has two five-year renewal options. The land leased by Wyandot Lake consists of approximately 18 acres. The park shares parking facilities with the Columbus Zoo. Wyandot Lake features a variety of "wet" and "dry" attractions, including a "wet" and "dry" area for young children which includes mini-boats, a Tadpool kids area, geysers, Gismo's aquatic play unit for kids, a children's ferris wheel and Uncle Al's Treehouse playground. The following is a list of certain of the major attractions currently at Wyandot Lake.


              ATTRACTION                             DESCRIPTION
              ----------                             -----------
Sea Dragon............................   Small wooden roller coaster
Zuma Falls............................   Twin passenger tube slide
Geysers & Gismos......................   Children's water attraction
Jet Stream............................   Twin passenger tube slide
Canoochee Creek.......................   Adult water attraction
Buccaneer Bay.........................   Children's water attraction
Phantom Tunnel Hydro Tube.............   300-foot enclosed water slide
Wild Rage.............................   70-foot water slide
Star Fish Ferris Wheel................   52-foot high ferris wheel
Wild Tide Wave Pool...................   30,000 square foot tidal wave pool
Water Coil............................   Two-flumed water slide
Uncle Al's Treehouse..................   Children's playground

    Wyandot Lake's direct competitors are King's Island and The Beach, each located in Cincinnati, Ohio, and Cedar Point, located in Sandusky, Ohio. These three parks are each located approximately 100 miles from Wyandot Lake. Although the Columbus Zoo is located adjacent to the park, it is a complementary attraction, and many patrons visit both facilities.

    History and Recent Operating Results. Wyandot Lake has been in operation since 1981. From 1990 to 1994, revenue and EBITDA at the park averaged approximately $4.1 million and $0.9 million, respectively. The Company believes that under prior ownership the park suffered from a lack of capital investment in marketable rides and attractions and creative marketing, which provides a significant opportunity for improved performance under the Company's management.

    The following table sets forth certain information with respect to operations of Wyandot Lake since 1990.

                                                     1990      1991      1992      1993      1994
                                                    ------    ------    ------    ------    ------

Total revenue (000)..............................   $3,388    $4,000    $3,830    $4,755    $4,597
Total attendance (000)...........................      267       350       324       388       361
Revenue per visitor..............................   $12.64    $11.43    $11.82    $12.26    $12.73
In-park spending per visitor.....................   $ 5.45    $ 5.02    $ 5.20    $ 5.17    $ 5.27
Number of operating days.........................      110       101       116       111       111
Capital expenditures (000).......................   $  288    $  450    $  610    $  276    $  556

    Strategy. The Company believes that Wyandot Lake has significant growth potential. Of its capital expenditure budget for 1996, the Company anticipates spending approximately $2.0 million on Wyandot Lake, primarily to expand the children's water park and introduce additional "dry" rides and attractions. The Company believes that the expansion of the "dry" ride section will significantly broaden the appeal of Wyandot Lake, allowing the park both to better penetrate its market and to achieve higher per capita spending levels. The Company will implement aggressive marketing and sales activities for the 1996 season to corporate sponsors as well as to the public to highlight these park upgrades. The Company also expects Wyandot Lake to benefit from the $75 million planned expansion of the Columbus Zoo located adjacent to the park. The Company is currently negotiating with the Zoo to make an additional five to ten acres available to Wyandot Lake which, if obtained, will facilitate the expansion of the existing park. In an effort to attract visitors going to the Columbus Zoo, Wyandot Lake has participated in joint local advertising programs with the Columbus Zoo and is implementing other marketing programs to capitalize on the close proximity of the Zoo. As with the other Funtime parks, the Company will seek to add special events (both during the season and before and after the season) as well as buy-out third-party food and game concessionaires.

MARKETING AND PROMOTION

    The Company attracts visitors through multi-media marketing and promotional programs for each of its parks. These programs are tailored to address the different characteristics of their respective markets and to maximize the impact of specific park attractions and introductions. All marketing and promotional programs are updated or completely revamped each year to address new developments. During the three years ended December 31, 1994, Premier incurred approximately $2.5 million, $2.8 million and $3.7 million, respectively, in advertising expense and Funtime incurred approximately $5.8 million, $5.1 million and $5.2 million, respectively, in each of those years.

    The Company believes that the local orientation of its marketing programs is a key ingredient to successfully promoting its parks. For example, Cal Ripken, Jr., the all-star shortstop for the Baltimore Orioles, serves as official spokesperson for Adventure World, making numerous appearances in radio and television commercials, and Olympic gymnast Shannon Miller, an Oklahoma City resident, has opened rides at White Water Bay. The Company also develops partnership relationships with well-known national and regional sponsors to supplement its advertising efforts and to provide attendance incentives in the form of discounts and/or premiums. Such arrangements have been made with Pepsi, McDonald's, Taco Bell, Blockbuster, 7-Eleven, Wendy's and various supermarket chains.

    The Company has also arranged for popular local radio and television programs to be filmed or broadcast live from its parks. The Company's Friday evening teen dances at Frontier City are broadcast as thirty-minute shows with an MTV-style format by a Fox Television affiliate on Saturday evenings. These strategies have been well received in local markets, and have been an integral element of Premier's growth.

    Group sales and pre-sold tickets provide the Company with a consistent and stable base of attendance, representing over 40% of aggregate attendance in 1994. Each park has a group sales and pre-sold ticket manager and a well-trained sales staff dedicated to selling multiple group sales and pre-sold ticket programs through a variety of methods, including direct mail, telemarketing and personal sales calls. Premier has increased its group sales and pre-sold ticket business by approximately 65.3% from 1992 to 1994. The Company believes that it has the opportunity to continue to expand and develop its group sales and pre-sold ticket business.

    The Company has also developed effective programs for marketing season pass tickets. Since its acquisition of Adventure World in 1992, the Company has increased season pass sales at the park from approximately 2,000 in 1991 to over 12,000 in 1994. In 1995, the Company revised its joint marketing program for Frontier City and White Water Bay, and season pass sales at these parks increased from approximately 17,800 in 1994 to over 36,500 in 1995.

    A significant portion of the Company's attendance is attributable to the sale of discount admission tickets. The Company offers discounts on season and multi-visit tickets, tickets for specific dates and tickets to affiliated groups such as businesses, schools and religious, fraternal and similar organizations. Management believes that incremental attendance from discount sales activities has a positive effect on operating results. The increased in-park spending which results from such attendance is not offset by incremental operating expenses, since such expenses are relatively fixed during the operating season. In 1994, approximately 91.0% of park patrons were admitted at a discount rate and approximately 52.0% of the Company's revenue was attributable to in-park spending.

    The Company also implements promotional programs as a means of targeting specific market segments not reached through its group or retail sales efforts. The promotional programs utilize coupons, sweepstakes, reward incentives and rebates to attract additional visitors. These programs are implemented through direct mail, telemarketing, direct response media and sponsorship marketing. The special promotional offers are usually for a very limited period of time and offer a reduced admission price or provide some additional incentive to purchase a ticket.

PARK OPERATIONS

    The Company is headquartered in Oklahoma City, Oklahoma and operates in five geographically diverse markets: Washington, D.C./Baltimore, Maryland; Buffalo/Rochester, New York; Cleveland, Ohio; Columbus, Ohio; and Oklahoma City, Oklahoma. Each park is managed by a general manager who reports to the Company's Chief Operating Officer and is responsible for all operations and management of the park. Advertising, ticket sales, community relations and hiring and training of personnel are the responsibility of individual park management in coordination with corporate support teams. The Company has systems and controls in place for the daily tracking and monitoring of revenues and expenses associated with ticket sales and in-park spending.

    Each of the Company's parks is managed by a full-time, on-site management team under the direction of the general manager. Each such management team includes senior personnel responsible for operations and maintenance, marketing and promotion, human resources and merchandising. Park management compensation structures are designed to provide incentives for individual park managers to execute the Company's strategy and to maximize revenues and profits at each park.

    Each of the Company's parks is operated, to the extent practicable, as a separate operating division of the Company in order to maximize local marketing opportunities and to provide flexibility in meeting local needs. For example, local park management recommends local advertising focus, annual operating schedules and application of available capital.

    The Company maintains a trained security force to administer the parks' crowd control policies and guest screening procedures and to enforce the parks' rules relating to behavior of guests in the parks. The specific policies and practices of the security forces are dictated on a park-by-park basis by crowd composition and operating experience.

    The Company's parks are generally open daily from Memorial Day through Labor Day. In addition, five of the parks are open during weekends both prior to and following their daily seasons, primarily as a site for special events, such as concerts, live entertainment and theme events (such as Hallowscream and Octoberfest). Typically, the parks charge a basic daily admission price, which allows unlimited use of all rides and attractions, although in certain cases special rides and attractions require the payment of an additional fee.

COMPETITION

    The Company's theme parks compete directly with other theme parks and amusement parks and indirectly with all other types of recreational facilities and forms of entertainment within their market areas, including movies, sports attractions and vacation travel. Accordingly, the Company's business is and will continue to be subject to factors affecting the recreation and leisure time industries generally, such as general economic conditions and changes in discretionary consumer spending habits. Within each park's regional market area, the principal factors affecting competition include location, price, the uniqueness and perceived quality of the rides and attractions in a particular park, the atmosphere and cleanliness of a park and the quality of its food and entertainment. The Company believes its parks feature a sufficient variety of rides and attractions, restaurants, merchandise outlets and family orientation to enable it to compete effectively. Certain of the Company's direct competitors have substantially greater financial resources than the Company.

CAPITAL IMPROVEMENTS

    The Company makes capital investments each year in the development and implementation of new rides and attractions. The Company believes that the introduction of new rides is an important factor in promoting each of the parks and in encouraging longer visits, which lead to increased sales of food and merchandise. Capital expenditures are planned on a seasonal basis with most expenditures made during the off-season. The following table sets forth the Company's capital expenditures by classification for project years 1992 through 1995.

                                                  CAPITAL EXPENDITURES BY PROJECT YEAR(1)
                                           ------------------------------------------------------
                                              1992          1993           1994           1995
                                           ----------    -----------    -----------    ----------
                                                           (DOLLARS IN THOUSANDS)
CAPITAL EXPENDITURE CATEGORY
----------------------------
Marketable attractions

  Premier...............................   $      635    $     5,072    $     6,861    $    5,681
  Funtime...............................          710          2,633          3,575            --
                                           ----------    -----------    -----------    ----------
    Total marketable attractions........        1,345          7,705         10,436         5,681
                                           ----------    -----------    -----------    ----------
Retail projects
  Premier...............................          576            920          2,931           244
  Funtime...............................          575            558            406           205
                                           ----------    -----------    -----------    ----------
    Total retail projects...............        1,151          1,478          3,337           449
                                           ----------    -----------    -----------    ----------
Asset upgrades and other
  Premier...............................          825          2,194          1,440           320
  Funtime...............................        1,426          1,297            490           909
                                           ----------    -----------    -----------    ----------
    Total asset upgrades and other......        2,251          3,491          1,930         1,229
                                           ----------    -----------    -----------    ----------
Total...................................   $    4,747    $    12,674    $    15,703    $    7,359
                                           ==========    ===========    ===========    ==========

------------
(1) Capital expenditures for a project year represent expenditures incurred during and prior to a park's operating season for that year. For example, included in the figures for 1994 marketable attractions are all amounts expended to install rides that were new during the 1994 season. This spending may have occurred in calendar 1993 or 1994, but was all invested in facilities which were new during the 1994 operating season. The figures are presented in this manner to assist with understanding the nature of the Company's capital programs. This treatment differs from that reflected in Premier's and Funtime's consolidated financial statements, in which expenditures are capitalized as incurred during each fiscal year.

    Capital expenditures for marketable attractions are primarily for new rides and attractions. Retail projects capital expenditures are associated with increasing or maintaining in-park spending. Asset upgrades are capital expenditures made to significantly improve, as opposed to maintain, an existing asset. Expenditures for materials and services associated with maintaining assets, including rides and retail outlets are expensed as incurred and therefore are not included in capital expenditures.

    The Company expects to spend approximately $18.1 million from the proceeds of the Transactions for park improvements for the 1996 season, including the expansion of rides and attractions. The Company intends to invest these funds as follows:

    PARK                                                         AMOUNT
    ----                                                 ----------------------
                                                         (DOLLARS IN THOUSANDS)
Adventure World.......................................          $  4,000
Frontier City.........................................               250
White Water Bay.......................................               125
Geauga Lake...........................................             7,650
Darien Lake...........................................             7,500
Wyandot Lake..........................................             2,000
                                                                --------
  Total...............................................          $ 21,525
                                                                ========

MAINTENANCE AND INSPECTION

    The Company's rides are inspected daily by maintenance personnel during the operating seasons. These inspections include safety checks as well as regular maintenance and are made through both visual inspection of the ride and test operation. Senior management of the Company and the individual parks evaluate the risk aspects of each park's operation. Potential risks to employees and staff as well as to the public are evaluated. Contingency plans for potential emergency situations have been developed for each facility. During the off-season, maintenance personnel examine the rides and repair, refurbish and rebuild them where necessary. This process includes x-raying and magnafluxing (a further examination for minute cracks and defects) steel portions of certain rides at high-stress points. The Company has approximately 130 full-time employees who devote substantially all of their time to maintaining the theme parks and their rides and attractions.

    In addition to the Company's maintenance and inspection procedures, the Company's liability insurance carrier performs an annual inspection of each park and all attractions and related maintenance procedures. The result of insurance inspections are written evaluation and inspection reports, as well as written suggestions on various aspects of park operations. State inspectors conduct annual ride inspections before the beginning of each season. Other portions of each park are also subject to inspections by local fire marshals and health and building department officials.

SEASONALITY

    The operations of the Company are highly seasonal, with at least 80-85% of park attendance occurring in the second and third calendar quarters and the most active period falling between Memorial Day and Labor Day. The great majority of the Company's revenues are collected in the second and third quarters of each year while most expenditures for capital improvements and significant maintenance are incurred when the parks are closed in the first and fourth quarters of each year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GOVERNMENT REGULATION

    Operations at the parks are subject to certain local, state and federal governmental regulations including, without limitation, labor, health, safety and minimum wage regulations applicable to theme park operations, and local and state regulations applicable to restaurant operations at the park. The Company believes that it is in substantial compliance with applicable regulatory standards and, although no assurance can be given, it does not foresee the need for any significant expenditures in this area in the near future.

ENVIRONMENTAL REGULATION

    The Company's operations are subject to increasingly stringent federal, state and local environmental laws and regulations governing water discharges, air emissions, soil contamination, the maintenance of underground storage tanks and the disposal of waste and hazardous materials. The Company believes that it is in substantial compliance with all such laws and regulations. At Geauga Lake, the Company is conducting groundwater monitoring around a former on-site landfill under the supervision of the Ohio Environmental Protection Agency. The Company is awaiting administrative action on its request for curtailment of the scope and duration of this monitoring, based on the sampling results to date. The Company does not currently anticipate that it will be required to expend any material amounts in connection with the monitoring program or any other post-closure activities.

EMPLOYEES

    The Company employs approximately 220 full-time employees and approximately 4,600 seasonal employees during the operating season. In this regard, the Company competes with other local employers for qualified student and other candidates on a season-by-season basis. As part of the seasonal employment program, the Company employs a significant number of teenagers, which subjects the Company to child labor laws.

    None of the employees of the Company are represented by a union or other collective bargaining unit. The Company has not experienced any strikes or work stoppages by its employees, and the Company considers its employee relations to be good.

INSURANCE

    The Company maintains insurance of the type and in amounts that it believes are commercially reasonable and available to businesses in its industry. The Company maintains multi-layered general liability policies that provide for excess liability coverage of up to $15 million per occurrence. By virtue of self-insured retention limits ($25,000 per occurrence), the Company is required to pay the first $25,000 of loss per occurrence. The Company also maintains fire and extended coverage, workers' compensation, and other forms of insurance typical to businesses in its industry. The fire and extended coverage policies insure the Company's real and personal properties (other than land) against physical damage resulting from a variety of hazards. The Company's cost of insurance and self-insured claims for 1994 was approximately $2.5 million compared to $2.5 million and $2.2 million in 1993 and 1992, respectively.

LEGAL PROCEEDINGS

    The nature of the industry in which the Company operates tends to expose it to claims by visitors for injuries. Historically, the great majority of these claims have been minor. While the Company believes that it is adequately insured against the claims currently pending against it and any potential liability, if the number of such events resulting in liability significantly increased, or if the Company becomes subject to damages that cannot by law be insured against, such as punitive damages, there may be a material adverse effect on its operations.

    In November 1994, Metropolitan Entertainment Co., Inc. ("Metropolitan") commenced an action in the United States District Court for the Western District of New York entitled Metropolitan Entertainment Co., Inc. v. Darien Lake Theme Park & Company Resort Inc. and Funtime, Inc. alleging that a long-term joint venture agreement exists among Metropolitan, Darien Lake and Funtime relating to the Performing Arts Center at Darien Lake. Metropolitan is a promoter of live concerts and, from 1987 through 1994, had presented concerts at Darien Lake. Metropolitan seeks in excess of $20 million in damages based upon breach of the alleged joint venture agreement as well as fraudulent inducement and unjust enrichment claims. The Company believes that no long-term agreement was ever entered into between Metropolitan and Funtime, that it has meritorious defenses to this action and that resolution of this action will not have a material adverse effect on the Company. In the event that damages are payable to Metropolitan, the Company can seek indemnification from the Selling Shareholders under the Merger Agreement for up to $2.5 million of such damages.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND SIGNIFICANT EMPLOYEES

    The names, ages and years of service of the persons who are executive officers and directors of the Company or significant employees of the Company or its subsidiaries are as follows:

                                                                           YEARS WITH    YEARS IN
    NAME                         AGE      POSITION                         THE COMPANY   INDUSTRY
    ----                         ---      --------                         -----------   ---------
Kieran E. Burke................  38    Chairman and Chief Executive
                                         Officer; Director                       6            6
Gary Story.....................  39    President and Chief Operating
                                         Officer; Director                      11           24
James F. Dannhauser............  42    Chief Financial Officer; Director         3         --
Hue W. Eichelberger............  37    Vice President, General Manager,
                                         Adventure World                         4           21
Richard A. McCurley............  36    Vice President, General Manager,
                                         Frontier City/White Water Bay           3           20
Thomas H. Hall.................  55    Vice President of Marketing,
                                         Adventure World                        12           24
Traci E. Blanks................  34    Vice President of Marketing,
                                         Frontier City/White Water Bay           9           10
Jeffrey A. Lococo..............  39    Vice President, General Manager,
                                         Wyandot Lake                           13           15
Bradley Y. Paul................  48    Vice President, General Manager,
                                         Darien Lake                            11           11
James C. Bouy..................  53    Vice President, General Manager,
                                         Geauga Lake                             7           34
David Thomas...................  37    Vice President of Entertainment           8           15
Richard R. Webb................  38    Vice President of Accounting              4            5
Richard A. Kipf................  60    Vice President of Administration,
                                         Corporate Secretary                    24           13
Paul A. Biddelman..............  49    Director                                  3           --
Michael E. Gellert.............  63    Director                                  6           --
Jack Tyrrell...................  48    Director                                  3           --

    Kieran E. Burke has served as Chief Executive Officer and a Director of Premier since October 1989 and Chairman of the Board since June 1994. From 1989 through June 1994, he was President of Premier. Mr. Burke also serves as a director of Blue Ridge Real Estate Company and Big Boulder Corporation. Mr. Burke, who is a graduate of Harvard Law School, was an investment banker prior to becoming President of Premier.

    Gary Story has served as President, Chief Operating Officer and a Director of Premier since June 1994. From January 1992 through June 1994, he had been Premier's Executive Vice President. Prior to that time, he had been General Manager of Premier's Frontier City theme park for more than five years. From 1983 through 1984, Mr. Story served as General Manager of Luna Park, an amusement park in Sydney, Australia, during its redevelopment as a theme park and from 1981 through 1983 he served as General Manager of Diversiones del Reino, an amusement park in Mexico City. From 1972 through 1981, Mr. Story served in various capacities with Six Flags Corporation.

    James F. Dannhauser became Chief Financial Officer of the Company on October 1, 1995 and has served as a Director of Premier since December 1992. He is also managing director of Lepercq, de Neuflize & Co. Incorporated, an investment banking firm ("Lepercq").

    Hue W. Eichelberger has served as Vice President and General Manager of Adventure World since 1992. From 1991 through 1992, he served as Park Manager of White Water Bay. From 1988 through 1991, he was Associate Director of Corporate Development at Silver Dollar City, Inc. Previously, Mr. Eichelberger had served as General Manager of White Water (a water park in Grand Prairie, Texas) and FantaSea (a water park in Wichita, Kansas).

    Richard A. McCurley has served as Vice President and General Manager of Frontier City and White Water Bay since 1994. He joined Premier in 1992 as Director of Revenue for Frontier City and White Water Bay and, during that year, transferred to become Director of Revenue for Adventure World. From 1985 through 1992, Mr. McCurley was Food Service Manager and later Food Service Director at Knotts Berry Farms. Prior to that period, he spent six years with Worlds of Fun, a major theme park in Kansas City, Missouri, ultimately serving as Director of Food Services.

    Thomas H. Hall has served as Vice President of Marketing at Adventure World since 1992. From 1983 through 1992, he served as Vice President of Marketing for Frontier City. Prior to 1983, he spent nine year with Six Flags Corporation, serving in several marketing positions, including Director of Development and Marketing.

    Traci E. Blanks has served as Vice President of Marketing for Frontier City and White Water Bay since 1992. From 1986 through 1987, she served as Director of Marketing, and as such was responsible for all marketing and group sales programs. From 1986 through 1987, she served as Premier's Manager of Advertising and Promotions for Frontier City.

    Jeffrey A. Lococo has served as Vice President and General Manager of Wyandot Lake since 1989. From 1982 through 1989 he served as Director of Marketing and Sales of Geauga Lake. From 1980 through 1982, Mr. Lococo served as Regional Sales Manager with Mariott's Great America Theme Park.

    Bradley Y. Paul has served as Vice President and General Manager of Darien Lake since 1991. From 1984 through 1991 he served as Marketing Director of Darien Lake.

    James C. Bouy has served as Vice President and General Manager of Geauga Lake since 1994. Prior thereto, from 1992 through 1994, he served as Vice President and General Manager of Kennywood Park in Pittsburgh, Pennsylvania. From 1985 through 1992, Mr. Bouy was employed by Funtime as the Vice President and General Manager of Darien Lake. Prior thereto, from 1975 through 1981, he was employed by the Marriott Corporation, where his responsibilities included serving as Chief Operating Officer for the Great American Theme Park in Gurnee, Illinois and the Great American Theme Park in Santa Clara, California.

    David Thomas has served as Premier's Vice President of Entertainment since 1993. From 1987 through 1993, he was responsible for all show productions including national touring acts as well as the staging of numerous festivals including Octoberfest and Hallowscream. Prior to 1987, he served as President of Silvertree Productions, producing over forty stage shows, musicals, stunt spectaculars and magic illusion presentations.

    Richard R. Webb has served as Premier's Vice President of Accounting since 1991. From 1988 through 1991, he was Controller of a subsidiary of the DeBartolo Corporation which operated a race track in Oklahoma City. Prior to that time, Mr. Webb spent nine years with Landmark Land Company, Inc. ultimately serving as Controller.

    Richard A. Kipf has served as Corporate Secretary of Premier (or its predecessors) since 1975 and has served as Vice President of Administration since 1994.

    Paul A. Biddelman has served as a Director of Premier since December 1992. Since April 1992, Mr. Biddelman has been treasurer of Hanseatic Corporation, a private investment company. From January 1991 through March 1992, Mr. Biddelman was managing director of Clements Taee Biddelman Incorporated, a financial advisory firm. From March 1982 to December 1990, he served as a managing director of Drexel Burnham Lambert Incorporated, an investment banking firm. Mr. Biddelman also serves as a director of Electronic Retailing Systems International, Inc., Insituform Technologies, Inc., Celadon Group, Inc., Petroleum Heat and Power Co., Inc., TLC Beatrice International Holdings, Inc. and Oppenheimer Group, Inc.

    Michael E. Gellert has served as a Director of Premier since March 1989. He previously served as a Director of Premier and as a Trustee of Tierco from 1979 until 1986. From June 1989 through June 1994, he also served as the Chairman of the Board of Premier. Mr. Gellert is a General Partner of Windcrest Partners, a New York limited partnership. Windcrest Partners, the principal business of which is private investing, is an affiliate of Premier. Mr. Gellert also serves as a director of Devon Energy Corp., The Harvey Group, Inc., Humana Inc., Seacor Holdings, Inc., Regal Cinemas, Inc. and The Putnam Trust Company of Greenwich.

    Jack Tyrrell has served as a Director of Premier since December 1992. For more than five years, Mr. Tyrrell has been a general partner of Lawrence Venture Partners, a New York general partnership, the principal business of which is that of acting as general partner of Lawrence, Tyrrell, Ortale & Smith, a New York private investment limited partnership. Mr. Tyrrell is also a general partner of LTOS II Partners, a Delaware limited partnership, the principal business of which is that of acting as general partner of Lawrence, Tyrrell, Ortale & Smith II, L.P., a Delaware private investment limited partnership. Mr. Tyrrell also serves as a director of MedAlliance Inc., National Health Investors, Inc. and Regal Cinemas, Inc.

    The Company's directors and officers are elected to serve one-year terms. None of the Company's officers have employment agreements. The Company's directors are not compensated for serving as such, but are reimbursed for expenses incurred in connection with their activities as directors.

EXECUTIVE COMPENSATION

    The following table discloses compensation received by the Company's Chief Executive Officer and Chief Operating Officer for the three years ended December 31, 1994, for the only executive officers of Premier whose annual salary and bonus exceeded $100,000.

                           PREMIER COMPENSATION TABLE

                                             ANNUAL COMPENSATION                       RESTRICTED    SECURITIES
        PRINCIPAL                        ---------------------------   OTHER ANNUAL       STOCK      UNDERLYING      ALL OTHER
        POSITION                         YEAR   SALARY($)   BONUS($)   COMPENSATION    AWARD(S)($)   OPTIONS(#)    COMPENSATION
        ---------                        ----   ---------   --------   -------------   -----------   -----------   -------------

Kieran E. Burke........................  1994   $ 290,000   $     --        --             --           50,000          (1)
Chairman of the Board,                   1993     265,000     40,000        --             --          381,002          (1)
 Chief Executive Officer and Director    1992     265,000         --        --             --               --          (1)
Gary Story.............................  1994     200,000         --        --             --          100,000          (1)
President,                               1993     140,000     70,000        --             --          200,000          (1)
 Chief Operating Officer and Director    1992     125,000     67,000        --             --               --          (1)

------------
(1) The Company has concluded that, as to each named executive officer for each year shown, all personal benefits paid or provided did not exceed the lesser of $50,000 or 10% of the salary and bonus reported for such officer above. During 1994, the Company did not have any defined contribution plans or pension or other defined benefit or retirement plans, other than a qualified, contributory 401(k) plan. All regular employees are eligible to participate in the Plan if they have completed one full year of service and are at least 21 years old. The Company currently does not match contributions made by employees. The accounts of all participating employees are fully vested.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

    The Company's 1993 Stock Option and Incentive Plan (the "Stock Incentive Plan") provides for the grant of options ("Options") to purchase Common Stock intended to qualify as incentive stock options ("Incentive Options") under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), options that do not so qualify ("Non-Qualified Options"), and for the grant of stock appreciation rights ("SARs") that are granted in tandem with Options. An SAR granted in tandem with an Option (a "tandem SAR") permits an optionee to surrender his Option to the Company for cancellation and receive an amount (in cash or shares of Common Stock) equal to the excess, if any, of (i) the then fair market value of the shares of Common Stock subject to the Option over (ii) the exercise price of the Option.

    The following table shows information regarding grants of Options made to the named executive officers under the Stock Incentive Plan during the year ended December 31, 1994. The amounts shown for each of named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the full seven-year term of the Options. During 1994, a limited trading market developed for the Common Stock. On August 1, 1994 (the date of grant of the Options), the average of the bid and asked quotations relating to the Common Stock (as reported on the Pink Sheets and the OTC Bulletin Board) was $1.125. The Compensation Committee of the Board of Directors determined $1.50 to be the fair market value on the date such Options were granted. Accordingly, $1.50 per share was used below for purposes of calculating potential appreciation. No gain to the optionees is possible without an increase in stock price which will benefit all shareholders proportionately. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC regulations. Actual gains, if any, on Option exercises and Common Stock holdings are dependent on the future performance of Common Stock and overall market conditions. There can be no assurance that an established trading market will develop in respect of the Common Stock or, if such a market develops, that the potential realizable values shown in this table will be achieved.

                                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL
                                                                                                    REALIZABLE
                                                    INDIVIDUAL GRANTS                            VALUE AT ASSUMED
                            ------------------------------------------------------------------   ANNUAL RATES OF
                            SECURITIES    % OF TOTAL OPTIONS                                          STOCK
                            UNDERYLING        GRANTED TO         EXERCISE                       ------------------
    NAME                    OPTIONS (#)   EMPLOYEES IN 1994    PRICE ($/SH)   EXPIRATION DATE     5%        10%
    ----                    -----------   ------------------   ------------   ----------------  -------   --------

Kieran E. Burke...........     50,000            27.8%            $ 1.50       August 1, 2001   $30,500   $ 71,000
Gary Story................    100,000            55.6%            $ 1.50       August 1, 2001   $61,000   $142,000

                         AGGREGATED OPTION/SAR EXERCISES AND OPTION/SAR VALUES

    The following table provides information on Option/SAR exercises in 1994 by the named executive officers and the value of such officers' unexercised Options/SARs at December 31, 1994.

                                                            NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                                               OPTIONS/SARS AT            MONEY OPTIONS/SARS AT
                                  SHARES       VALUE        DECEMBER 31, 1994($)         DECEMBER 31, 1994($)(1)
                               ACQUIRED ON    REALIZED   ---------------------------   ----------------------------
            NAME               EXERCISE (#)     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISEABLE
            ----               ------------   --------   -----------   -------------   -----------   --------------

Kieran E. Burke .............       --           --       387,594        268,602       $ 251,898       $ 43,434
Gary Story...................       --           --       100,000        200,000          15,200         22,800

------------
(1) During 1994, a limited trading market developed for the Common Stock. Amount shown is based on $1.19 per share, the average of the high and low bid and asked prices of the Common Stock (as reported on the Pink Sheets and the OTC Bulletin Board) on December 30, 1994.

    In 1994, the Company's Board Compensation Committee authorized the granting of Options to purchase 180,000 shares of Common Stock, including Options to purchase 50,000 shares and 100,000 shares granted to Kieran E. Burke, Chairman and Chief Executive Officer, and Gary Story, President and Chief Operating Officer, respectively. All Options granted in 1994 have a term of seven years, vest 20% on the date of grant and each twelve-month period thereafter so that they are fully-vested and exercisable four years after such date and have an exercise price of $1.50 per share for 1994 Options, representing the Committee's determination of the fair market value of the Company's Common Stock on the date of grant. During 1994, a limited trading market developed for the Common Stock. As of the date the Compensation Committee authorized the 1994 Options and as of the date they were granted, the average of the bid and asked prices of the Common Stock as reported on the Pink Sheets and the OTC Bulletin Board were less than the $1.50 Option price.

          STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS

    The following table sets forth certain information as of the date of this Prospectus (except as noted below) as to Common Stock of the Company owned by
(a) each of Premier's current directors, (b) all current directors and officers of the Company as a group, and (c) each person who, to the best of Premier's knowledge, beneficially owned on that date more than 5% of the outstanding Common Stock. The table gives effect to the Convertible Preferred Stock Offering and the Existing Note Conversion. Holders of the Convertible Preferred Stock are entitled to 60.6 votes per share on all matters submitted to stockholders.

                                                                        SHARES OF
       NAME AND ADDRESS OF                                             COMMON STOCK       PERCENT
         BENEFICIAL OWNER                                           BENEFICIALLY OWNED    OF CLASS
       -------------------                                          ------------------    --------

Kieran E. Burke..................................................          710,304(1)        2.9%
Paul A. Biddelman................................................       14,647,883(2)       45.3
James F. Dannhauser..............................................          110,000(3)        0.5
Michael E. Gellert...............................................        6,943,138(4)(5)    27.8
Gary Story.......................................................          160,000(6)        0.7
Jack Tyrrell.....................................................        4,521,821(7)       17.7
Robert J. Gellert................................................        6,308,230(5)(8)    26.0
Windcrest Partners...............................................        5,680,124(5)(9)    23.3
  122 East 42nd Street
  New York, New York 10168
Lawrence, Tyrrell, Ortale & Smith II, L.P.                                        (10)
Lawrence, Tyrrell, Ortale & Smith................................        3,309,700          13.6
  3100 West End Avenue, Suite 500
  Nashville, TN 37203
Hanseatic Corporation                                                             (11)
Wolfgang Traber..................................................       14,647,883          45.3
  450 Park Avenue
  New York, New York 10152
David A. Jones...................................................        2,386,236(12)       9.6
  500 West Main Street
  Louisville, KY 40201
The Travelers Inc................................................        1,928,615(13)       7.9
  65 East 55th Street
  New York, New York 10022
  Smith Barney Holdings Inc.
  Smith Barney Advisers, Inc.
  1345 Avenue of the Americas
  New York, New York 10105
All directors and officers as a group (8 persons)(14)............       27,096,146          77.8%

------------
 (1) Includes 236,510 shares of Common Stock and warrants and options to purchase 473,794 shares of Common Stock for his own account as to which Mr. Burke has sole voting and investment power.

 (2) Includes 6,623,641 shares of Common Stock beneficially owned by Hanseatic Corporation ("Hanseatic") and 8,024,242 shares issuable upon conversion of 132,400 shares of Convertible Preferred Stock beneficially owned by Hanseatic. of which Mr. Biddelman, is treasurer.

 (3) Includes 55,000 shares of Common Stock for his own account and 55,000 shares beneficially owned by Lepercq, de Neuflize & Co. Incorporated ("Lepercq"), of which Mr. Dannhauser is a managing director. Mr. Dannhauser disclaims beneficial ownership of the shares held by Lepercq.

 (4) Includes 478,716 shares of Common Stock for his own account and 642,424 shares issuable upon conversion of 10,600 shares of Convertible Preferred Stock held by him, as to which Mr. Gellert has sole voting and investment power, and includes 5,680,124 shares of Common Stock beneficially owned by Windcrest Partners, a New York limited partnership ("WP") which shares voting and investment power with its general partners, Michael E. Gellert

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

     and Robert J. Gellert. Also includes 141,874 shares beneficially held by Michael E. Gellert's daughter who resides in his household, of which 30,303 represent shares issuable upon conversion of 500 shares of the Convertible Preferred Stock beneficially owned by such daughter. Mr. Gellert disclaims beneficial ownership of all shares beneficially owned by his daughter.

 (5) Members of the Gellert family and entities controlled by them beneficially own in the aggregate 7,949,149 shares of Common Stock. Such shares represent 31.8% of the Company's outstanding Common Stock. See footnotes
     (4), (8) and (9).

 (6) Includes 100,000 shares of Common Stock issuable upon exercise of stock options held by Mr. Story, as to which he has sole voting and investment power.

 (7) Includes 1,000,000 shares of Common Stock beneficially owned by Lawrence, Tyrrell, Ortale & Smith ("LTOS") and 2,309,700 shares of Common Stock beneficially owned by Lawrence, Tyrrell, Ortale & Smith II, L.P. ("LTOS II") and 1,212,121 shares issuable upon conversion of 20,000 shares of Convertible Preferred Stock beneficially owned Richland Ventures, L.P. ("Richland") II. Mr. Tyrrell, who is a general partner of the respective general partners of LTOS and LTOS II and a general partner of Richland, disclaims beneficial ownership of all such shares.

 (8) Includes 11,070 shares of Common Stock for his own account, as to which he has sole voting and investment power; 247,985 shares as agent for 30 other persons and entities with whom he shares voting and investment power; 10,838 shares as trustee for Michael E. Gellert's sister with respect to which he shares voting and investment power with Peter J. Gellert (who holds these shares as agent); 27,794 shares as trustee of irrevocable trusts for the benefit of Michael E. Gellert's children as to which he has sole voting and investment power; 5,419 shares as trustee of an irrevocable trust for the benefit of his brother as to which he has sole voting and investment power; 5,680,124 shares owned by WP which shares voting and investment power with its general partners, Michael E. Gellert and Robert
     J. Gellert; and 325,000 shares beneficially owned by Lexfor Corporation of which he is President and a director, as to which he shares voting and investment power with the other officers and directors. Michael E. Gellert disclaims beneficial ownership of the shares owned by the trusts for the benefit of his children.

 (9) WP shares voting and investment power with its general partners, Michael E. Gellert and Robert J. Gellert.

(10) Includes 1,000,000 shares of Common Stock beneficially owned by LTOS, 2,309,700 shares beneficially owned by LTOS II. LTOS and LTOS II may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. Information has been derived from Amendment No. 2 to Schedule 13D dated November 2, 1994.

(11) Includes 6,623,641 shares of Common Stock beneficially owned by Hanseatic and 8,024,242 shares issuable upon conversion of 132,400 shares of Convertible Preferred Stock beneficially owned by Hanseatic. Mr. Traber holds in excess of a majority of the shares of capital stock of Hanseatic and thus may be deemed to beneficially own such shares.

(12) Includes 1,780,176 shares of Common Stock beneficially owned by Mr. Jones and 606,060 shares issuable upon conversion of 10,000 shares of Convertible Preferred Stock beneficially owned by Mr. Jones. Information has been derived from Amendment No. 2 to Schedule 13D dated October 12, 1994.

(13) Includes 750,000 shares as to which Smith Barney Mutual Funds Management Inc. ("SBMF"), Smith Barney Holdings Inc. ("SBH") and The Travelers Inc. ("Travelers") have shared voting and dispositive power and 1,027,100 as to which SBH and Travelers have shared voting and dispositive power. SBMF is a wholly-owned subsidiary of SBH, which is a wholly-owned subsidiary of Travelers. Also includes 151,515 shares issuable upon conversion of 2,500 shares of Convertible Preferred Stock beneficially owned by such entities. Information has been derived from Amendment No. 5 to Schedule 13G dated February 13, 1995.

(14) The share amounts listed include shares of Common Stock that the following persons have the right to acquire within 60 days from June 1, 1995: Kieran
     E. Burke, 473,794 shares (see footnote (1)); Paul A. Biddelman, 8,024,242 shares (see footnote (2)); Jack Tyrrell, 1,212,121 (see footnote (7)); Michael E. Gellert, 672,727 (see footnote (4)); Gary Story, 160,000 shares (see footnote (6)); and all directors and officers as a group, 10,545,884 shares.

    The Company believes that the trading market for its Common Stock is highly illiquid. Trading in the Company's Common Stock has been reported on The Pink Sheets and the OTC Bulletin Board under the symbol "PARK" since the second quarter of 1994. Prior thereto, the Company was unable to obtain any reliable price quotations for its Common Stock.

    As of August 28, 1995, there were 24,287,772 million shares of Common Stock issued and outstanding, of which 21,113,549 were held by the Company's officers, directors and principal stockholders (and their affiliates) with the remaining shares held of record by approximately 860 stockholders.

                              CERTAIN TRANSACTIONS

    In connection with the Transactions, the Company paid investment banking and financial advisory fees in the amount of $800,000 and $475,000 to Lepercq, de Neuflize & Co. Incorporated ("Lepercq") and Hanseatic Corporation ("Hanseatic"), respectively. James F. Dannhauser and Paul A. Biddelman, both directors of the Company, are managing director and treasurer, respectively, of Lepercq and Hanseatic. In addition, Hanseatic purchased 132,400 shares of Convertible Preferred Stock in the offering thereof consumated on August 15, 1995. Subsequent to the Transactions, Mr. Dannhauser became Chief Financial Officer of the Company.

                                   THE MERGER

    On August 15, 1995, Premier by merger acquired all of the outstanding shares of capital stock of Funtime pursuant to the Merger Agreement with Funtime and the Selling Shareholders, By virtue of this transaction, Funtime became a wholly-owned subsidiary of the Company.

    The Merger Agreement provided for a merger consideration (the "Merger Consideration") payable on August 15, 1995 (the "Closing") equal to $60.0 million, subject to adjustment, which amount included the repayment in full of all outstanding principal and accrued interest as of the effective date of the Merger (the "Closing") on all of Funtime's indebtedness (approximately $37.1 million at August 15, 1995). At the Closing, $2.5 million (the "Indemnification Fund") and $700,000 (the "Tax Funds") were deposited into an escrow account. Approximately $2.8 million of the Merger Consideration was paid or retained by the Company to fund certain Funtime liabilities. The balance of the Merger Consideration payable at Closing to the Selling Shareholders (approximately $14.7 million after deduction of $2.2 million of certain expenses of the shareholders and Funtime paid by the Company) was paid in cash.

    Subsequent to September 30, 1995, the Merger Consideration will be adjusted. If the Shareholders Adjustment (described below) exceeds the Surviving Corporation Adjustment (as so described), the Merger Consideration will be increased by such excess, together with interest thereon from the Closing at Chemical Bank's prime rate. Alternatively, if the Surviving Corporation Adjustment exceeds the Shareholders Adjustment, the Merger Consideration will be decreased by such excess, together with such interest payment. The Shareholders Adjustment equals the Operating Cash Flow (as defined in the Merger Agreement) of Funtime for the period from the Closing through September 30, 1995 less the excess of the income tax liability of Funtime for the period commencing January 1, 1995 and ending on September 30, 1995 over the Tax Funds. The Surviving Corporation Adjustment equals the sum of (a) consolidated noncurrent liabilities (other than deferred tax liabilities) of Funtime at September 30, 1995 (excluding liabilities incurred by Funtime subsequent to the Merger), (b) $1,500,000, (c) consolidated current liabilities of Funtime at September 30, 1995 and (d) an amount (estimated to be approximately $530,000) equal to the accrued interest (calculated as provided in the Merger Agreement) on the Funtime indebtedness being paid at Closing for the period from Closing through September 30, 1995 (assuming such indebtedness had not been so repaid) minus (e) the sum of cash and accounts receivable of Funtime at September 30, 1995. The adjustment to the Merger Consideration will be payable in cash by the Selling Shareholders or the Company, as the case may be.

    The Merger Agreement provides that, except with respect to certain tax liabilities of Funtime, its subsidiaries and the Selling Shareholders or certain litigation arising out of the Merger, the Indemnification Fund of $2.5 million represents the Company's sole source of funds for indemnification claims under the Merger Agreement. To the extent of any funds remaining therein, the Indemnification Fund (together with interest thereon) will be paid to the Selling Shareholders (except to the extent of then pending indemnification claims) eighteen months following the

Closing. In addition, with respect to certain types of indemnification claims by the Company, the Company's losses in connection therewith must exceed $200,000 before it can proceed against the Indemnification Fund, provided that once this threshold amount is exceeded, all losses in respect of indemnification claims are covered.

    Following the Merger, the current Chief Executive Officer and the current Chief Operating Officer of Funtime became consultants to the Company for two years following the Closing, with annual consulting fees of $179,500 payable to each. During the term of the consulting agreements (and for three years thereafter), such consultants may not provide services or have ownership interests in any amusement or theme park located within a 150-mile radius of any of the Company's then existing parks.

                               CAPITAL STRUCTURE

SENIOR CREDIT FACILITY

    Concurrently with the consummation of the Merger, the Company entered into the Senior Credit Facility with Chemical Bank and The Merchant Bank of New York, providing for a revolving credit line for use in the Company's operations. The description set forth below does not purport to be complete and is qualified in its entirety by reference to the definitive documentation for the Senior Credit Facility which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    Borrowings under the Senior Credit Facility will be secured by substantially all of the Company's assets (other than real estate), including the capital stock of its subsidiaries. The Senior Credit Facility has an aggregate availability of $20.0 million, none of which has been borrowed on the date of this Prospectus. Interest rates per annum are equal to Chemical Bank's Alternative Base Rate plus 0.25% or the London Interbank Offering Rate plus 3.00%. The Senior Credit Facility matures August 15, 1998. Under the Senior Credit Facility, the Company is required to repay in full the principal balance for at least 45 consecutive days during the period from July 1 to November 1 of each year. Borrowings under the Senior Credit Facility will constitute Senior Indebtedness under the Indenture.

    The Senior Credit Facility contains restrictive covenants that, among other things, limit the ability of the Company and the Company's subsidiaries to dispose of assets; incur additional indebtedness or liens; pay dividends; repurchase stock; make investments; engage in mergers or consolidations; engage in certain transactions with subsidiaries and affiliates; and redeem or purchase Notes. In addition, the Senior Credit Facility requires that the Company comply with certain specified financial ratios and tests, including cash interest expense coverage, a minimum net worth requirement and a maximum capital expenditure requirement.

    Defaults under the Senior Credit Facility include failure to pay interest or fees due under any Senior Credit Facility document within five days when such payments are due; failure to repay principal due under any Senior Credit Facility document when due, including in accordance with its annual requirement to repay the entire loan for a period of at least 45 days during the period from July 1 to November 1 each year; a breach of certain affirmative covenants, conditions or agreements contained in any Senior Credit Facility documentation which is unremedied for a period of 30 days or a breach of any negative covenant or certain other affirmative covenants; the default by the Company or any of its principal subsidiaries in respect of any other indebtedness above specified levels, including indebtedness under the Notes; certain events of bankruptcy; certain judgments against the Company or any of its principal subsidiaries; security interests created under the Senior Credit Facility ceasing to be valid and perfected; Senior Credit Facility documentation not being in full force and effect; and a change in control.

COMMON STOCK

    The Company's authorized capital stock includes 45,000,000 shares of Common Stock, par value $0.01 per share. Each share of Common Stock entitles the holder thereof to one vote. Holders of the Common Stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors and are entitled to share ratably, as a single class, in all of the assets of the Company available for distribution to holders of shares of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of Common Stock do not have preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions for the benefit of the Common Stock in the Company's Certificate of Incorporation. As of August 28, 1995, 24,287,772 shares of Common Stock were outstanding. The Company has granted certain registration rights to holders of approximately 22.1 million shares.

PREFERRED STOCK

    The Company's authorized capital stock includes 500,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). The Preferred Stock may be issued in series, and shares of each series will have such rights and preferences as are fixed by the Board of Directors in resolutions authorizing the issuance of that particular series. In designating any series of Preferred Stock, the Board of Directors may, without further action by the holders of Common Stock, fix the number of shares constituting that series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of the series of Preferred Stock. Holders of any series of Preferred Stock, when and if issued, may have priority claims to dividends and to any distributions upon liquidation of the Company, and other preferences over the holders of the Common Stock. The Board of Directors may issue a series of Preferred Stock without action by the shareholders of the Company.

CONVERTIBLE PREFERRED STOCK

    In connection with the Transactions, the Company issued to certain of Premier's current stockholders, their affiliates and others 200,000 shares of Convertible Preferred Stock for an aggregate purchase price of $20.0 million. The following is a summary of the terms of the Convertible Preferred Stock.

    Dividends. Subject to the terms of the Notes and the Senior Credit Facility, holders of shares of the Convertible Preferred Stock are entitled to receive annually, at the Company's option, either (i) cash dividends out of funds of the Company legally available for payment, or (ii) additional shares of Convertible Preferred Stock (valued at $100 per share), in each case at an annual rate of 7% per share. Dividends are cumulative from the date of original issuance of the Convertible Preferred Stock. The Convertible Preferred Stock will be junior as to dividends to any series or class of the Company's stock hereafter issued which ranks senior as to dividends to the Convertible Preferred Stock and has priority as to dividends over the Common Stock and any other series or class of the Company's stock hereafter issued which ranks junior as to dividends to the Convertible Preferred Stock.

    Liquidation Rights. In case of the voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of Convertible Preferred Stock are entitled to receive the liquidation price of $100 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of Common Stock or any other series or class of the Company's stock hereafter issued which ranks junior as to liquidation rights to the Convertible Preferred Stock, but the holders of the shares of the Convertible Preferred Stock will not be entitled to receive the liquidation price of such shares until the liquidation price of any other series or class of the Company's stock hereafter issued which ranks senior as to liquidation rights to the Convertible Preferred Stock has been paid in full.

    Voting Rights. Each share of the Convertible Preferred Stock entitles the holder thereof to 60.6 votes on all matters submitted to the vote of holders of the Common Stock. The Convertible Preferred Stock votes together with the Common Stock as one class, except as required by Delaware law and except in certain circumstances involving the merger or consolidation of the Company.

    Conversion Rights. The holders of Convertible Preferred Stock are entitled at any time to convert their shares of Convertible Preferred Stock into Common Stock at an initial conversion rate of approximately 60.6 shares of Common Stock per share of Convertible Preferred Stock (representing a conversion price of $1.65 per share of Common Stock), subject to adjustment in certain circumstances, including the payment of a stock dividend on shares of the Common Stock, combinations and subdivisions of the Common Stock, certain reclassifications of the Common Stock, the issuance to the Company's stockholders of rights or warrants to subscribe for or purchase shares of Common Stock at a price per share less than the then-current market price (determined as provided in the Certificate of Designation of the Convertible Preferred Stock) of the Common Stock and certain cash dividends and distributions of evidences of indebtedness or assets to holders of certain of the Company's capital stock.

    Redemption by Company. The Convertible Preferred Stock is redeemable at any time in whole, or from time to time in part, at the option of the Company at a redemption price of $100 per share plus accrued and unpaid dividends thereon to the date of redemption provided that (a) the current price of Common Stock for a period of twenty trading days prior to the redemption date is at least 150% of the then applicable conversion price (initially $1.65 per share) and the average daily trading volume of the Common Stock for such twenty-trading-day period exceeds 1,000 shares, or (b) the Company shall have consummated prior to redemption an underwritten public offering of Common Stock with gross proceeds of at least $15.0 million and the current market price of the Common Stock for such twenty-trading-day period averages at least 100% of the then applicable conversion price.

    Registration Rights. The holders of the Convertible Preferred Stock have the right to require the Company to register the Common Stock into which the Convertible Preferred Stock is convertible on two occasions subsequent to December 31, 1996. In addition, such holders have the right to have such shares of Common Stock included in a registration statement relating to Common Stock, subject to customary provisions relating to the right of the underwriters of any such offering to exclude such shares if their inclusion would impair the success of such offering. In the event the holders of Convertible Preferred Stock exercise their registration rights, the Company will be required to bear all registration expenses other than underwriting discounts or other selling expenses and fees and expenses of counsel to such holders.

    The holders of the shares of the Convertible Preferred Stock have no preemptive rights with respect to any shares of capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT


    The Old Notes were sold by the Company on August 15, 1995, in a private placement. In connection with that placement, the Company and the Note Guarantors entered into the Registration Rights Agreement, which requires that the Company and the Note Guarantors file a registration statement under the Securities Act with respect to the New Notes and, upon the effectiveness of that registration statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without registration under the Securities Act. The Registration Rights Agreement further provides that the Company and the Note Guarantors (i) were required to file the registration statement with respect to the Exchange Offer by September 14, 1995, (ii) must use all reasonable efforts to cause such registration statement to be declared effective on or before October 14, 1995, and (iii) shall consummate the Exchange Offer by keeping it effective for not less than thirty (30 days) by November 13, 1995. Since the effective date of the

Registration Statement was November   , 1995 and the consummation date of the
Exchange Offer is anticipated to occur on or about December   , 1995, liquidated
damages provided for in the Registration Rights Agreement in an estimated aggregate amount of $70,000 will be payable by the Company and the Note Guarantors. Except as provided below, upon the completion of the Exchange Offer, the Company's and the Note Guarantor's obligations with respect to the registration of the Old Notes and the New Notes will terminate. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and the summary herein of certain provisions thereof does not purport to be complete and is subject to, and is qualified in its entirety by, reference thereto. Following the completion of the Exchange Offer (except as set forth in the paragraph immediately below), holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected upon completion of the Exchange Offer.


    In order to participate in the Exchange Offer, a holder must represent to the Company and the Note Guarantors, among other things, that (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving the New Notes, whether or not such person is the holder of the Old Notes, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of the New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the New Notes, and (iv) neither the holder nor any such other person is an "affiliate", as defined under Rule 405 promulgated under the Securities Act, of the Company or any Note Guarantor. In the event that (i) existing Commission interpretations are changed such that the New Notes received by holders in the Exchange Offer are not or would not be, upon receipt, transferable by each such holder (other than an affiliate of the Company or any Note Guarantor) without restriction under the Securities Act, or (ii) any holder of Old Notes either (a) is not eligible to participate in the Exchange Offer, or (b) participates in the Exchange Offer and does not receive freely transferable New Notes in exchange for Old Notes (in each case under this clause (ii) other than as a result of applicable Commission interpretations or laws in effect on the original issue date of the Old Notes) such holders can elect, by so indicating on the Letter of Transmittal and providing certain additional necessary information, to have such holder's Old Notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. In the event that the Company and the Note Guarantors are obligated to file a "shelf" registration statement, it will be required to keep such "shelf" registration statement effective for at least three years. Other than as set forth in this paragraph, no holder will have the right to participate in the "shelf" registration statement nor otherwise to require that the Company and the Note Guarantors register such holder's Old Notes under the Securities Act. See "--Procedures for Tendering."

    Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to the Company and the Note Guarantors, the Company and the Note Guarantors believe that, with the exceptions set forth below, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving such New Notes, whether or not such person is the holder of Old Notes (other than any such holder or such other person which is an "affiliate" of the Company or any Note Guarantor within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the New Notes are acquired in the ordinary course of business of the holder or such other person and neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

    Following the completion of the Exchange Offer (except as set forth in the second paragraph under "--Purpose and Effect" above), holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon completion of the Exchange Offer if the holder does not participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company and the Note Guarantors will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 principal amount.


    The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act and will not bear legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture pursuant to which the Old Notes were issued.


    As of           , 1995, Old Notes representing $90.0 million aggregate
principal amount were outstanding and there was one registered holder, a nominee of DTC. This Prospectus, together with the Letter of Transmittal, is being sent to such registered Holder and to others believed to have beneficial interests in the Old Notes. Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. The Company and the Note Guarantors intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.


    The Company and the Note Guarantors shall be deemed to have accepted validly tendered Old Notes when, as, and if the Company has given written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company and the Note Guarantors. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned without expense to the tendering holder thereof as promptly as practicable after the Expiration Date.


    Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company and the Note Guarantors will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "The Exchange Offer--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


    The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
         , 1995, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. The Company will not extend the Expiration Date beyond January 31, 1996. In order to extend the Exchange Offer, the Company will notify the Exchange Agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Company reserves the right, in its sole discretion (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if any of the conditions set forth under "--Conditions to the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner.


PROCEDURES FOR TENDERING


    Only a holder of Old Notes may tender Old Notes in the Exchange Offer. Except as set forth under "--Book Entry Transfer," to tender in the Exchange Offer a holder must complete, sign and date the Letter of Transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or copy to the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if that procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at one of the addresses set forth under "--Exchange Agent" prior to the Expiration Date.


    The tender by a holder that is not withdrawn before 5:00 p.m. on the Expiration Date will constitute an agreement between that holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.


    THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY OR ANY GUARANTOR. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDER.



    Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on such owner's own behalf, the registered holder must, prior to completing and executing the Letter of Transmittal and delivering the owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in the beneficial owner's name or provide a properly completed bond power to the beneficial owner. The transfer of registered ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, the Old Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the Old Notes.

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal unless waived by the Company.


    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.


    In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding after the Expiration Date or, as set forth under "--Conditions to the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.


    By tendering, each holder will represent to the Company that, among other things (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder of the Old Notes, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) neither the holder nor any such other person is an "affiliate", as defined under Rule 405 of the Securities Act, of the Company or any Note Guarantor.


    In the event that (i) existing Commission interpretations are changed such that the New Notes received by holders in the Exchange Offer are not or would not be, upon receipt, transferable by each such holder (other than an affiliate of the Company or a Note Guarantor) without restriction under the Securities Act, or (ii) any holder of Old Notes either (a) is not eligible to participate in the Exchange Offer, or (b) participates in the Exchange Offer and does not receive freely transferable New Notes in exchange for Old Notes (in each case under this clause (ii) other than as a result of applicable Commission interpretations or laws in effect on the original issue date of the Old Notes) such holders can elect, by so indicating on the Letter of Transmittal and providing certain additional necessary information, to have such holder's Old Notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. Such election must be made by the Expiration Date in order for such holder to participate in the "shelf" registration.


    In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or, with respect to DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of an agreement to be bound by the Letter of Transmittal), and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.


BOOK-ENTRY TRANSFER


    The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date the Exchange Agent receives this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes being tendered by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the Exchange Agent at one of the addresses set forth under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.



    DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system in place of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate electronic instructions to the Exchange Agent. To tender Old Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain an application by which the participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES


    If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal and a notice of guaranteed delivery (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.


WITHDRAWAL RIGHTS

    Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.


    For a withdrawal of a tender of Old Notes to be effective, a written or (for DTC participants) electronic ATOP transmission notice of withdrawal must be received by the Exchange Agent at one of its addresses set forth under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the holder in the same manner as the original signature of the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) (or with respect to DTC and participants, by electronic instructions through ATOP) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender, termination or expiration of the Exchange Offer. Properly withdrawn Old Notes may be re-tendered by following one of the procedures under "--Procedures for Tendering" at any time on or prior to the Expiration Date.


CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, the Company and the Note Guarantors shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, the Company and the Note Guarantors determine that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.


    The foregoing conditions are for the sole benefit of the Company and the Note Guarantors and may be asserted by the Company and the Note Guarantors regardless of the circumstances giving rise to any such condition or may be waived by the Company and the Note Guarantors in whole or in part at any time and from time to time in their sole discretion. The failure by the Company or any Note Guarantors at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and form time to time.


    In addition, the Company and the Note Guarantors will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the "TIA"). In any such event the Company and the Note Guarantors are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

    All executed Letters of Transmittal should be directed to the Exchange Agent. United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:



      By Hand Delivery:              By Registered or            By Overnight Delivery:
                                      Certified Mail:
 United States Trust Company    United States Trust Company    United States Trust Company
         of New York                    of New York                    of New York
      65 Beaver Street          P.O. Box 844--Peter Cooper            770 Broadway
  New York, New York 10005                Station               New York, New York 10003
   Attention: Ground Level        New York, NY 10276-0843      Attention: Corporate Trust
 Corporate Trust Operations                                            Operations

                                                                  Confirm by Telephone:
                                                                     (800) 548-6565


FEES AND EXPENSES

    The Company will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.


    The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $170,000 , which includes fees and expenses of the Exchange Agent, accounting, legal, printing, and related fees and expenses.


TRANSFER TAXES

    Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a summary of federal income tax considerations relevant to the exchange of Old Notes for New Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions not in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the New Notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

    EACH HOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

EXCHANGE OF OLD NOTES FOR NEW NOTES


    The Company has received an opinion from Baer Marks & Upham LLP, counsel to the Company, to the effect that the exchange of Old Notes for New Notes pursuant to Exchange Offer should not constitute a material modification of the terms of the Old Notes and, therefore such exchange should not constitute an exchange for federal income tax purposes. Accordingly, such exchange should have no federal income tax consequences to holders of Old Notes.

                          DESCRIPTION OF THE NEW NOTES

GENERAL

    The New Notes are to be issued under an Indenture, dated as of August 15, 1995 (the "Indenture"), between the Company and United States Trust Company of New York, as Trustee (the "Trustee"), a copy of which is available upon request to the Company.

    The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Capitalized terms used herein and not otherwise defined have the meanings set forth in the section "Certain Definitions."

    Principal of, premium, if any, and interest on the New Notes will be payable, and the New Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee, at 114 West 47th Street, New York, New York 10036 ), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Note Register.

    The New Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of New Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE NOTES

    The New Notes will be senior, unsecured obligations of the Company, limited to $90.0 million aggregate principal amount, and will mature on August 15, 2003. Each New Note will bear interest at a rate of 12% per annum from the date of issuance of the Old Note for which such New Note is exchanged, or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on the August 1 or February 1 immediately preceding the interest payment date on August 15 and February 15 of each year, commencing February 15, 1996.

OPTIONAL REDEMPTION

    The New Notes will be redeemable, at the Company's option, in whole or in part, at any time on or after August 15, 1999, and prior to maturity, upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed as percentages of principal amount), plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on August 15 of the years set forth below:

                                                                  REDEMPTION
    PERIOD                                                          PRICE
    ------                                                        ----------
1999...........................................................       106%
2000...........................................................       104%
2001...........................................................       102%
2002 and thereafter............................................       100%

    In addition, at any time and from time to time prior to August 15, 1998, the Company may redeem in the aggregate up to 33 1/3% of the original aggregate principal amount of New Notes with the proceeds of one or more Public Equity Offerings following which there is a Public Market, at a

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redemption price (expressed as a percentage of principal amount) of 110% plus accrued interest, if any, to the redemption date; provided, however, that at least 66 2/3% of the original aggregate principal amount of the Notes must remain outstanding after each such redemption.

SELECTION

    In the case of any partial redemption, selection of the New Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee shall deem to be fair and appropriate. New Notes selected for redemption shall be in principal amounts of $1,000 or a whole multiple thereof. If any New Note is to be redeemed in part only, the notice of redemption relating to such New Note shall state the portion of the principal amount thereof to be redeemed. A new New Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original New Note.

RANKING

    The indebtedness evidenced by the New Notes will be senior, unsecured obligations of the Company, will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company and will be senior in right of payments to all Subordinated Obligations of the Company. The New Notes will be effectively subordinated to any secured Indebtedness of the Company and its subsidiaries to the extent of the value of the assets securing such Indebtedness. As of June 30, 1995, after giving effect to the Transactions and the use of the proceeds therefrom, the Company would have had outstanding $91.8 million of Senior Indebtedness (including the Notes), of which $1.8 million would have been secured Indebtedness. In addition, as of such date, and after giving such effect, the Company would have had undrawn commitments under the Senior Credit Facility of $20.0 million.

NOTE GUARANTEES

    Each of the Company's existing principal operating Subsidiaries, Funtime Parks, Inc., Funtime, Inc., Wyandot Lake, Inc., Darien Lake Theme Park and Camping Resort, Inc., D.L. Holdings, Inc., Tierco Maryland, Inc., Tierco Water Park, Inc., Frontier City Properties, Inc. and Frontier City Partners Limited Partnership, and certain future subsidiaries of the Company (as described below), as primary obligor and not merely as surety, will irrevocably and unconditionally Guarantee on a senior unsecured basis the performance and payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the New Notes, whether for principal of or interest on the New Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the "Guaranteed Obligations"). Such Note Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantee. Each Note Guarantor has jointly and severally guaranteed the full amount of the Guaranteed Obligations, provided that each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Generally, under such laws, a Note Guarantee may be held voidable to the extent claims thereunder exceed the benefit received by the Note Guarantor in connection with the issuance of the Notes. After the Issue Date, the Company will cause each Restricted Subsidiary which Incurs Indebtedness, including each Restricted Subsidiary which is a guarantor of Indebtedness Incurred pursuant to clause
(b)(1) of the covenant described under "Certain Covenants--Limitation on Indebtedness," to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes. See "Certain Covenants--Future Note Guarantors" below.

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

    Each Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon such Note Guarantors and (c) inure to the benefit of and be enforceable by the Trustee and the Holders.



    The Company is a holding company with no operations or assets other than its investment in its subsidiaries, all of which are wholly-owned by the Company. All of the Company's direct and indirect existing subsidiaries, other than Funtime-Famous Recipe, Inc. ("Famous Recipe"), are Note Guarantors. The assets and the operations of Famous Recipe are inconsequential to the Company and its consolidated financial condition and results of operations. Separate financial statements of the individual Note Guarantors are not presented in this Prospectus because the Company does not believe such information would be material to holders of the Old Notes.


CHANGE OF CONTROL

    Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Company to repurchase all or any part of such Holder's New Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

        (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the Voting Stock of the Company; provided that the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of the Company than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company;

        (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

        (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (in each case, other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

    Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's New Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive

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
interest on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such Change of Control, including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its New Notes purchased.

    The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of New Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

    The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchaser. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change in Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

    The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Senior Credit Facility. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the New Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

CERTAIN COVENANTS

    The Indenture contains covenants including, among others, the following:

    Limitation on Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness (and will not permit any Restricted Subsidiary to Incur Preferred Stock); provided, however, that the Company may Incur Indebtedness if on the date of the Incurrence of such Indebtedness the Consolidated Coverage Ratio exceeds 2.00:1 if such Indebtedness is Incurred on or prior to September 30, 1997; 2.25:1 if such Indebtedness is Incurred after September 30, 1997 and on or prior to September 30, 1999; and 2.50:1 if such Indebtedness is Incurred after September 30, 1999.

    (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness: (1) Indebtedness Incurred pursuant to the Senior Credit Facility or under any other revolving credit facility in an aggregate principal amount on the date of Incurrence which, when added to all other Indebtedness Incurred pursuant to this clause (1) and then outstanding shall not exceed $30 million, provided that the Company must repay all loans outstanding under any such facility at least once during each fiscal year and may not make drawings thereunder for 30 consecutive days following the date of such repayment; (2) Indebtedness (A) of the Company owed to and held by a Wholly Owned Subsidiary or (B) of any Restricted Subsidiary owed to and held by the Company or any other Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such

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
Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to another Wholly Owned Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof; (3) the Notes; (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1) or (3) of this covenant); (5) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (2), (3), (4), or this clause
(5); (6) Hedging Obligations consisting of interest rate swaps with respect to Indebtedness permitted to be Incurred by the Company pursuant to the Indenture;
(7) Purchase Money Indebtedness and Capital Lease Obligations Incurred after the Issue Date which do not exceed at any time outstanding $15 million; (8) Indebtedness represented by the Note Guarantees and Guarantees of Indebtedness Incurred pursuant to clause (1) or (3) above; (9) Indebtedness in respect of performance bonds, letters of credit, surety or appeal bonds, prior to any drawing thereunder, for or in connection with pledges, deposits or payments made or given in the ordinary course of business, and which do not secure any Indebtedness; and (10) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company then outstanding (other than Indebtedness permitted by clauses (1) through (9) above or paragraph (a)), does not exceed $5 million.

    (c) Notwithstanding the foregoing, the Company will not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness will be subordinated to the New Notes to at least the same extent as such Subordinated Obligations.

    Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default will have occurred and be continuing (or would result therefrom); or (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the Issue Date to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent the purchase by such plan or trust is financed by Indebtedness of such plan or trust and for which the Company is liable as Guarantor or otherwise); (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date, of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or other property (other than Capital Stock), distributed by the Company upon such conversion or exchange); and (D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was treated as a Restricted Payment.

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
    (b) The provisions of the foregoing paragraph (a) will not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or similar trust); provided, however, that (A) such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale will be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above; (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness"; provided, however, that such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments; (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend will be included in the calculation of the amount of Restricted Payments; or (iv) the repurchase of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such persons purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases shall not exceed $2.5 million; provided further, however, that such repurchases will be included in the calculation of the amount of Restricted Payments.

    Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (i) to pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to the Company, (ii) to make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except: (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including under the Senior Credit Facility; (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant; provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the New Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements; (4) any such encumbrance or restriction consisting of customary nonsubletting, nontransfer and nonassignment provisions in leases, licenses or contracts arising or entered into in the ordinary course of business; (5) in the case of clause (iii) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; (6) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or

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substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and (7) encumbrances or restrictions arising or existing by reason of applicable law.

    Limitation on Sales of Assets and Subsidiary Stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition, (ii) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash; provided, however, that a portion of such cash consideration requirement may be in the form of a promissory note secured by a lien on the asset subject to such Asset Disposition, provided that the aggregate amount of all such promissory notes at any one time outstanding does not exceed $1 million and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of any Senior Indebtedness or Indebtedness (other than Preferred Stock) of a Wholly Owned Subsidiary), to prepay, repay or purchase Senior Indebtedness or such Indebtedness (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 180 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of such Asset Disposition or the receipt of such Net Available Cash; (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) exceeds $5 million, to make an Offer to purchase the Notes pursuant to and subject to the conditions set forth in section (b) of this covenant; and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to (x) acquire Additional Assets (other than Indebtedness and Capital Stock) or (y) prepay, repay or purchase Indebtedness of the Company (other than Indebtedness owed to an Affiliate of the Company and other than Disqualified Stock of the Company) or Indebtedness of any Restricted Subsidiary (other than Indebtedness owed to the Company or an Affiliate of the Company), in each case described in this clause (D) within one year from the receipt of such Net Available Cash or, if the Company has made an Offer pursuant to clause (C), six months from the date such Offer is consummated; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (C) or
(D) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided further that prior to applying such Net Available Cash in accordance with clause (A), (B), (C) or (D) above, such Net Available Cash may be invested in Temporary Cash Investments. The Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant exceeds $500,000.

    For the purposes of this covenant, the following will be deemed to be cash:
(x) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

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
    (b) In the event of an Asset Disposition that requires the purchase of New Notes pursuant to clause (a)(iii)(C) of this covenant, the Company will be required to purchase Notes tendered pursuant to an Offer, commenced within one year after the date of such Asset Disposition, by the Company for the New Notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued interest to the Purchase Date in accordance with the procedures (including prorationing in the event of oversubscription) set forth in clause (c) of this covenant. If the aggregate purchase price of New Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the New Notes, the Company will apply the remaining Net Available Cash in accordance with clause (a)(iii)(D) of this covenant. The Company will not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (A) and (B) of this covenant section (a)(iii)) is less than $5 million for any Asset Disposition (which lesser amounts will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

    (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

    Limitation on Affiliate Transactions. (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company, except for the issuance of the Convertible Preferred Stock, the Existing Note Conversion and the payment of investment banking and financial advisory fees in the amount of $800,000 and $475,000 to Lepercq, de Neuflize & Co. Incorporated and Hanseatic Corporation, respectively, in connection with the issuance of the Notes and the Convertible Preferred Stock and the Merger (an "Affiliate Transaction") unless the terms thereof (1) are no less favorable to the Company or such Restricted Subsidiary than those which could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate and (2) if such Affiliate Transaction involves an amount in excess of $500,000, (i) are set forth in writing and (ii) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction. In addition if such Affiliate Transaction involves an amount in excess of $5 million a fairness opinion must be provided by a nationally recognized investment banking firm.

    (b) The provisions of the foregoing paragraph (a) will not apply to (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments", (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment or indemnification arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $250,000 in the aggregate outstanding at any one time; (v) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries; and (vi) any Affiliate Transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

                                       85
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    Limitation on the Sale or Issuance of Capital Stock of Restricted
Subsidiaries. The Company will not sell any shares of Capital Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of its Capital Stock except (i) to the Company or a Wholly Owned Subsidiary or (ii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary. Notwithstanding the foregoing, the Company is permitted to sell all the Capital Stock of a Subsidiary as long as the Company is in compliance with the terms of the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock."

    Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien on any of its property or assets (including Capital Stock), whether owned on the Issue Date or thereafter acquired, securing any obligation other than Permitted Liens unless contemporaneously therewith effective provision is made to secure the New Notes equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations) such obligation for so long as such obligation is so secured.

    Limitation on Sale/Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) the Company or such Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "--Limitation on Indebtedness" and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under "--Limitation on Liens", (ii) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors) of such property and (iii) the transfer of such property is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock."

    Limitation on Lines of Business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Related Business.

    Future Note Guarantors. After the Issue Date, the Company will cause each Restricted Subsidiary which Incurs Indebtedness, other than Indebtedness owed to the Company or a Wholly Owned Subsidiary, including each Restricted Subsidiary which is a guarantor of Indebtedness Incurred pursuant to clause (b)(1) of the covenant described under "--Limitation on Indebtedness", to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the New Notes.

    Merger and Consolidation. The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) under "--Limitation on Indebtedness"; (iv) immediately after giving effect to such transaction, the Successor Company will have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company prior to such transaction; and (v) the Company will have

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delivered to the Trustee an Officers' Certificate and an Opinion of Counsel,
each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

    The Successor Company will be the successor to the Company and will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease will not be released from the obligation to pay the principal of and interest on the New Notes.

    Notwithstanding the foregoing clauses (ii), (iii) and (iv), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or a Wholly Owned Subsidiary.

    SEC Reports. Notwithstanding that the Company may not be required to remain or be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC and provide the Trustee and Noteholders and prospective Noteholders (upon request) with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA Sec.314(a).

DEFAULTS

    An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,
(iii) the failure by the Company to comply with its obligations under "--Certain Covenants--Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described above under "-- Change of Control" or under the covenants described in "--Certain Covenants" (in each case, other than a failure to purchase Notes),
(v) the failure by the Company or any Note Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) the failure of the Company or any Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any Indebtedness by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5 million and such failure continues for 10 days after notice (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Restricted Subsidiary (the "bankruptcy provisions"), (viii) the rendering of any judgment or decree for the payment of money in excess of $5 million against the Company or a Subsidiary, which remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision") or (ix) any Note Guarantee shall cease to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor shall deny or disaffirm its obligations under the Indenture or any Note Guarantee and such default continues for 10 days.

    The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

    However, a default under clauses (iv), (v), (vi) and (viii) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

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
    If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

    Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

    The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a trust officer. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with such a consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may or shall be redeemed as described under "--Optional Redemption" above, (v) make any Note

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payable in money other than that stated in the Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, (vii) modify the Note Guarantees in any manner adverse to the Holders or (viii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions.

    Without the consent of any Holder, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the
Code), to add further Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

    The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the Indenture becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

    A New Noteholder may transfer or exchange New Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a New Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a New Noteholder to pay any taxes required by law or permitted by the Indenture. The Company is not required to transfer or exchange any New Note selected for redemption or to transfer or exchange any New Note for a period of 15 days prior to the selection of New Notes to be redeemed. The New Notes will be issued in registered form and the registered Holder of a New Note will be treated as the owner of such New Note for all purposes.

DEFEASANCE

    The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the New Notes, to replace mutilated, destroyed, lost or stolen New Notes and to maintain a registrar and paying agent in respect of the New Notes. The Company at any time may terminate its obligations under the covenants described under "--Certain Covenants" (other than the covenants described under "--Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "--Certain Covenants-- Defaults" above and the limitations contained in clauses (iii) and (iv) under "--Merger and Consolidation" above ("covenant defeasance").

    The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Subsidiaries)

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
or (viii) under "--Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under "--Certain Covenants--Merger and Consolidation" above.

    In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been in the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

    United States Trust Company of New York is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the New Notes.

    The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of case of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

    The Indenture provides that it and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

    "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

    "Affiliate" of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any Person who is a director or executive officer (a) of such Person, (b) of any Subsidiary of such Person or
(c) of any Person described in clause (i) above. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants--Limitation on Affiliate Transactions" and "--Certain Covenants--Limitations on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of shares representing 5% or more

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of the total voting power of the Voting Stock (on a fully diluted basis) of the
Company or of rights or warrants to purchase such Voting stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

    "Asset Disposition" means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of inventory in the ordinary course of business,
(iii) a disposition of all or substantially all of the assets of the Company permitted by the covenant described under "--Certain Covenants--Merger and Consolidation" and (iv) for purposes of the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments".

    "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

    "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

    "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

    "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

    "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination as to which financial statements are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both,

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EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period,
(4) if since the beginning of such period the Company or any Restricted Subsidiary shall have repaid, repurchased, defeased or otherwise discharged any Indebtedness, pursuant to the terms of the Indenture, with the Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock and other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent the purchase by such plan or trust is financed by Indebtedness of such plan or trust and for which the Company is liable as Guarantor or otherwise), EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such discharge of Indebtedness as if such discharge had occurred on the first day of such period, and (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

    "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries, plus, to the extent not included in such total

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interest expense, and to the extent incurred by the Company or its Restricted
Subsidiaries, (i) interest expense attributable to Capital Lease Obligations,
(ii) amortization of debt discount, (iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees),
(vii) Preferred Stock dividends in respect of all Preferred Stock of Subsidiaries of the Company and Disqualified Stock of the Company held by Persons other than the Company or a Wholly Owned Subsidiary, (viii) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary; provided that payment of such amounts by the Company or any Restricted Subsidiary is being made to, or is sought by, the holders of such Indebtedness pursuant to such guarantee, and
(ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

    "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income, up to the aggregate amount of cash actually contributed or advanced to such Person by the Company or its Restricted Subsidiaries during or with respect to such period; (ii) any net income (loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject at such time to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;
(v) extraordinary gains (but not losses); (vi) the cumulative effect of a change in accounting principles; (vii) any transaction costs or writeoffs attributable to the Merger; and (viii) amounts paid to the shareholders of Funtime in respect of Consolidated Net Income pursuant to the Merger Agreement. Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

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    "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and the Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending prior to the taking of any action for the purpose of which the determination is being made as to which financial statements are available, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

    "Consolidation" means the consolidation of the amounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an Investment. The term "Consolidated" has a correlative meaning.

    "Convertible Preferred Stock" means the Company's Series A 7% Convertible Preferred Stock issued in connection with the issuance of the Notes.

    "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in the case of clauses (i), (ii) or (iii) on or prior to the first anniversary of the Stated Maturity of the Notes.

    "East 79th Street Partnership Agreement" means the Agreement of 229 East 79th Street Associates, dated July 24, 1987, as amended to the Issue Date.

    "EBITDA" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net
Income: (i) all income tax expense of the Company, (ii) Consolidated Interest Expense, (iii) depreciation expense and (iv) amortization expense, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Existing Note Conversion" means the conversion by the holders of the Company's 9.5% Convertible Subordinated Notes and the Company's 8% Junior Subordinated Notes into shares of the Company's common stock.

    "Funtime" means Funtime Parks, Inc., an Ohio corporation.

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
    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

    "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

    "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

    "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

    "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (ii) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto); (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services; (v) all Capital Lease Obligations of such Person and all Attributable Debt of such Person; (vi) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of the Company, any Preferred Stock (but excluding, in each case, any accrued dividends); (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons;
(viii) all Indebtedness of other Persons to the extent Guaranteed by such Person; and (ix) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

    "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

    "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments", (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

    "Issue Date" means the date on which the Notes were originally issued.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

    "Merger" means the merger of Premier Parks Acquisition Inc. into Funtime pursuant to the Merger Agreement.

    "Merger Agreement" means the Agreement and Plan of Merger among the Company, Premier Parks Acquisition Inc., Funtime and certain shareholders of Funtime, dated as of June 30, 1995.

    "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

    "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Note Guarantee" means any Guarantee which may from time to time be executed and delivered by a Subsidiary of the Company pursuant to the terms of the Indenture. Each such Note Guarantee will be in the form prescribed in the Indenture.

    "Note Guarantor" means any Subsidiary that has issued a Note Guarantee.

    "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, any Vice President, the Treasurer or the Secretary of the Company.

    "Officers' Certificate" means a certificate signed by two Officers.

    "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

    "Permitted Holders" means Hanseatic Corporation, Robert J. Gellert, Michael
E. Gellert, Jack Tyrell, and each of their respective Affiliates.

    "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;
(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;
(iii) another Person if the aggregate amount of all Investments in all such other Persons does not exceed $5.0 million; provided, however, that such Person's primary business is a Related Business; (iv) promissory notes received as consideration for an Asset Disposition which are secured by a lien on the asset subject to such Asset Disposition; provided that the aggregate amount of all such promissory notes at any one time outstanding does not exceed $1.0 million; (v) Temporary Cash Investments; (vi) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (vii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (viii) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary; (ix) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; and (x) Investments in the aggregate not to exceed $100,000 in any year pursuant to the East 79th Street Partnership Agreement.

    "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (c) Liens for property taxes not yet due or payable or subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness; (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially impair the use of such properties in the operation of the business of such Person; (f) Liens securing Purchase Money Indebtedness; provided, however, that (i) the Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture, (ii) the principal amount of any Indebtedness secured by any such Lien does not exceed the cost of assets or property so acquired or constructed and (iii) the amount of Indebtedness secured by any such Lien is not subsequently increased; (g) Liens to secure Indebtedness permitted under the provisions described in clause (b)(1) or (8) under "--Certain Covenants--Limitation on Indebtedness"; (h) Liens existing on the Issue Date;
(i) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries; (j) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries; (k) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly owned Subsidiary of such Person; (l) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations; (m) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (h), (i) and (j); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (h), (i) or
(j) at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (n)(i) mortgages, liens, security interests, restrictions or encumbrances that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any real property leased by the Company and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property. Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clauses (f), (i) or (j) above if such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under "Certain Covenants-- Limitation on Sale of Assets and Subsidiary Stock."

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

    "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

    "Public Equity Offering" means an underwritten primary public offering of common stock of the Company with aggregate gross proceeds of at least $15 million pursuant to an effective registration statement (other than a registration statement on Form S-4, S-8 or any successor or similar forms) under the Securities Act.

    "Public Market" means any time after a Public Equity Offering has been consummated and the common stock subject thereto has been distributed by means of an effective registration statement under the Securities Act.

    "Purchase Money Indebtedness" means Indebtedness (i) consisting of the deferred purchase price of property, conditional sale obligations, obligation under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (ii) incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; and provided further, that such Indebtedness is Incurred within 180 days after such acquisition, addition or improvement by the Company or Restricted Subsidiary of such asset.

    "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

    "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

    "Related Business" means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

    "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) or rights to acquire its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or of any Restricted Subsidiary held by any Person (other than a Wholly Owned Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment, other than a Permitted Investment, in any Unrestricted Subsidiary or any Affiliate of the Company other than a Wholly Owned Subsidiary or a Person that will become a Wholly Owned Subsidiary as a result of any such Investment.

    "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

    "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

    "SEC" means the Securities and Exchange Commission.

    "Senior Credit Facility" means the $20 million senior secured credit facility among the Company, the financial institutions party thereto and Chemical Bank, as agent for such financial institutions, as such facility was in effect on the Issue Date.

    "Senior Indebtedness" means any Indebtedness which is not by its express terms subordinated in right of payment to the Notes or any Note Guarantee.

    "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

    "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

    "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

    "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause
(i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Corporation, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Corporation or "A" by Moody's Investors Service, Inc.

    "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Sec.Sec. 77aaa-77bbbb) as amended by the Trust Indenture Reform Act of 1990, as it may be amended from time to time.

    "Trade Payables" means, with respect to any Person, any accounts payable or any Indebtedness or monetary obligation to trade creditors Incurred by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

    "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (B) if such Subsidiary has consolidated assets greater than $1,000, such designation would be permitted under the covenant entitled "--Certain Covenants--Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

    "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

    "Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

BOOK-ENTRY; DELIVERY AND FORM

    Except as set forth below, the Notes will initially be issued in the form of one or more registered notes in global form without coupons (each a "Global Note"). Each Global Note will be deposited on the date of the closing of the sale of the Notes (the "Closing Date") with, or on behalf of, the Depository Trust Company (the "Depository") and registered in the name of Cede & Co., as nominee of the Depository, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between Depository and the Trustee.

    The Depository has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. The Depository was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. The Depository's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. QIBs may elect to hold Notes purchased by them through the Depository. QIBs or other Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through Participants or Indirect Participants.

    The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Notes, the Depository will credit the accounts of Participants designated by the Initial Purchaser with an interest in the Global Note and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes or to pledge the Notes as collateral will be limited to such extent.

    So long as the Depository or its nominee is the registered owner of a Global Note, the Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities, and will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if such Person is not a Participant or an Indirect Participant, on the procedures of the Participant through which such Person owns its interest, to exercise any rights of a Holder under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of Holders or a Person that is an owner of a beneficial interest in a Global Note desires to take any action that the Depository, as the Holder of such Global Note, is entitled to take, the Depository would authorize the Participants to take such action and the Participant would authorize Persons owning through such Participants to take such action or would otherwise act upon the instruction of such Persons. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such Notes.

    Payments with respect to the principal of, premium, if any, and interest on any Notes represented by a Global Note registered in the name of the Depository or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depository or its nominee in its capacity as the registered Holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of the Depository. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

CERTIFICATED SECURITIES

    If (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the Depository of its Global Notes, Certificated Securities will be issued to each person that the Depository identifies as the beneficial owner of the Notes represented by the Global Note.

    Neither the Company nor the Trustee shall be liable for any delay by the Depository or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from the Depository for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. Each of the Company and the Note Guarantors has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use
in connection with any such resale. In addition, until            , 1995 all
dealers effecting transactions in the New Notes may be required to deliver a prospectus.

    Neither the Company nor any Note Guarantor will receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company and each Note Guarantor have, jointly and severally, agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for holders of Old Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS


    The validity of the Notes offered hereby will be passed upon for the Company by Baer Marks & Upham LLP, New York, New York.


                                    EXPERTS

    The consolidated financial statements of Premier Parks Inc. included herein and in the registration statement have been audited as of December 31, 1994 and 1993 and for the years then ended by KPMG Peat Marwick LLP, independent certified public accountants, and for the year ended December 31, 1992 by Pannell Kerr Forster PC, independent certified public accountants. Such consolidated financial statements have been included in reliance upon the reports appearing elsewhere herein of KPMG Peat Marwick LLP and Pannell Kerr Forster PC, and upon the authority of said firms as experts in accounting and auditing.

    The consolidated financial statements of Funtime Parks, Inc. as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, have been included herein and in the registration statement in reliance upon the report of Ernst & Young LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of 229 East 79th Street Associates LP as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, have been included herein and in the registration statement in reliance upon the report of Tackman, Pilla, Arnone and Company, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                               PREMIER PARKS INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
PREMIER PARKS INC.:
Independent Auditors' Report.........................................................    F-2
Report of Predecessor Auditors.......................................................    F-3
Consolidated Balance Sheets at December 31, 1993 and 1994, and June 30, 1995
  (Unaudited)........................................................................    F-4
Consolidated Statements of Operations--Years ended December 31, 1992, 1993, and 1994,
  and Six Months ended June 30, 1994 (Unaudited) and 1995 (Unaudited)................    F-5
Consolidated Statements of Stockholders' Equity--Years ended December 31, 1992, 1993,
  and 1994, and Six Months ended June 30, 1995 (Unaudited)...........................    F-6
Consolidated Statements of Cash Flows--Years ended December 31, 1992, 1993, and 1994,
  and Six Months ended June 30, 1994 (Unaudited) and 1995 (Unaudited)................    F-7
Notes to Consolidated Financial Statements...........................................    F-9

FUNTIME PARKS, INC.:
Report of Independent Auditors.......................................................   F-22
Consolidated Balance Sheets at December 31, 1993 and 1994, and July 2, 1995
  (Unaudited)........................................................................   F-23
Consolidated Statements of Redeemable Preferred Stock and Stockholders' Equity
  (Deficit)--Years ended December 31, 1992, 1993, and 1994, and Six Months ended July
  2, 1995 (Unaudited)................................................................   F-24
Consolidated Statements of Operations--Years ended December 31, 1992, 1993, and 1994,
  and Six Months ended July 3, 1994 (Unaudited) and July 2, 1995 (Unaudited).........   F-26
Consolidated Statements of Cash Flows--Years ended December 31, 1992, 1993, and 1994,
  and Six Months ended July 3, 1994 (Unaudited) and July 2, 1995 (Unaudited).........   F-27
Notes to Consolidated Financial Statements...........................................   F-28

229 EAST 79TH STREET ASSOCIATES L.P.
Independent Auditors' Report.........................................................   F-38
Balance Sheets at December 31, 1993 and 1994 and June 30, 1995 (Unaudited)...........   F-39
Statements of Revenues and Expenses--Years ended December 31, 1992, 1993 and 1994 and
  Six Months ended June 30, 1994 (Unaudited) and June 30, 1995 (Unaudited)...........   F-40
Statements of Changes in Partners' (Deficit): Years ended December 31, 1993 and 1994
  and Six Months ended June 30, 1995 (Unaudited).....................................   F-41
Statements of Cash Flows: Years ended December 31, 1992, 1993 and 1994 and Six Months
  ended June 30, 1994 (Unaudited) and June 30, 1995 (Unaudited)......................   F-44
Notes to Financial Statements........................................................   F-45

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
  PREMIER PARKS INC.:

We have audited the accompanying consolidated balance sheets of Premier Parks Inc. (formerly known as The Tierco Group, Inc.) as of December 31, 1993 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Premier Parks Inc. as of December 31, 1993 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                           KPMG PEAT MARWICK LLP

Oklahoma City, Oklahoma
February 24, 1995

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
  THE TIERCO GROUP, INC.

    We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of The Tierco Group, Inc. (presently known as Premier Parks Inc.) for the year ended December 31, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of The Tierco Group, Inc. (presently known as Premier Parks Inc.) for the year ended December 31, 1992, in conformity with generally accepted accounting principles.

    As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." in 1992.

                                                         PANNELL KERR FORSTER PC

New York, New York
March 10, 1993

                               PREMIER PARKS INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31,
                                                          -------------------------    JUNE 30,
                                                             1993          1994          1995
                                                          -----------   -----------   -----------
                                                                                      (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents..............................  $ 3,025,859   $ 1,365,728   $ 1,862,861
 Accounts receivable....................................      373,909       869,796     1,200,878
 Inventories............................................      896,369     1,017,791     1,723,112
 Prepaid expenses.......................................      464,550       765,200       917,494
                                                          -----------   -----------   -----------
     Total current assets...............................    4,760,687     4,018,515     5,704,345
                                                          -----------   -----------   -----------
Other assets:
 Investment in and advances to a partnership, at
   equity...............................................    1,123,817     1,123,708     1,123,356
 Deferred charges.......................................      422,446       428,608        382150
 Deposits principally for future rides and
   attractions..........................................      224,848     1,107,732        77,132
 Other..................................................      295,929       288,143       284,250
                                                          -----------   -----------   -----------
     Total other assets.................................    2,067,040     2,948,191     1,866,888
                                                          -----------   -----------   -----------
Property and equipment, at cost.........................   34,169,132    44,841,784    50,455,007
 Less accumulated depreciation..........................    4,289,427     6,269,852     7,380,613
                                                          -----------   -----------   -----------
                                                           29,879,705    38,571,932    43,074,394
                                                          -----------   -----------   -----------
     Total assets.......................................  $36,707,432   $45,538,638   $50,645,627
                                                          -----------   -----------   -----------
                                                          -----------   -----------   -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses..................  $   769,929   $ 1,281,061   $ 6,073,342
 Accrued interest payable...............................       34,751       101,857       146,701
 Current portion of capitalized lease obligations.......      407,038       452,645       489,248
 Current portion of long-term debt--unrelated parties...    1,765,085     1,239,160     1,226,098
 Current portion of long-term debt--related parties.....           --       200,000       200,000
 Revolving credit facility..............................           --            --     3,500,000
                                                          -----------   -----------   -----------
     Total current liabilities..........................    2,976,803     3,274,723    11,635,389
                                                          -----------   -----------   -----------
Long-term debt and capitalized lease obligations:
 Capitalized lease obligations..........................    1,872,569     1,419,924     1,302,593
 Long-term debt--unrelated parties:
   Senior subordinated notes............................    1,240,000     1,240,000     1,240,000
   Term notes...........................................    7,025,083    11,901,080    11,882,090
 Long-term debt--related parties:
   Senior subordinated notes............................    5,760,000     5,760,000     5,760,000
   Junior subordinated loan.............................    2,751,163     1,895,000     1,895,000
                                                          -----------   -----------   -----------
     Total long-term debt and capitalized lease
       obligations......................................   18,648,815    22,216,004    22,079,683
Deferred income taxes...................................    1,889,900     1,913,900       667,918
                                                          -----------   -----------   -----------
     Total liabilities..................................   23,515,518    27,404,627    34,382,990
                                                          -----------   -----------   -----------
Stockholders' equity:
 Preferred stock, $1 par value, 500,000 shares
   authorized at December 31, 1993 and 1994, and June
   30, 1995 (no shares issued and outstanding)..........           --            --       --
 Common stock, $.01 par value, 45,000,000 shares
   authorized at December 31, 1993 and 1994, and June
   30, 1995; 13,407,825 shares issued as of December 31,
   1993 and 16,992,335 shares issued as of December 31,
   1994, and June 30, 1995..............................      134,078       169,923       169,923
 Capital in excess of par value.........................   45,768,909    50,572,978    50,572,978
 Accumulated deficit....................................  (32,022,306)  (31,920,123)  (33,791,497)
                                                          -----------   -----------   -----------
                                                           13,880,681    18,822,778    16,951,404
 Less: 131,728 shares of treasury stock at cost.........      688,767       688,767       688,767
                                                          -----------   -----------   -----------
     Total stockholders' equity.........................   13,191,914    18,134,011    16,262,637
                                                          -----------   -----------   -----------
     Total liabilities and stockholders' equity.........  $36,707,432   $45,538,638   $50,645,627
                                                          -----------   -----------   -----------
                                                          -----------   -----------   -----------

          See accompanying notes to consolidated financial statements.

                               PREMIER PARKS INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                    SIX MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,                   JUNE 30,
                                      ---------------------------------------   -------------------------
                                         1992          1993          1994          1994          1995
                                      -----------   -----------   -----------   -----------   -----------
                                                                                (UNAUDITED)   (UNAUDITED)
Revenue:

 Theme park admissions..............  $10,185,865   $12,873,884   $13,935,566   $ 3,996,944   $ 5,675,268

 Theme park food, merchandise, and
   other............................    7,206,435     8,985,957    10,963,167     3,312,094     3,692,255
                                      -----------   -----------   -----------   -----------   -----------

     Total revenue..................   17,392,300    21,859,841    24,898,733     7,309,038     9,367,523
                                      -----------   -----------   -----------   -----------   -----------

Costs and expenses:

 Operating expenses.................    9,292,720    10,400,898    12,358,205     5,947,817     5,882,948

 Selling, general and
   administrative...................    4,433,746     4,767,990     5,447,264     2,443,608     3,239,644

 Costs of products sold.............    1,736,194     2,135,214     2,553,146       799,901       826,942

 Depreciation and amortization......    1,441,612     1,536,515     1,996,903       859,076     1,110,761
                                      -----------   -----------   -----------   -----------   -----------

     Total costs and expenses.......   16,904,272    18,840,617    22,355,518    10,050,402    11,060,295
                                      -----------   -----------   -----------   -----------   -----------

     Income (loss) from
       operations...................      488,028     3,019,224     2,543,215    (2,741,364)   (1,692,772)

Other income (expense):

 Interest expense, net..............   (1,413,138)   (1,438,257)   (2,299,066)   (1,081,090)   (1,383,353)

 Minority interest in income........     (269,951)           --            --            --            --

 Equity in loss of partnership......     (122,232)     (142,157)      (83,309)      (36,566)      (38,912)

 Other income.......................        9,196         5,754         9,343            60            81
                                      -----------   -----------   -----------   -----------   -----------

     Total other income (expense)...   (1,796,125)   (1,574,660)   (2,373,032)   (1,117,596)   (1,422,184)
                                      -----------   -----------   -----------   -----------   -----------

     Income (loss) from continuing
       operations before income
       taxes........................   (1,308,097)    1,444,564       170,183    (3,858,960)   (3,114,956)

Income tax expense (benefit)........      426,500        91,000        68,000    (1,543,584)   (1,243,582)
                                      -----------   -----------   -----------   -----------   -----------

     Income (loss) from continuing
       operations before
       extraordinary item and
       cumulative effect of
       accounting change............   (1,734,597)    1,353,564       102,183    (2,315,376)   (1,871,374)

Loss from discontinued operations,
 net of tax benefit of $1,397,700...   (2,252,498)           --            --            --            --
                                      -----------   -----------   -----------   -----------   -----------

     Income (loss) before
       extraordinary item and
       cumulative effect of change
       in accounting for income
       taxes........................   (3,987,095)    1,353,564       102,183    (2,315,376)   (1,871,374)

Extraordinary item--gain on transfer
 of assets less income taxes of
 $5,068,000.........................   18,350,087            --            --            --            --

Cumulative effect of change in
 account ing for income taxes.......    2,297,900            --            --            --            --
                                      -----------   -----------   -----------   -----------   -----------

     Net income (loss)..............  $16,660,892   $ 1,353,564   $   102,183   $(2,315,376)  $(1,871,374)
                                      -----------   -----------   -----------   -----------   -----------
                                      -----------   -----------   -----------   -----------   -----------

Income (loss) per share:

 Income (loss) from continuing
   operations.......................  $      (.42)  $       .10   $       .01   $     (0.17)  $     (0.11)

 Loss from discontinued
   operations.......................         (.54)           --            --            --            --

 Extraordinary item.................         4.43            --            --            --            --

 Cumulative effect of accounting
   change...........................          .56            --            --            --            --
                                      -----------   -----------   -----------   -----------   -----------

     Net income (loss)..............  $      4.03   $       .10   $       .01   $     (0.17)  $     (0.11)
                                      -----------   -----------   -----------   -----------   -----------
                                      -----------   -----------   -----------   -----------   -----------

Weighted average number of shares
  outstanding.......................    4,139,485    13,276,097    14,051,922    13,276,097    16,860,607
                                      -----------   -----------   -----------   -----------   -----------
                                      -----------   -----------   -----------   -----------   -----------

          See accompanying notes to consolidated financial statements.

                               PREMIER PARKS INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                    YEARS ENDED DECEMBER 31,             SIX MONTHS
                                           ------------------------------------------       ENDED
                                               1992           1993           1994       JUNE 30, 1995
                                           ------------   ------------   ------------   -------------
                                                                                         (UNAUDITED)
Common stock--shares outstanding:

 Balance, beginning of period............     2,276,097     13,276,097     13,276,097     16,860,607

 Issuance of common stock for cash.......     7,390,000             --      3,099,073             --

 Exchange of debt for equity.............     3,500,000             --        485,437             --

 Issuance of common stock for services...       110,000             --             --             --
                                           ------------   ------------   ------------   -------------

 Balance, end of period..................    13,276,097     13,276,097     16,860,607     16,860,607
                                           ------------   ------------   ------------   -------------
                                           ------------   ------------   ------------   -------------

Common stock--amount:

 Balance, beginning of period............  $     24,078   $    134,078   $    134,078   $    169,923

 Issuances of common stock:

   Cash proceeds, net....................        73,900             --         30,991             --

   Exchange of debt for equity...........        35,000             --          4,854             --

   For services rendered.................         1,100             --             --             --
                                           ------------   ------------   ------------   -------------

 Balance, end of period..................  $    134,078   $    134,078   $    169,923   $    169,923
                                           ------------   ------------   ------------   -------------
                                           ------------   ------------   ------------   -------------

Capital in excess of par value:

 Balance, beginning of period............  $ 35,143,767   $ 45,768,909   $ 45,768,909   $ 50,572,978

 Issuances of common stock:

   Cash proceeds, net....................     7,161,242             --      4,153,583             --

   Exchange of debt for equity...........     3,465,000             --        650,486             --

   For services rendered.................        (1,100)            --             --             --
                                           ------------   ------------   ------------   -------------

 Balance, end of period..................  $ 45,768,909   $ 45,768,909   $ 50,572,978   $ 50,572,978
                                           ------------   ------------   ------------   -------------
                                           ------------   ------------   ------------   -------------

Accumulated deficit:

 Balance, beginning of period............  $(50,036,762)  $(33,375,870)  $(32,022,306)  $(31,920,123 )

 Net income (loss).......................    16,660,892      1,353,564        102,183     (1,871,374 )
                                           ------------   ------------   ------------   -------------

 Balance, end of period..................  $(33,375,870)  $(32,022,306)  $(31,920,123)  $(33,791,497 )
                                           ------------   ------------   ------------   -------------
                                           ------------   ------------   ------------   -------------

Treasury stock:

 Balance, beginning and end of period....  $    688,767   $    688,767   $    688,767   $    688,767
                                           ------------   ------------   ------------   -------------
                                           ------------   ------------   ------------   -------------

Total:

 Balance, beginning of period............  $(15,557,684)  $ 11,838,350   $ 13,191,914   $ 18,134,011

 Issuances of common stock:

   Cash proceeds, net....................     7,235,142             --      4,184,574             --

   Exchange of debt for equity...........     3,500,000             --        655,340             --

 Net income (loss).......................    16,660,892      1,353,564        102,183     (1,871,374 )
                                           ------------   ------------   ------------   -------------

 Balance, end of period..................  $ 11,838,350   $ 13,191,914   $ 18,134,011   $ 16,262,637
                                           ------------   ------------   ------------   -------------
                                           ------------   ------------   ------------   -------------

          See accompanying notes to consolidated financial statements.

                               PREMIER PARKS INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  SIX MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,                    JUNE 30,
                                  -----------------------------------------   -------------------------
                                      1992          1993           1994          1994          1995
                                  ------------   -----------   ------------   -----------   -----------
                                                                              (UNAUDITED)   (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss)..............  $ 16,660,892   $ 1,353,564   $    102,183    (2,315,376)   (1,871,374)
 Adjustments to reconcile net
   income (loss) to net cash
   provided by (used in)
   operating activities:
     Depreciation and
       amortization.............     2,906,394     1,536,515      1,996,903       859,076     1,110,761
     Amortization of discount on
       debt and debt issuance
       costs....................       805,253       290,037         93,990        43,451        50,351
     Minority interest in
       income...................       269,951            --             --            --            --
     Gain on sale of assets.....            --        (1,800)        (8,531)       (8,531)           --
     Equity in losses of
       partnerships.............     1,100,372       142,157         83,309        36,566        38,912
     Decrease in escrow cash
       accounts.................       151,483       506,545             --            --            --
     (Increase) decrease in
       accounts receivable......       848,765      (210,192)      (495,887)     (866,787)     (331,082)
     Increase (decrease) in
       deferred income taxes....     1,798,900        91,000         24,000    (1,543,584)   (1,245,982)
     Increase in inventories and
       prepaid expenses.........      (650,257)     (338,960)      (422,072)     (946,051)     (857,615)
     (Increase) decrease in
       deposits and other
       assets...................      (276,115)     (123,416)      (891,576)      160,915     1,030,600
     Increase (decrease) in
       accounts payable and
       accrued expenses.........    (1,926,596)     (532,031)       511,132     3,126,061     3,977,281
     Increase (decrease) in
       accrued interest payable.     3,708,822       (14,021)        67,106        86,016        44,844
     Payments of debt issuance
       costs....................            --      (400,446)      (100,152)      (73,906)           --
     Gain on transfer of
       assets...................   (23,418,087)           --             --            --            --
                                  ------------   -----------   ------------   -----------   -----------
       Total adjustments........   (14,681,115)      945,388        858,222       873,226     3,818,070
                                  ------------   -----------   ------------   -----------   -----------
       Net cash provided by
         (used in) operating
         activities.............     1,979,777     2,298,952        960,405    (1,442,150)    1,946,696
                                  ------------   -----------   ------------   -----------   -----------
Cash flows from investing
 activities:
 Cash balances of discontinued
   businesses...................      (370,229)           --             --            --            --
 Proceeds from the sale of
   equipment....................            --        90,000         14,000        14,000            --
 Purchase of minority interest
   in Frontier City Partners
   Limited Partnership..........      (650,000)           --             --            --            --
 Purchase of theme parks........      (500,000)           --             --            --            --
 Purchase option payment........       (50,000)           --             --            --            --
 Increase in investments in and
   advances to partnerships.....      (122,920)     (113,520)       (83,200)      (53,160)      (38,560)
 Additions to property and
   equipment....................    (3,956,316)   (7,674,265)   (10,108,121)   (7,923,273)   (4,798,223)
                                  ------------   -----------   ------------   -----------   -----------
       Net cash used in
         investing activities...    (5,649,465)   (7,697,785)   (10,177,321)   (7,923,433)   (4,836,783)
                                  ------------   -----------   ------------   -----------   -----------

                               PREMIER PARKS INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)

                                                                                  SIX MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,                    JUNE 30,
                                  -----------------------------------------   -------------------------
                                      1992          1993           1994          1994          1995
                                  ------------   -----------   ------------   -----------   -----------
                                                                              (UNAUDITED)   (UNAUDITED)
Cash flows from financing
 activities:
 Repayment of debt..............    (5,319,395)   (8,251,989)    (5,079,289)      (68,802)     (169,280)
 Proceeds from borrowings.......     6,820,000    10,757,828      8,451,500     8,965,276     3,556,500
 Net cash proceeds from issuance
   of common stock..............     7,235,142            --      4,184,574            --            --
                                  ------------   -----------   ------------   -----------   -----------
       Net cash provided by
         financing activities...     8,735,747     2,505,839      7,556,785     8,896,474     3,387,220
                                  ------------   -----------   ------------   -----------   -----------
(Decrease) increase in cash and
  cash equivalents..............  $  5,066,059   $(2,892,994)  $ (1,660,131)     (508,109)      497,133
Cash and cash equivalents at
  beginning of period...........       852,794     5,918,853      3,025,859     3,025,859     1,365,728
                                  ------------   -----------   ------------   -----------   -----------
Cash and cash equivalents at end
  of period.....................  $  5,918,853   $ 3,025,859   $  1,365,728     2,517,750     1,862,861
                                  ------------   -----------   ------------   -----------   -----------
                                  ------------   -----------   ------------   -----------   -----------
Supplementary cash flow
 information:
 Cash paid during the period
   for:
   Interest relating to:
     Continuing operations......  $    710,664   $ 1,791,294   $  2,179,950       995,074     1,338,509
     Discontinued operations....       793,938            --             --            --            --
                                  ------------   -----------   ------------   -----------   -----------
       Total....................  $  1,504,602   $ 1,791,294   $  2,179,950       995,074     1,338,509
                                  ------------   -----------   ------------   -----------   -----------
                                  ------------   -----------   ------------   -----------   -----------
 Cash paid for income taxes.....  $         --   $        --   $     37,802   $        --   $        --
                                  ------------   -----------   ------------   -----------   -----------
                                  ------------   -----------   ------------   -----------   -----------

Supplemental disclosure of noncash investing and financing activities:

1992

    . In connection with an asset transfer agreement, the Company transferred assets having a book value of $52,711,922 in exchange for the full satisfaction of $76,130,009 of indebtedness and other liabilities (note
      2).

    . Debt in the amount of $3,500,000 was exchanged for equity (note 8).

    . The Company purchased certain assets of a theme and water park subject to a promissory note in the face amount of $5,500,000 (note 3).

    . In connection with the purchase of the minority interest in Frontier City
      Partners Limited Partnership (Frontier), the Company recognized negative goodwill of $2,629,843.

    . The Company entered into three separate note agreements, aggregating
      $604,326 for the purchase of property and equipment.

1993

    . The Company purchased certain rides and attractions through capital leases with obligations totaling $2,745,000.

    . In connection with a term loan obtained during the year, $5,823,672 was used to retire existing notes with the same institution.

1994

    . Common stock (485,437 shares) was exchanged for $655,340 of debt (note 8).

    . The Company entered into two separate note agreements, aggregating
      $570,000 for the purchase of property and equipment.

            See accompanying notes to consolidated financial statements.

                               PREMIER PARKS INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              DECEMBER 31, 1992, 1993, AND 1994, AND JUNE 30, 1995
                 (INFORMATION AS OF JUNE 30, 1995, AND FOR THE
             SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT POLICIES

  ORGANIZATION

    In 1994 the stockholders of Premier Parks Inc. (the Company) approved a change of name from The Tierco Group, Inc., to more accurately reflect the themed amusement park nature of its business. The Company is primarily engaged in the ownership of regional theme parks. The Company and its subsidiaries currently own and operate three parks: Frontier City, a western theme park located in Oklahoma City, Oklahoma; White Water Bay, a water park located in Oklahoma City, Oklahoma; and Adventure World, a combination theme and water park located in Largo, Maryland.

  BASIS OF PRESENTATION

    The Company's accounting policies reflect industry practices and conform to generally accepted accounting principles.

    The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, and the limited partnership (Frontier City Partners Limited Partnership) in which the Company beneficially owns 100% of the partnership interests. Intercompany transactions and accounts have been eliminated in consolidation. Minority interest represents the minority partner's proportionate share of the limited partnership in 1992. The Company purchased the minority partner's share in 1992.

    The equity method of accounting is used for the Company's investment in a partnership in which it does not own a controlling interest.

    In the opinion of management, the accompanying unaudited consolidated financial statements as of June 30, 1995, and for the six months ended June 30, 1994 and 1995, reflect all adjustments (all of which were normal and recurring) which, in the opinion of management, are necessary for fair statement of the financial position and results of operations for the interim periods presented. The results of operations for the six month period ended June 30, 1995 are not necessarily indicative of the results to be expected for the full year.

  CASH EQUIVALENTS

    Cash equivalents consist of short-term highly liquid investments with an original maturity of three months or less, which are readily convertible into cash.

  INVENTORIES

    Inventories are stated at the lower of cost (first in, first out) or market and consist of products for resale including merchandise and food and miscellaneous supplies including repair parts for rides.

                               PREMIER PARKS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              DECEMBER 31, 1992, 1993, AND 1994, AND JUNE 30, 1995
                 (INFORMATION AS OF JUNE 30, 1995, AND FOR THE
             SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT POLICIES--(CONTINUED)
  DEFERRED CHARGES

    The Company capitalizes all costs related to the issuance of debt with such costs included in deferred charges in the consolidated balance sheets. The capitalized debt costs relate primarily to the senior subordinated debt and bank debt issued and the amortization of such costs is recognized as interest expense under a method approximating the interest method over the life of the respective debt issue.

  ADVERTISING COSTS

    Production costs of commercials and programming are charged to operations in the year first aired. The costs of other advertising, promotion, and marketing programs are charged to operations in the year incurred. The amounts capitalized at year-end are included in prepaid expenses.

  DEPRECIATION AND AMORTIZATION

    Buildings and improvements are depreciated over their estimated useful lives of approximately 28 years--31.5 years by use of the straight-line method. Furniture and equipment are depreciated using the straight-line method over 5-10 years. Rides and attractions are depreciated using the straight-line method over 5-25 years. Amortization of property associated with capitalized lease obligations is included in depreciation expense.

    Maintenance and repairs are charged directly to expense as incurred, while betterments and renewals are generally capitalized in the property accounts. When an item is retired or otherwise disposed of, the cost and applicable accumulated depreciation are removed and the resulting gain or loss is recognized.

  INTEREST EXPENSE RECOGNITION

    Interest on notes payable is generally recognized as expense on the basis of stated interest rates. Notes payable and capitalized lease obligations that do not have a stated interest rate or that have interest rates considered to be lower than prevailing market rates (when the obligations were incurred) are carried at amounts discounted to impute a market rate of interest cost. Total interest incurred, including amounts attributable to discontinued operations, was as follows:

                                                                             SIX MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                     JUNE 30,
                              --------------------------------------    --------------------------
                                 1992          1993          1994          1994           1995
                              ----------    ----------    ----------    -----------    -----------
                                                                        (UNAUDITED)    (UNAUDITED)
From continuing
  operations...............   $1,443,923    $1,480,554    $2,341,046    $ 1,101,268    $ 1,389,258
From discontinued
  operations...............    2,865,093            --            --             --             --
                              ----------    ----------    ----------    -----------    -----------
    Total..................   $4,309,016    $1,480,554    $2,341,046    $ 1,101,268    $ 1,389,258
                              ----------    ----------    ----------    -----------    -----------
                              ----------    ----------    ----------    -----------    -----------

                               PREMIER PARKS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              DECEMBER 31, 1992, 1993, AND 1994, AND JUNE 30, 1995
                 (INFORMATION AS OF JUNE 30, 1995, AND FOR THE
             SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT POLICIES--(CONTINUED)
    Interest expense in the accompanying consolidated statements of operations is shown net of interest income.

  INCOME TAXES

    In 1992, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which required a change from the deferred method under Accounting Principles Board Opinion No. 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The cumulative effect of the change in method of accounting for income taxes was reported in the 1992 consolidated statement of operations (see note 7).

  INCOME (LOSS) PER SHARE

    Income (loss) per share is computed based on the weighted average number of common shares outstanding during the period. For the years ended December 31, 1992, 1993, and 1994, and the six months ended June 30, 1994 and 1995, warrants and options outstanding have been excluded from the per share calculations as no active trading market existed for the Company's common stock during the three-year period ended December 31, 1994 and the six months ended June 30, 1995.

    The Company's senior subordinated notes are convertible into common shares and are potentially dilutive securities. The weighted average number of common shares attributable to the conversion feature of the notes was 2,378,082 for the year ended December 31, 1993, and 5,600,000 for the year ended December 31, 1994, and the six months ended June 30, 1994 and 1995. The senior subordinated notes bear interest and if the notes were converted, the interest expense on the notes would not have been incurred. After consideration of the increase in income that would have occurred from the reduction in interest expense, the effect of the convertible shares on income per share was antidilutive. Since the senior subordinated notes were issued during 1993, there is no effect on the calculation of the weighted average number of common shares outstanding for the year ended December 31, 1992.

  CONCENTRATIONS OF CREDIT RISK

    The Company has a substantial portion of its cash deposits with one bank consisting principally of demand deposits. The amount of cash deposits is in excess of the federal insurance coverage limit. The Company has not experienced any losses on its cash deposits.

                               PREMIER PARKS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              DECEMBER 31, 1992, 1993, AND 1994, AND JUNE 30, 1995
                 (INFORMATION AS OF JUNE 30, 1995, AND FOR THE
             SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)

(2) DISPOSITION OF ASSETS AND DISCONTINUED OPERATIONS

    In 1992, the Company transferred to an entity owned by certain of the Company's then creditors all of the Company's interests in its hotel operations and a real estate partnership in full satisfaction of approximately $39.9 million of nonrecourse indebtedness which was secured by the transferred assets. As a result of this transaction, the Company recognized an extraordinary gain of $23,418,087 before tax effect of $5,068,000.

    The transfer has been recorded as a disposal of a segment of a business. Accordingly, the net operating results of the hotel have been classified as discontinued operations in the 1992 consolidated statement of operations.

(3) ACQUISITION OF THEME PARKS

    On January 17, 1992, a subsidiary of the Company purchased substantially all of the assets of a combination theme and water park located in Prince George's County, Maryland, for a total purchase price of $6,000,000. In connection with this acquisition the subsidiary paid cash of $500,000 and delivered a non-interest-bearing promissory note to the seller in the principal amount of $5,500,000. The note was paid in 1993.

    In addition, the subsidiary entered into an option agreement to purchase an additional 400 acres of land adjacent to the park. The subsidiary paid $50,000 for this option, which was exercised during 1993 at an exercise price of approximately $2,692,000.

    On September 30, 1992, the Company acquired the remaining minority interest in the partnership that owns Frontier City for $650,000. Negative goodwill resulting from this transaction has been allocated to reduce the theme park assets and is being amortized over 15 years.

(4) INVESTMENT IN AND ADVANCES TO A PARTNERSHIP

                                                              DECEMBER 31,
                                                        ------------------------     MARCH 31,
                                                           1993          1994           1993
                                                        ----------    ----------    ------------
                                                                                    (UNAUDITED)
40% general partner capital interest (including
  cumulative advances of $1,194,723, $1,277,923, and
  $1,339,283 at December 31, 1993 and 1994, and June
  30, 1995, respectively) in 229 East 79th Street
  Associates LP, a limited partnership (Associates)
  formed in 1987 to acquire, operate, manage, and
  convert to cooperative ownership a residential
  building located at 229 East 79th Street, New
  York, NY...........................................   $1,123,817    $1,123,708     $ 1,123,356
                                                        ----------    ----------    ------------
                                                        ----------    ----------    ------------

    While the Company is a general partner, the Company does not operate, manage, or control the limited partnership. Operations, management, and control are performed by the managing general partner.

                               PREMIER PARKS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              DECEMBER 31, 1992, 1993, AND 1994, AND JUNE 30, 1995
                 (INFORMATION AS OF JUNE 30, 1995, AND FOR THE
             SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)

(4) INVESTMENT IN AND ADVANCES TO A PARTNERSHIP--(CONTINUED)
    Under the terms of the partnership agreement, the Company funds 40% of required working capital needed by the partnership. During 1993 and 1994 and for the six months ended June 30, 1995, the Company made advances of $113,520, $83,200 and $38,560, respectively. Presently, the Company expects to continue to advance funds as needed during 1995. The Company has guaranteed up to approximately $316,000 of borrowings by Associates in connection with its acquisition of real estate. However, if at the time of a default by Associates, the lender is paid amounts accrued to date, the Company will be relieved of its obligation under its guaranty.

    The following information summarizes the financial position of Associates and the results of its operations:

                                                              DECEMBER 31,
                                                        ------------------------     JUNE 30,
                                                           1993          1994          1995
                                                        ----------    ----------    -----------
                                                                                    (UNAUDITED)
Assets...............................................   $4,197,936    $3,686,256    $ 3,538,552
                                                        ----------    ----------    -----------
                                                        ----------    ----------    -----------
Liabilities..........................................   $4,375,205    $4,071,798    $ 4,021,370
Partners' deficit....................................     (177,269)     (385,542)      (482,818)
                                                        ----------    ----------    -----------
                                                        $4,197,936    $3,686,256    $ 3,538,552
                                                        ----------    ----------    -----------
                                                        ----------    ----------    -----------

                                                                               SIX MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                   JUNE 30,
                                   -----------------------------------    --------------------------
                                     1992         1993         1994          1994           1995
                                   ---------    ---------    ---------    -----------    -----------
                                                                          (UNAUDITED)    (UNAUDITED)
Revenues........................   $ 347,581    $ 300,228    $ 293,875     $  140,185     $ 142,757
Costs and expenses..............     708,101      612,617      534,355        264,581       240,232
                                   ---------    ---------    ---------    -----------    -----------
                                    (360,520)    (312,389)    (240,480)      (124,396)      (97,475)
(Loss) gain on sale of co-op
  shares........................      54,936      (43,003)      32,207         32,980           195
                                   ---------    ---------    ---------    -----------    -----------
      Net loss..................   $(305,584)   $(355,392)   $(208,273)    $  (91,416)    $ (97,280)
                                   ---------    ---------    ---------    -----------    -----------
                                   ---------    ---------    ---------    -----------    -----------

                               PREMIER PARKS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              DECEMBER 31, 1992, 1993, AND 1994, AND JUNE 30, 1995
                 (INFORMATION AS OF JUNE 30, 1995, AND FOR THE
             SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)

(5) PROPERTY AND EQUIPMENT

    Property and equipment, at cost, are classified as follows:

                                                           DECEMBER 31,
                                                    --------------------------     JUNE 30,
                                                       1993           1994           1995
                                                    -----------    -----------    -----------
                                                                                  (UNAUDITED)
Theme parks:
  Land...........................................   $ 5,347,750    $ 5,964,062    $ 5,964,062
  Buildings and improvements.....................    11,654,276     15,212,661     15,212,661
  Rides and attractions..........................    14,346,236     20,178,616     25,809,624
  Equipment......................................     2,820,870      3,486,445      3,468,660
                                                    -----------    -----------    -----------
      Total theme parks..........................    34,169,132     44,841,784     50,455,007
  Less accumulated depreciation..................     4,289,427      6,269,852      7,380,613
                                                    -----------    -----------    -----------
                                                    $29,879,705    $38,571,932    $43,074,394
                                                    -----------    -----------    -----------
                                                    -----------    -----------    -----------

    Included in property and equipment are costs and accumulated depreciation associated with capital leases as follows:

                                                              DECEMBER 31,
                                                        ------------------------     JUNE 30,
                                                           1993          1994          1995
                                                        ----------    ----------    -----------
                                                                                    (UNAUDITED)
Costs................................................   $2,745,000    $2,745,000    $ 2,745,000
Accumulated depreciation.............................      (54,900)     (164,700)      (219,600)
                                                        ----------    ----------    -----------
                                                        $2,690,100    $2,580,300    $ 2,525,400
                                                        ----------    ----------    -----------
                                                        ----------    ----------    -----------

                               PREMIER PARKS INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              DECEMBER 31, 1992, 1993, AND 1994, AND JUNE 30, 1995
                 (INFORMATION AS OF JUNE 30, 1995, AND FOR THE
             SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)

(6) LONG-TERM DEBT AND CAPITALIZED LEASE OBLIGATIONS

    Long-term debt and capitalized lease obligations consist of:

                                                           DECEMBER 31,
                                                    --------------------------     JUNE 30,
                                                       1993           1994           1995
                                                    -----------    -----------    -----------
                                                                                  (UNAUDITED)
Capitalized lease obligations:
  Capitalized lease obligations expiring in 1997
    requiring annual payments of approximately
    $512,000 and secured by equipment with a net
    book value of approximately $2,059,000 and
    $2,015,000 as of December 31, 1994, and June
    30, 1995, respectively (a)...................   $ 1,831,638    $ 1,520,651    $ 1,444,080
  Capitalized lease obligation expiring in 1997,
    requiring annual payments of approximately
    $140,000 and secured by equipment with a net
    book value of approximately $522,000 and
    $510,000 as of December 31, 1994, and June
    30, 1995, respectively (b)...................       447,969        351,918        347,761
                                                    -----------    -----------    -----------
      Total--capitalized lease obligations.......     2,279,607      1,872,569      1,791,841
                                                    -----------    -----------    -----------
Debt to unrelated parties:
  Senior subordinated convertible debt maturing
    in 2000, requiring quarterly interest
    payments at 9.5% per annum (c)...............     1,240,000      1,240,000      1,240,000
  Term note payable due December 1998, requiring
    monthly interest payments at prime plus 1%
    (9.5% as of December 31, 1994, and 10.0% as
    of June 30, 1995) and principal payments
    annually (d).................................     8,632,000     12,451,083     12,451,083
  Revolving line of credit due December 1995,
    requiring monthly interest payments at prime
    plus 1% (10% at June 30, 1995) (d)...........            --             --      3,500,000
  Other debt.....................................       158,168        689,157        657,105
                                                    -----------    -----------    -----------
      Total--debt to unrelated parties...........    10,030,168     14,380,240     17,848,188
                                                    -----------    -----------    -----------
Debt to related parties:
  Junior subordinated loan payable with interest
    at 8% per annum plus accrued interest
    unpaid (e)                                        2,751,163      2,095,000      2,095,000
  Senior subordinated convertible debt maturing
    in 2000, requiring quarterly interest
    payments at 9.5% per annum (c)...............     5,760,000      5,760,000      5,760,000
                                                    -----------    -----------    -----------
      Total--debt to related parties.............     8,511,163      7,855,000      7,855,000
                                                    -----------    -----------    -----------
      Total......................................   $20,820,938    $24,107,809    $27,495,029
                                                    -----------    -----------    -----------
                                                    -----------    -----------    -----------

                                                   (Footnotes on following page)

                               PREMIER PARKS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              DECEMBER 31, 1992, 1993, AND 1994, AND JUNE 30, 1995
                 (INFORMATION AS OF JUNE 30, 1995, AND FOR THE
             SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)

(6) LONG-TERM DEBT AND CAPITALIZED LEASE OBLIGATIONS--(CONTINUED)

(Footnotes for preceding page)

------------

(a) In January 1993, the Company entered into two separate lease agreements to acquire attractions. Under the terms of the agreements, the Company is required to pay aggregate monthly installments of $102,349 during the months of May through September, until the expiration of the leases in September 1997. The leases have an implicit interest rate of approximately 11%. Upon the expiration of the respective leases, the Company has the option to purchase the attractions for $360,000.

(b) During 1993, the Company financed the acquisition of a ride through a lease agreement. Under the terms of the agreement, monthly payments during the months of July through November of $28,004, including implicit interest at a rate of 9.875% thereon, are required until maturity in November 1997.

(c) During 1993, the Company consummated a private placement of $7,000,000 of its 9.5% senior subordinated convertible notes due March 2000. The notes were funded on July 29, 1993. The notes are convertible into shares of common stock at the conversion price of $1.25 per share subject to certain antidilution adjustments, and require a premium to be paid should the Company elect to prepay all or a portion of the principal outstanding before March 8, 1998. The Company has agreed to provide the noteholders certain registration rights under the Securities Act of 1933 relating to shares issued upon conversion of the notes.

(d) In December 1993, the Company entered into a loan agreement with a financial institution which provides for a $13,583,000 term loan due December 31, 1998, and a $3,500,000 revolving line of credit due December 31, 1995. The term loan was fully funded in 1994. Certain amounts under this loan agreement were originally utilized to retire existing indebtedness. The annual minimum principal payments on the term facility are approximately $1,132,000. Beginning in 1997, the Company is required to make additional principal payments (not to exceed approximately $1,132,000 in the aggregate) equal to 20% of the Company's operating cash flow, after debt service and funding of capital improvements approved by the lender. The amounts available under the revolving line facility range annually from zero in November to $3,500,000 in June. Substantially all of the Company's assets are pledged as collateral under the loan agreement.

(e) In October 1992, in connection with a private placement (see note 8), the Company consolidated the outstanding Windcrest Partners (Windcrest) loans in the principal amount of $2,095,000 into a junior subordinated term loan. Under the terms of this loan agreement, interest is payable monthly at the rate of 8% per annum until maturity on December 31, 1999. Commencing December 31, 1995, and continuing annually through December 31, 1998, the Company is required to make principal payments of $200,000 per annum. Included in the amount shown at December 31, 1993, is $655,340 of accrued interest owed to Windcrest which payment had been deferred at October 30, 1992. This amount was exchanged for common stock (485,437 shares) during 1994.

    Certain of the above loan agreements place restrictions on operations, require maintenance of certain financial ratios, and limit the Company's ability to pay dividends or make other distributions to the holders of its common stock.

    The following schedule of maturities of long-term debt and capitalized lease obligations during the five years subsequent to December 31, 1994, assumes that all debt payments will be made in accordance with the terms of the respective agreement, as amended.

1995.........................................................   $ 1,891,805
1996.........................................................     1,874,366
1997.........................................................     2,338,565
1998.........................................................     9,271,529
1999 and thereafter..........................................     8,731,544
                                                                -----------
                                                                $24,107,809
                                                                -----------
                                                                -----------

                               PREMIER PARKS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              DECEMBER 31, 1992, 1993, AND 1994, AND JUNE 30, 1995
                 (INFORMATION AS OF JUNE 30, 1995, AND FOR THE
             SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)

(7) INCOME TAXES

    Income tax expense (benefit) attributable to continuing operations for 1992, 1993, and 1994 and for the six-month periods ended June 30, 1994 and 1995, consists of the following:

                                                        CURRENT      DEFERRED         TOTAL
                                                       ---------    -----------    -----------
1992:
  Federal...........................................   $(415,800)   $   769,900    $   354,100
  State and local...................................     (85,000)       157,400         72,400
                                                       ---------    -----------    -----------
                                                       $(500,800)   $   927,300    $   426,500
                                                       ---------    -----------    -----------
                                                       ---------    -----------    -----------
1993:
  Federal...........................................   $      --    $    75,000    $    75,000
  State and local...................................          --         16,000         16,000
                                                       ---------    -----------    -----------
                                                       $      --    $    91,000    $    91,000
                                                       ---------    -----------    -----------
                                                       ---------    -----------    -----------
1994:
  Federal...........................................   $  44,000    $    15,000    $    59,000
  State and local...................................          --          9,000          9,000
                                                       ---------    -----------    -----------
                                                       $  44,000    $    24,000    $    68,000
                                                       ---------    -----------    -----------
                                                       ---------    -----------    -----------
Six months ended June 30, 1994:
  Federal...........................................   $      --    $(1,157,688)   $(1,157,688)
  State and local...................................          --       (385,896)      (385,896)
                                                       ---------    -----------    -----------
                                                       $      --    $(1,543,584)   $(1,543,584)
                                                       ---------    -----------    -----------
                                                       ---------    -----------    -----------
Six months ended June 30, 1995:
  Federal...........................................   $   2,400    $  (935,789)   $  (933,389)
  State and local...................................          --       (310,193)      (310,193)
                                                       ---------    -----------    -----------
                                                       $      --    $(1,245,982)   $(1,243,582)
                                                       ---------    -----------    -----------
                                                       ---------    -----------    -----------

    Recorded income tax expense (benefit) differed from amounts computed by applying the U.S. federal income tax rate of 34% to pretax income from continuing operations approximately as follows:

                                                                 1992        1993       1994
                                                               ---------   ---------   -------
Computed "expected" federal income tax expense (benefit).....  $(445,000)  $ 491,000   $58,000
Depreciation not resulting in corresponding net operating
  loss carryforward..........................................    769,900          --        --
Other, net...................................................     29,200      (6,000)    1,000
Effect of state and local income taxes.......................     72,400      16,000     9,000
Change in the beginning-of-the-year balance of the valuation
  allowance for deferred tax assets..........................         --    (410,000)       --
                                                               ---------   ---------   -------
                                                               $ 426,500   $  91,000   $68,000
                                                               ---------   ---------   -------
                                                               ---------   ---------   -------

                               PREMIER PARKS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              DECEMBER 31, 1992, 1993, AND 1994, AND JUNE 30, 1995
                 (INFORMATION AS OF JUNE 30, 1995, AND FOR THE
             SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)

(7) INCOME TAXES--(CONTINUED)
    Income tax benefit for each of the six months ended June 30, 1994 and 1995, was approximately 40% of the period's loss from continuing operations before income tax benefit.

    Substantially all of the Company's future taxable temporary differences (deferred tax liabilities) relate to the different financial accounting and tax depreciation methods and periods for property and equipment. The Company's net operating loss carryforwards and alternative minimum tax carryforwards represent future income tax deductions (deferred tax assets). The tax effects of these temporary differences as of December 31, are presented below:

                                                           1993          1994
                                                        ----------    ----------
Deferred tax assets before valuation allowance.......   $1,471,000    $3,161,000
Less valuation allowance.............................           --            --
                                                        ----------    ----------
Net deferred tax assets..............................    1,471,000     3,161,000
Deferred tax liabilities.............................    3,360,900     5,074,900
                                                        ----------    ----------
Net deferred tax liability...........................   $1,889,900    $1,913,900
                                                        ----------    ----------
                                                        ----------    ----------

    The Company's deferred tax liability results from its assets being depreciated over a seven-year period for tax reporting purposes and a longer 20- to 25-year period for financial purposes. The faster tax depreciation has resulted in tax losses which can be carried forward to offset future taxable income. Because the Company's assets' financial carrying value and tax basis difference will primarily reverse before the expiration of the net operating losses and taking into account the Company's projections of future taxable income over the same period, management believes that it will more likely than not realize the benefits of these deductible differences.

    The Company experienced an ownership change within the meaning of the Internal Revenue Code Section 382 and the regulations thereunder on October 30, 1992, as a result of the issuance of 11,000,000 shares of common stock. As a result of the ownership change, net operating loss carryforwards generated before the ownership change can be deducted in subsequent periods only for certain limited purposes. Accordingly, it is probable that the Company will not be able to use net operating loss carryforwards generated prior to October 30, 1992. For that reason, none of the pre-October 30, 1992, net operating loss carryforwards were considered in computing the Company's available net operating loss carryforwards and deferred tax liability. Net operating loss carryforwards generated after October 30, 1992, can be utilized without restriction unless another ownership change, as defined previously, occurs.

    As of December 31, 1994, the Company has approximately $7,695,000 of unrestricted net operating loss and $44,000 of alternative minimum tax carryforwards available for federal income tax purposes.

    As discussed in note 1, the Company adopted the provisions of Statement No. 109 in 1992. The cumulative effect of this change in accounting for income taxes of $2,297,900 was determined as of January 1, 1992, and is reported separately in the consolidated statement of operations.

                               PREMIER PARKS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              DECEMBER 31, 1992, 1993, AND 1994, AND JUNE 30, 1995
                 (INFORMATION AS OF JUNE 30, 1995, AND FOR THE
             SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)

(8) CAPITAL STOCK

    The Company has authorized 500,000 shares of preferred stock, $1 par value. None have been issued to date.

    On October 30, 1992, the Company issued an additional 11,000,000 common shares in a private placement. In connection with this placement, Windcrest exchanged $3,500,000 of debt for 3,500,000 shares of common stock. The Company has agreed to provide the stockholders certain registration rights in the future.

    In June 1993, the Company increased its authorized shares of common stock from 20,000,000 to 45,000,000 authorized shares, $.01 par value.

    In October 1994, the Company issued an additional 3,099,073 common shares in a private placement with existing stockholders for cash. In connection with this placement, Windcrest also exchanged $655,340 of debt for 485,437 shares of common stock. The Company has agreed to provide the stockholders certain registration rights in the future.

(9) STOCK OPTIONS AND WARRANTS

    In 1993 and 1994, certain members of the Company's management were issued seven-year options to purchase 766,002 and 180,000 shares of common stock, at an exercise price of $1.00 and $1.50 per share, respectively, under the Company's 1993 Stock Option and Incentive Plan. These options may be exercised on a cumulative basis with 20% of the total exercisable on date of issuance and with an additional 20% being available for exercise on each of the succeeding anniversary dates. Any unexercised portion of the options will automatically and without notice terminate upon the seventh anniversary of the issuance date or upon termination of employment. At December 31, 1994, options for 36,000 shares related to the 1994 issuance and 306,401 shares related to the 1993 issuance were exercisable.

    In October 1989, the Company's current chairman was issued a ten-year warrant to purchase 131,728 shares of common stock (currently being held as treasury stock) at an exercise price of $.20 per share and a ten-year warrant to purchase 93,466 shares of common stock at an exercise price of $.20 per share.

(10) 401(K) PLAN

    The Company has a qualified, contributory 401(k) plan (the Plan). All regular employees are eligible to participate in the Plan if they have completed one full year of service and are at least 21 years old. The Company currently does not match contributions made by employees. The accounts of all participating employees are fully vested.

(11) CASUALTY LOSS

    On July 27, 1994, high winds damaged the Company's Adventure World location. The loss was covered by insurance and the total insurance benefits recognized during 1994 were $748,000,

                               PREMIER PARKS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              DECEMBER 31, 1992, 1993, AND 1994, AND JUNE 30, 1995
                 (INFORMATION AS OF JUNE 30, 1995, AND FOR THE
             SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)

(11) CASUALTY LOSS--(CONTINUED)
including approximately $348,000 accrued as a receivable which was collected subsequent to December 31, 1994. The Company spent approximately $393,000 in 1994 to replace and repair capital assets which had been destroyed or damaged. Insurance proceeds in excess of the net book value of destroyed assets and the repair costs of damaged assets were approximately $417,000 and are reflected in the 1994 statement of operations in theme parks revenue.

(12) COMMITMENTS AND CONTINGENCIES

    The Company leases office space under a lease agreement which expires April 30, 2001. The lease requires minimum monthly payments over its term and also escalation charges for proportionate share of expenses as defined in the lease. The Company may also terminate the lease during 1996 and pay a termination penalty. Windcrest shares the office space with the Company and has agreed to pay 50% of the rental payments. Rent expense recognized by the Company (after deduction of amounts paid by Windcrest) for the years ended December 1992, 1993, and 1994, aggregated $68,080, $70,075, and $68,100, respectively. Rent expense for the six-month periods ended June 30, 1994 and 1995, was $32,000 and $33,000, respectively.

    The Company leases certain equipment under operating lease agreements, expiring in 1998 and 2000, which specify a minimum annual rent of approximately $252,000 and $427,000, respectively. Each of the leases contains a cancellable feature allowing the Company to terminate the agreements in 1996 and 1998, respectively. Rental expense for the equipment for 1994 was $252,000. Rental expense incurred with respect to the six-month periods ended June 30, 1994 and 1995 was $63,000 and $130,000, respectively.

    Future minimum lease payments (exclusive of amounts to be reimbursed by Windcrest) on operating leases for the Company's office space and equipment (with initial or remaining lease terms in excess of one year), are as follows:

1995............................................................   $788,944
1996............................................................    791,093
1997............................................................    792,167
1998............................................................    792,167
1999............................................................    539,935
Later years.....................................................    577,537

    The Company is not a party to, nor is its property subject to, any pending material legal proceedings.

(13) SUBSEQUENT EVENTS (UNAUDITED)

    Pursuant to a merger agreement, the Company acquired Funtime Parks, Inc., a company owning three regional theme parks, for approximately $60 million, subject to certain post-closing adjustments related to the 1995 operations of the acquired theme parks. To fund the acquisition, on August 15, 1995, the Company issued $90,000,000 of aggregate principal amount of unsecured 12% senior notes due 2003 (Old Notes) and $20,000,000 of convertible preferred stock and

                               PREMIER PARKS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              DECEMBER 31, 1992, 1993, AND 1994, AND JUNE 30, 1995
                 (INFORMATION AS OF JUNE 30, 1995, AND FOR THE
             SIX MONTHS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)

(13) SUBSEQUENT EVENTS (UNAUDITED)--(CONTINUED) converted approximately $9 million of previously existing indebtedness into Company common shares. In connection with the sale of the Old Notes in a private placement, the Company and its primary subsidiaries entered into an agreement with the purchaser of the Old Notes providing for the exchange of the Old Notes for notes (New Notes) which will have the same form and terms as the Old Notes except that the New Notes will be registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer. Except in the case of a Change of Control (as defined in the indenture relating to the Notes) and certain other circumstances, no principal payment on the Notes is due and payable prior to maturity (August 15, 2003). The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the indenture agreement pursuant to which the Old Notes were issued.


    The Company is a holding company with no operations or assets other than its investment in its wholly-owned direct and indirect subsidiaries. All of the Company's subsidiaries, except for one indirect wholly-owned subsidiary, Funtime-Famous Recipe, Inc., are full, unconditional, and joint and several guarantors of the Notes. The assets and operations of Funtime-Famous Recipe, Inc. are inconsequential to the Company and its consolidated financial condition and results of operations. Condensed financial statement information for the guarantors is not included herewith, as the Company does not believe such information would be material to the understanding of the Company and its direct and indirect subsidiaries.



    The acquisition is being accounted for as a purchase. Allocations of the purchase price have been determined based upon estimates of fair value as determined by independent appraisal. The acquisition includes an obligation by the Company based upon the 1995 results of the acquired theme parks. The contingent payment has not yet been included in the allocation of the purchase price. Any payment made by the Company under the contingent pricing feature will result in additional purchase price. As a result of the preliminary allocation, there is approximately $4 million of cost in excess of the fair value of the net assets acquired. Such excess will be amortized on a straight-line basis over its estimated useful life.


    The following summarized pro forma results of operations for the year ended December 31, 1994 and the six months ended June 30, 1995, assume that the acquisition and related transactions occurred as of the beginning of the respective periods (dollars in thousands, except for per share amounts):


                                                                    SIX MONTHS
                                                 YEAR ENDED            ENDED
                                              DECEMBER 31, 1994    JUNE 30, 1995
                                              -----------------    -------------
Total revenue..............................        $75,594            $24,608
Income (loss) from operations..............         (9,574)            (5,586)
Net income (loss)..........................         (1,714)            (6,951)
Income (loss) per common share.............        $  (.08)           $  (.29)

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
  FUNTIME PARKS, INC.
Aurora, Ohio

We have audited the accompanying consolidated balance sheets of Funtime Parks, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, redeemable preferred stock and stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Funtime Parks, Inc. and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, in 1993 the Company changed its method of accounting for income taxes.



                                                               ERNST & YOUNG LLP


January 25, 1995,
except for Note 13, as to which the date is August 29, 1995
Akron, Ohio

                      FUNTIME PARKS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31,
                                                          -------------------------     JULY 2,
                                                             1993          1994          1995
                                                          -----------   -----------   -----------
                                                                                      (UNAUDITED)
ASSETS
Current assets:
 Cash...................................................  $   185,800   $   171,394   $   107,016
 Trade receivable.......................................        8,881         6,714     2,454,980
 Other receivables......................................      196,707       138,546        93,346
 Refundable income taxes................................      240,000            --            --
 Prizes and other supplies..............................    1,876,825     1,720,528     2,849,395
 Other current assets--Note 6...........................      757,183       590,197       583,297
                                                          -----------   -----------   -----------
     Total current assets...............................    3,265,396     2,627,379     6,088,034
Deferred charges, less accumulated amortization
 (1993--$44,614; 1994--$313,494; July 2,
1995--$559,468).........................................      777,929       519,049       276,340
Property and equipment
 Land and land improvements.............................   18,092,049    19,986,705    19,986,706
 Buildings and building improvements....................   15,950,066    16,899,094    16,899,094
 Equipment..............................................   39,888,326    43,000,651    43,000,650
 Construction in progress...............................      380,359       118,111     1,072,817
                                                          -----------   -----------   -----------
                                                           74,310,800    80,004,561    80,959,267
 Less accumulated depreciation..........................   30,491,646    35,784,701    39,100,701
                                                          -----------   -----------   -----------
                                                           43,819,154    44,219,860    41,858,566
                                                          -----------   -----------   -----------
     Total assets.......................................  $47,862,479   $47,366,288   $48,222,940
                                                          -----------   -----------   -----------
                                                          -----------   -----------   -----------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Revolving line of credit...............................  $ 4,133,192   $ 5,500,351   $ 8,075,979
 Accounts payable.......................................    1,059,004       719,457     3,547,036
 Accrued taxes, other than income taxes.................      608,029       639,493       920,033
 Accrued payroll and related expenses...................      227,923         5,132       622,292
 Income taxes payable...................................      392,048        92,342        43,641
 Accrued interest.......................................      390,711     1,539,017     1,820,486
 Other accrued liabilities--Note 6......................    2,123,132     2,571,202     4,358,741
 Current portion of long-term debt......................    3,100,000    20,782,304    20,157,705
                                                          -----------   -----------   -----------
Total current liabilities...............................   12,034,039    31,849,298    39,545,913
Non-current obligations:
 Long-term debt, less current portion--Note 2...........   31,796,627    10,528,131    10,643,283
 Deferred income taxes--Note 4..........................    7,356,000     7,205,000     4,483,055
 Other long-term liabilities............................      556,240     1,483,293     1,487,518
                                                          -----------   -----------   -----------
                                                           39,708,867    19,216,424    16,613,856
Stockholders' equity (deficit)
 Common stock--without par value (stated value of $1,000
   per share, authorized 4,000 shares; issued 1,800
   shares at December 31, 1993 and 3,013 shares at
   December 31, 1994 and July 2, 1995, respectively)....    1,800,000     3,013,043     3,013,043
 Retained earnings (deficit)............................   (5,409,191)   (6,278,262)  (10,546,965)
                                                          -----------   -----------   -----------
                                                           (3,609,191)   (3,265,219)   (7,502,614)
Less:
 Cost of common stock in treasury.......................      166,536       329,515       298,207
 Value of warrant put option............................      104,700       104,700       104,700
                                                          -----------   -----------   -----------
     Total stockholders' equity (deficit)...............   (3,880,427)   (3,699,434)   (7,936,829)
                                                          -----------   -----------   -----------
     Total liabilities and stockholders' equity
       (deficit)........................................  $47,862,479   $47,366,288   $48,222,940
                                                          -----------   -----------   -----------
                                                          -----------   -----------   -----------

                            See accompanying notes.

                      FUNTIME PARKS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND
                         STOCKHOLDERS' EQUITY (DEFICIT)
             YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994, AND THE
                   SIX MONTHS ENDED JULY 2, 1995 (UNAUDITED)

                                                                                         SIX
                                                                                        MONTHS
                                                                                        ENDED
                                                                                       JULY 2,
                                          1992            1993           1994            1995
                                       -----------    ------------    -----------    ------------
                                                                                     (UNAUDITED)
Redeemable Preferred Stock:
  Series A Senior Preferred Stock:
    Balance, beginning of year......   $ 7,000,000    $  7,000,000    $        --    $         --
    Redeem Preferred Stock in
    exchange for subordinated debt..            --      (7,000,000)            --              --
                                       -----------    ------------    -----------    ------------
    Balance, end of year............   $ 7,000,000    $         --    $        --    $         --
                                       -----------    ------------    -----------    ------------
                                       -----------    ------------    -----------    ------------
  Series B Senior Preferred Stock:
    Balance, beginning of year......   $ 2,354,940    $  3,027,780    $        --    $         --
    Issuance of 672.84 shares of
      Series B Senior Preferred
      Stock for payment of stock
      dividend......................       672,840              --             --              --
    Issuance of 1,176.82 shares of
      Series B Senior Preferred
      Stock for payment of stock
      dividend......................            --       1,176,820             --              --
    Redeem Preferred Stock in
      exchange for subordinated
      debt..........................            --      (4,204,600)            --              --
                                       -----------    ------------    -----------    ------------
    Balance, end of period..........   $ 3,027,780    $         --    $        --    $         --
                                       -----------    ------------    -----------    ------------
                                       -----------    ------------    -----------    ------------
  Series A Junior Preferred Stock:
    Balance, beginning of year......   $ 2,500,000    $  2,500,000    $        --    $         --
    Redeem preferred stock in
      exchange for long-term debt...            --      (2,500,000)            --              --
                                       -----------    ------------    -----------    ------------
    Balance, end of year............   $ 2,500,000    $         --    $        --    $         --
                                       -----------    ------------    -----------    ------------
                                       -----------    ------------    -----------    ------------
  Series B Junior Preferred Stock:
    Balance, beginning of year......   $   886,025    $  1,139,175    $        --    $         --
    Issuance of 253.15 shares of
      Series B Junior Preferred
      Stock for payment of stock
      dividend......................       253,150              --             --              --
    Issuance of 442.768 shares
      Series B Junior Preferred
      Stock for payment of stock
      dividend......................            --         442,768             --              --
    Redeem preferred stock in
      exchange for long-term debt...            --      (1,581,943)            --              --
                                       -----------    ------------    -----------    ------------
    Balance, end of year............   $ 1,139,175    $         --    $        --              --
                                       -----------    ------------    -----------    ------------
                                       -----------    ------------    -----------    ------------
  Total Redeemable Preferred Stock:
    Balance, beginning of year......   $12,740,965    $ 13,666,955    $        --    $         --
    Issuance of Series B Senior
      Preferred Stock for payment of
      stock dividend................       672,840       1,176,820             --              --
    Issuance of Series B Junior
      Preferred Stock for payment of
      stock dividend................       253,150         442,768             --              --
    Redeem Preferred Stock in
      exchange for subordinated
      debt..........................            --     (11,204,600)            --              --
    Redeem Preferred Stock in
      exchange for long term debt...            --      (4,081,943)            --              --
                                       -----------    ------------    -----------    ------------
    Balance, end of year............   $13,666,955    $         --    $        --    $         --
                                       -----------    ------------    -----------    ------------
                                       -----------    ------------    -----------    ------------

                      FUNTIME PARKS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND
                  STOCKHOLDERS' EQUITY (DEFICIT)--(CONTINUED)
             YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994, AND THE
                   SIX MONTHS ENDED JULY 2, 1995 (UNAUDITED)

                                                                                         SIX
                                                                                        MONTHS
                                                                                        ENDED
                                                                                       JULY 2,
                                          1992            1993           1994            1995
                                       -----------    ------------    -----------    ------------
                                                                                     (UNAUDITED)
Stockholder's Equity (Deficit)
  Common stock--shares outstanding:
    Balance, beginning of year......   $     1,800    $      1,800    $     1,800    $      3,013
    Exercise G Warrants.............            --              --          1,213              --
                                       -----------    ------------    -----------    ------------
    Balance, end of year............   $     1,800    $      1,800    $     3,013    $      3,013
                                       -----------    ------------    -----------    ------------
                                       -----------    ------------    -----------    ------------
  Common stock--amount:
    Balance, beginning of year......   $ 1,800,000    $  1,800,000    $ 1,800,000    $  3,013,043
    Exercise G Warrants.............            --              --      1,213,043              --
                                       -----------    ------------    -----------    ------------
    Balance, end of period..........   $ 1,800,000    $  1,800,000    $ 3,013,043    $  3,013,043
                                       -----------    ------------    -----------    ------------
                                       -----------    ------------    -----------    ------------
  Treasury Stock:
    Balance, beginning of year......   $  (166,536)   $   (166,536)   $  (166,536)   $   (329,515)
    Purchase treasury shares........            --              --       (207,416)             --
    Issue treasury shares...........            --              --         44,437          31,308
                                       -----------    ------------    -----------    ------------
    Balance, end of period..........   $  (166,536)   $   (166,536)   $  (329,515)   $   (298,207)
                                       -----------    ------------    -----------    ------------
                                       -----------    ------------    -----------    ------------
  Warrant Put Option:
    Balance, beginning of year......   $        --    $         --    $  (104,700)   $   (104,700)
    Record value of warrant put
      option........................            --        (104,700)            --              --
                                       -----------    ------------    -----------    ------------
    Balance, end of year............   $        --    $   (104,700)   $  (104,700)   $   (104,700)
                                       -----------    ------------    -----------    ------------
                                       -----------    ------------    -----------    ------------
  Accumulated deficit:
    Balance, beginning of year......   $(2,120,572)   $ (3,301,914)   $(5,409,191)   $ (6,278,262)
    Net income (loss)...............       383,791         330,902        263,196      (4,257,395)
    Dividends Paid..................      (639,143)       (809,579)            --              --
    Issuance of Series B Senior
      Preferred Stock for payment of
        stock dividend..............      (672,840)     (1,176,820)            --              --
    Issuance of Series B Junior
      Preferred Stock for payment of
        stock dividend..............      (253,150)       (442,768)            --              --
    Unamortized discount on
      subordinated debt, net of
      income tax....................            --         586,288             --              --
    Cancel H Warrants...............            --        (700,000)            --              --
    Record value of warrant put
      option........................            --         104,700             --              --
    Issue treasury shares...........            --              --        (12,437)        (11,308)
    Exercise G Warrants.............            --              --     (1,211,830)             --
    Discount on subordinated debt,
      net of tax reversal...........            --              --         92,000              --
                                       -----------    ------------    -----------    ------------
    Balance, end of period..........   $(3,301,914)   $ (5,409,191)   $(6,278,262)   $(10,546,965)
                                       -----------    ------------    -----------    ------------
                                       -----------    ------------    -----------    ------------

          See accompanying notes to consolidated financial statements.

                      FUNTIME PARKS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                    SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,           -------------------------
                                      ---------------------------------------     JULY 3,       JULY 2,
                                         1992          1993          1994          1994          1995
                                      -----------   -----------   -----------   -----------   -----------
                                                                                (UNAUDITED)   (UNAUDITED)
Gross operating revenue:
 Admissions.........................  $19,351,912   $20,820,183   $20,339,357   $ 5,851,250   $ 6,194,935
 Food, merchandise, and other.......   27,500,479    30,432,656    30,095,314     9,407,089     8,958,332
                                      -----------   -----------   -----------   -----------   -----------
                                       46,852,391    51,252,839    50,434,671    15,258,339    15,153,267
Operating expenses:
 Operating labor....................   11,671,322    12,379,822    12,366,501     5,156,886     5,233,118
 Payroll taxes and benefits.........    1,826,112     1,892,503     1,922,107       826,483       809,300
 Supplies and services..............    1,608,152     1,756,904     1,998,955       943,200       994,110
 Utilities..........................    1,503,466     1,586,050     1,635,735       619,131       609,982
 Maintenance and repairs............    2,364,407     2,290,017     2,792,803     2,025,944     1,659,278
 Licenses, taxes and rent...........    1,478,803     1,600,755     1,781,712       704,078       851,011
 Professional services..............      207,393       186,827       132,897        95,183       105,070
 Miscellaneous......................      507,307       510,787       577,081       328,994       275,346
                                      -----------   -----------   -----------   -----------   -----------
Total operating expenses............   21,166,962    22,203,665    23,207,791    10,699,899    10,537,215
Selling general, and
administrative......................    8,663,536     8,217,796     8,432,771     3,339,518     3,459,003
Cost of sales.......................    5,739,824     6,554,625     6,634,686     2,053,130     2,083,004
Depreciation........................    6,182,228     5,631,903     5,956,481     2,978,240     3,316,000
                                      -----------   -----------   -----------   -----------   -----------
Operating Profit....................    5,099,841     8,644,850     6,202,942    (3,812,448)   (4,241,955)

Other expenses:
 Interest expense, net..............    2,770,635     2,736,777     4,518,212     2,262,603     2,495,153
 Amortization.......................      230,388        45,814       272,784       134,440       245,974
 Litigation costs...................       48,129        38,003       261,444            --            --
 Other..............................       54,898       239,663        36,079       166,248        (3,742)
                                      -----------   -----------   -----------   -----------   -----------
Total other expenses................    3,104,050     3,060,257     5,088,519     2,563,291     2,737,385
                                      -----------   -----------   -----------   -----------   -----------
Income (loss) before income taxes
 and cumulative effect of change in
accounting method...................    1,995,791     5,584,593     1,114,423    (6,375,739)   (6,979,340)

Provision for income tax expense
 (benefit)
 Current:
   Federal..........................      700,000       760,000       785,000            --            --
   State............................      236,000       389,691       125,227            --            --
 Deferred...........................           --       895,000       (59,000)   (2,486,538)   (2,721,945)
 Charge in lieu of income taxes.....      676,000            --            --            --            --
                                      -----------   -----------   -----------   -----------   -----------
                                        1,612,000     2,044,691       851,227    (2,486,538)   (2,721,945)
                                      -----------   -----------   -----------   -----------   -----------
Income (loss) before cumulative
 effect of change in accounting
 method.............................      383,791     3,539,902       263,196    (3,889,201)   (4,257,395)
Cumulative effect as of January 1,
 1993 of change in accounting
 method.............................           --     3,209,000            --            --            --
                                      -----------   -----------   -----------   -----------   -----------
Net income (loss)...................  $   383,791   $   330,902   $   263,196   $(3,889,201)  $(4,257,395)
 Preferred stock dividend
   requirements.....................      724,359       426,094            --            --            --
                                      -----------   -----------   -----------   -----------   -----------
 Net income (loss) applicable to
   common shareholders..............  $  (340,568)  $   (95,192)  $   263,196   $(3,889,201)  $(4,257,395)
                                      -----------   -----------   -----------   -----------   -----------
                                      -----------   -----------   -----------   -----------   -----------
 Income (loss) per share:
 Income (loss) before cumulative
   effect of accounting change (net
   of preferred stock dividend
   requirements)....................  $   (201.52)  $  1,842.49   $    102.93   $ (1,416.83)  $ (1,498.03)
 Cumulative effect of accounting
   change...........................           --     (1,898.82)           --            --            --
                                      -----------   -----------   -----------   -----------   -----------
   Net income (loss) applicable to
     common shareholders............  $   (201.52)  $    (56.33)  $    102.93   $ (1,416.83)    (1,498.03)
                                      -----------   -----------   -----------   -----------   -----------
                                      -----------   -----------   -----------   -----------   -----------
 Weighted average number of shares
   outstanding......................        1,690         1,690         2,557         2,745         2,842
                                      -----------   -----------   -----------   -----------   -----------
                                      -----------   -----------   -----------   -----------   -----------

                            See accompanying notes.

                      FUNTIME PARKS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  SIX MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,           -------------------------
                                    ---------------------------------------     JULY 3,       JULY 2,
                                       1992          1993          1994          1994          1995
                                    -----------   -----------   -----------   -----------   -----------
                                                                              (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).................  $   383,791   $   330,902   $   263,196   $(3,889,201)  $(4,257,395)
Adjustments to reconcile net
 income to net cash provided by
 operating activities:
 Depreciation and amortization....    6,412,616     5,707,300     6,464,501     3,112,680     3,561,974
 Provision for deferred income
   taxes..........................           --       895,000      (151,000)   (2,486,538)   (2,721,945)
 Change in lieu of income taxes...      676,000            --            --            --            --
 Cumulative effect adjustment.....       47,957     3,209,000            --            --            --
 Provision for deferred
   compensation...................           --        44,499        12,415            --            --
 Other long-term liabilities......          680            --       914,638        10,310         4,225
(Gain) Loss on sale of property
  and equipment...................     (151,517)          886        (2,500)           --            --
 Deferred charges.................                   (673,026)      (10,000)           --        (3,265)
 Changes in operating assets and
   liabilities:
   Trade and other receivables....      (40,106)      (26,227)       60,328    (1,913,459)   (2,403,066)
   Refundable income taxes........           --      (240,000)      240,000            --            --
   Prizes and other supplies......       71,399      (677,743)      156,297    (1,175,009)   (1,128,867)
   Other current assets...........      181,136      (321,621)      166,986       242,511         6,900
   Accounts payable...............     (199,318)      672,033      (339,547)    2,350,266     2,827,579
   Accrued taxes, other than
     income taxes.................     (104,778)      (62,436)       31,464       394,928       280,540
   Accrued payroll and related
     expenses.....................       69,755       (73,577)     (222,791)      426,136       617,160
   Income taxes payable...........     (374,950)      208,198      (299,706)     (348,407)      (48,701)
   Accrued interest...............      (10,651)      205,957     1,148,306       728,912       281,469
   Other accrued liabilities......      (12,352)      (19,425)      351,132       756,235     1,787,539
                                    -----------   -----------   -----------   -----------   -----------
Net cash provided by (used in)
operating activities..............    6,949,662     9,179,720     8,783,719    (1,790,636)   (1,195,853)
INVESTING ACTIVITIES
Purchases of property and
  equipment.......................   (2,970,877)   (4,394,647)   (4,211,090)   (2,926,675)     (954,706)
Shareholders settlement...........           --            --    (2,150,000)           --            --
Purchase of stock warrants........           --      (700,000)           --            --            --
Proceeds from sale of property and
  equipment.......................           --            --         2,500         2,500            --
(Purchase) sale of common stock...           --            --       (77,266)       29,213        20,000
Discount on subordinated debt.....           --            --        92,000            --            --
                                    -----------   -----------   -----------   -----------   -----------
Net cash used in investing
  activities......................   (2,970,877)   (5,094,647)   (6,343,856)   (2,894,962)     (934,706)
FINANCING ACTIVITIES
Proceeds from long-term
  borrowings......................           --    20,521,789            --       117,618      115, 152
Principal payments on long-term
  borrowings......................   (5,177,780)  (23,324,751)   (3,821,428)     (721,428)     (624,599)
Net proceeds from borrowings under
 a revolving line-of-credit.......    1,684,383      (636,384)    1,367,159     5,332,625     2,575,628
Dividends.........................     (639,143)     (809,579)           --            --            --
                                    -----------   -----------   -----------   -----------   -----------
Net cash (used in) provided by
financing activities..............   (4,132,540)   (4,248,925)   (2,454,269)    4,728,815     2,066,181
                                    -----------   -----------   -----------   -----------   -----------
Net decrease in cash..............     (153,755)     (163,852)      (14,406)
Cash at beginning of year.........      503,407       349,652       185,800       185,800       171,394
                                    -----------   -----------   -----------   -----------   -----------
Cash at end of year...............  $   349,652   $   185,800   $   171,394   $   229,017   $   107,016
                                    -----------   -----------   -----------   -----------   -----------
                                    -----------   -----------   -----------   -----------   -----------

                            See accompanying notes.

                      FUNTIME PARKS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1994 AND JULY 2, 1995
          (INFORMATION AS OF JULY 2, 1995 OR FOR THE SIX MONTHS ENDED
                  JULY 3, 1994 AND JULY 2, 1995 IS UNAUDITED)

(1) ACCOUNTING POLICIES

  BASIS OF PRESENTATION

    In the opinion of management, the accompanying unaudited consolidated financial statements as of July 2, 1995, and for the six months ended July 3, 1994 and July 2, 1995, reflect all adjustments (all of which were normal and recurring) which, in the opinion of management, are necessary for fair statement of the financial position and results of operations for the interim periods presented.

  CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated upon consolidation.

  NATURE OF OPERATIONS

    The Company owns and operates Geauga Lake, Darien Lake and Wyandot Lake amusement parks in Aurora, Ohio; Darien Center, New York and Columbus, Ohio, respectively. The Company also owns and operates a Famous Recipe and Mr. Hero restaurant.

  PRIZES AND OTHER SUPPLIES

    Prizes and other supplies are valued at cost which approximates market.

  DEFERRED CHARGES

    Deferred charges include primarily costs associated with obtaining long-term debt and are amortized on the straight-line method over the term of the related debt.

  PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost. For financial reporting purposes, depreciation is computed by the straight-line method over the estimated useful lives of the assets. Accelerated methods are used for income tax purposes where permitted. Maintenance and repairs are charged to operating expenses as incurred. Major renewals and betterments are capitalized and depreciated over their estimated useful lives. The cost of assets retired or sold and the related accumulated depreciation are removed from the accounts and any profit or loss on disposition is credited or charged to earnings.

  INCOME TAXES

    Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes." Under SFAS No. 109, the liability method is used in accounting for income taxes and accordingly deferred tax assets and liabilities are determined based on differences between the financial reporting basis and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in

                      FUNTIME PARKS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(1) ACCOUNTING POLICIES--(CONTINUED)
effect when the differences are expected to reverse. Prior to the adoption of SFAS No. 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated.

    As permitted by SFAS No. 109, the Company has elected not to restate the financial statements of any prior years. The effect of the change has been presented in the income statement in 1993 as a cumulative effect adjustment.

  PER COMMON SHARE AMOUNTS

    Per common share amounts are computed after preferred stock dividend requirements on the basis on the weighted average number of shares of Common Stock outstanding.

  STATEMENT OF CASH FLOWS

    For purposes of the statement of cash flows, temporary cash investments are considered cash equivalents.

  RECLASSIFICATION

    Certain amounts for 1993 and 1992 have been reclassified to conform to the 1994 presentation.

(2) FINANCING ARRANGEMENTS

    The Company entered into a financing agreement on November 12, 1993, amended October 5, 1994, which provided borrowings of up to $38,103,733. This financing agreement provided three term loans totaling $24,603,733 and a revolving credit facility of up to $13,500,000. The financing agreement also contains provisions which require the maintenance of certain financial ratios and limit additional indebtedness, dividends and capital expenditures. The financing agreement terminates on December 31, 1995. The Company believes that it has the ability to and will refinance its current debt obligation prior to the expiration of the term loan agreement on December 31, 1995.

    The Company also entered into a subordinated debt agreement on November 12, 1993 which provided additional borrowings of $11,204,600.

    Long-term debt consists of the following:

                                                             DECEMBER 31,
                                                      --------------------------      JULY 2,
                                                         1993           1994           1995
                                                      -----------    -----------    -----------
Term loan from a finance company, payable in
  installments through November 1, 1995, with a
  balloon payment due on December 31, 1995, plus
  interest payable monthly at a variable rate
  (10.125% and 7.625% at December 31, 1994 and
  1993, respectively)..............................   $24,603,732    $20,782,304    $20,157,705
Subordinated debt, due December 31, 1997 with
  interest at 13.5%................................    11,204,600     11,204,600     11,204,600
Unamortized discount on subordinated debt..........      (911,705)      (676,469)      (561,317)
                                                      -----------    -----------    -----------
                                                       34,896,627     31,310,435     30,800,988
Less current portion...............................     3,100,000     20,782,304     20,157,705
                                                      -----------    -----------    -----------
                                                      $31,796,627    $10,528,131    $10,643,283
                                                      -----------    -----------    -----------
                                                      -----------    -----------    -----------

                      FUNTIME PARKS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(2) FINANCING ARRANGEMENTS--(CONTINUED)
    The scheduled installments of the term loan are coordinated so that four payments totaling $775,000 are due monthly from August through November each year during the term of the financing agreement. In addition, proceeds from the sale of significant assets or from the exercise of stock purchase warrants must be applied to the unpaid term loan balances. The Company may have to pay an additional installment on the term loan each year during April. This installment is based on a formula in the financing agreement. At December 31, 1995, all unpaid term loan balances are due.

    The subordinated debt includes interest at 7.5% payable semi-annually, plus interest of 6% which is added to the outstanding principal balance. In 1993, stock purchase warrants were issued to the subordinated debt holder in conjunction with the subordinated financing. A portion of the subordinated loan proceeds has been allocated to these warrants based on a formula which considers the fair market values of the warrants and the loan proceeds. The portion of the loan proceeds allocated to the warrants represents an additional interest cost of the subordinated financing and totaled $911,705, $676,469, and $561,317 at December 31, 1993, 1994, and July 2, 1995, respectively. This cost will be recognized during the term of the note based on the interest method of amortization. Amortization totaling $29,583, $235,236 and $115,152 is included with 1993, 1994, and the six months ended July 2, 1995 interest expense, respectively.

    Maturities of long-term debt are $20,782,304 in 1995 and $11,204,600 in 1997. The Company may prepay all or portions of long-term debt without penalty.

    The revolving credit note is due December 31, 1995. Interest is payable monthly at the prime rate plus 1.625 percent (10.125% and 7.625% at December 31, 1994 and 1993 respectively). At December 31, 1994 and July 2, 1995, borrowings of $7,999,649 and $5,424,021, respectively, were available under the revolving credit note.

    The revolving line-of-credit and term loans are secured by substantially all of the Company's assets. The common stock of the Company's subsidiaries has also been pledged under the term loan.

    The Company paid $2,662,000, $2,455,668, $3,136,114 and $2,214,584 in interest costs during the years ended December 31, 1992, 1993 and 1994 and the six months ended July 2, 1995, respectively.

(3) LEASE COMMITMENTS

    The Company has an agreement with the Columbus Zoological Park Association
(Zoo) to lease and operate Wyandot Lake amusement park located near Columbus, Ohio. There are five years remaining on this lease which has two renewable option periods of four years each. The agreement calls for minimum annual rent payments of $100,000 plus a percentage of gross receipts in excess of $2,000,000. Rent expense relating to this agreement totaled $216,000, $287,000, $282,000 and $71,000 in 1992, 1993 and 1994 and the six months ended July 2, 1995, respectively. Additionally, the Company must incur minimum annual expenditures of $50,000 to maintain or improve the appearance of the Park.

                      FUNTIME PARKS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(3) LEASE COMMITMENTS

    Future minimum annual lease payments under noncancelable operating leases with initial or remaining terms of one year or more as of December 31, 1994, 1993 and 1992 are as follows:

                                                                   OPERATING
                                                                    LEASES
                                                                   ---------
1995............................................................   $ 322,000
1996............................................................     286,000
1997............................................................     240,000
1998............................................................     144,000
1999............................................................          --
                                                                   ---------
Total minimum lease payments....................................   $ 992,000
                                                                   ---------
                                                                   ---------

    Total rent expense was approximately $462,000, $466,000 and $518,000 in 1992, 1993, and 1994 respectively. Total rent expense was approximately $216,000 and $221,000 during the six months ended July 3, 1994 and July 2, 1995, respectively.

(4) INCOME TAXES

    The effective income tax rate varied from the statutory federal income tax rate as follows:

                                                                           YEAR ENDED DECEMBER
                                                                                   31
                                                                          ---------------------
                                                                          1994    1993     1992
                                                                          ----    -----    ----
Statutory federal income tax rate......................................   35.0%    35.0%   34.0%
State and local income taxes, net of federal income tax benefit........   10.0      5.0     5.0
Depreciation on differences between purchase price and
  tax basis of assets..................................................   36.1     10.3    39.1
Other, net.............................................................   (4.7)   (13.7)    2.7
                                                                          ----    -----    ----
Effective income tax rate..............................................   76.4%    36.6%   80.8%
                                                                          ----    -----    ----
                                                                          ----    -----    ----

    Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                          DECEMBER 31,
                                                  ----------------------------      JULY 2,
                                                      1993            1994            1995
                                                  ------------    ------------    ------------
Deferred tax liabilities:
  Accelerated depreciation.....................   $(10,368,000)   $ (9,860,000)   $ (9,460,000)
  Inventory purchases..........................       (349,000)       (292,000)       (292,000)
  Subordinated debt discount...................       (355,000)       (263,000)       (263,000)
  Other........................................       (309,000)       (171,000)       (171,000)
                                                  ------------    ------------    ------------
                                                   (11,381,000)    (10,586,000)    (10,186,000)
Deferred tax assets:
  Net operating loss carryforwards.............      2,160,000       1,319,000       3,640,945
  Tax credits..................................      1,554,000       2,224,000       2,224,000
  Accrued liabilities..........................        570,000         338,000         338,000
  Deferred compensation........................        158,000         173,000         173,000
  Litigation accrual...........................        195,000              --              --
  Deferred revenue.............................        195,000         195,000         195,000
  Other........................................         90,000         163,000         163,000
                                                  ------------    ------------    ------------
                                                     4,922,000       4,412,000       6,733,945
Valuation allowance............................       (897,000)     (1,031,000)     (1,031,000)
                                                  ------------    ------------    ------------
Net deferred tax assets........................      4,025,000       3,381,000       5,702,945
                                                  ------------    ------------    ------------
Net deferred taxes.............................   $ (7,356,000)   $ (7,205,000)   $ (4,483,055)
                                                  ------------    ------------    ------------
                                                  ------------    ------------    ------------

                      FUNTIME PARKS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(4) INCOME TAXES--(CONTINUED)
    Management believes that the timing of the reversal of its deferred tax liabilities, principally relating to accelerated depreciation, will more likely than not be sufficient to recognize fully its deferred tax assets, except for certain New York net operating loss carryforwards. The valuation allowance included with net deferred taxes at December 31, 1994 relates primarily to these assets. The turnaround of the remaining deferred tax assets, primarily net operating loss and tax credit carryforwards, will occur over an extended period of time and as a result will be realized for tax purposes over those future periods and beyond.

    The 1994 current federal provision represents Alternative Minimum Tax (AMT) payable. Regular tax was reduced to a minor amount with a net operating loss carryforward not available for AMT purposes. AMT income was further increased by deprecation adjustments required by the AMT system.

    The income tax provision for 1992 includes a charge in lieu of income taxes of $676,000, representing taxes which would have been provided in the absence of net operating loss carryforwards. The net operating loss carryforwards utilized in 1992 were generated prior to the Company's purchase of Funtime, Inc. and Subsidiaries and therefore, were used to reduce the Company's carrying amount of Funtime, Inc.'s fixed assets.

    For federal income tax purposes, the Company has net operating loss and investment tax credit carryforwards that expire as follows:

                                                  NET OPERATING     INVESTMENT
                                                      LOSS          TAX CREDIT
                                                  CARRYFORWARDS    CARRYFORWARDS
                                                  -------------    -------------
1995...........................................    $                  $20,000
1996...........................................                        22,000
1997...........................................                        25,000
1998...........................................                        12,000
2002...........................................      1,905,000
                                                  -------------    -------------
                                                   $ 1,905,000        $79,000
                                                  -------------    -------------
                                                  -------------    -------------

    The utilization of the carryforwards expiring prior to 2003 is limited to the future taxable income or income taxes payable of the respective subsidiary which generated the loss or credit. Additionally, alternative minimum tax credits of approximately $2,224,000 are available to offset the Company's regular tax liability in future years.

    The Company made income tax payments of approximately $1,491,000, $1,312,000 and $1,306,000 in 1992, 1993 and 1994, respectively. The Company also received income tax refunds in 1994 of approximately $257,000.

(5) EMPLOYEE BENEFITS

    The Company sponsors a defined contribution pension plan covering all employees meeting specified age and service requirements. The Company's contributions under this plan are 100% of the first 2% of each qualified employee's salary plus an additional matching requirement of 25% of the next 6% of the employee's contribution. Expense recorded under this plan amounted to $95,000, $115,000, $114,000 and $59,000 in 1992, 1993, 1994 and the six months ended July 2, 1995, respectively.

                      FUNTIME PARKS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(6) OTHER CURRENT ASSETS AND ACCRUED LIABILITIES

    The components of other current assets are as follows:

                                                                DECEMBER 31,
                                                            --------------------
                                                              1993        1994      JULY 2, 1995
                                                            --------    --------    ------------
Prepaid maintenance and expenses.........................   $652,243    $430,459      $476,232
Other....................................................    104,940     159,738       107,065
                                                            --------    --------    ------------
Total other current assets...............................   $757,183    $590,197      $583,297
                                                            --------    --------    ------------
                                                            --------    --------    ------------

    The components of other accrued liabilities are as follows:

                                                              DECEMBER 31,
                                                        ------------------------
                                                           1993          1994       JULY 2, 1995
                                                        ----------    ----------    ------------
Deferred revenue.....................................   $  642,967    $  705,745     $ 2,908,411
Other................................................    1,480,165     1,865,457       1,450,330
                                                        ----------    ----------    ------------
Total other accrued liabilities......................   $2,123,132    $2,571,202     $ 4,358,741
                                                        ----------    ----------    ------------
                                                        ----------    ----------    ------------

(7) COMMITMENTS AND CONTINGENCIES

    The estimated cost to complete construction in progress as of July 2, 1995 is $-0-.

    During 1988, a lawsuit was brought against the former Board of Directors of Funtime, Inc. by several minority shareholders challenging the adequacy of the $7 per share price of the 1987 merger of Funtime, Inc. into a subsidiary of the Company. The plaintiffs were demanding damages and compensation from each director of Funtime, Inc. as well as attorney fees, expenses and costs. The Company recorded a reserve totaling $500,000 during 1988 to indemnify the former Board of Directors of Funtime, Inc. for defense costs and for losses that may be incurred in connection with this lawsuit. In 1994, $761,000 of litigation costs were incurred of which $261,000 were charged to operations, the remaining portion was charged against the reserve. Legal costs incurred in 1993 and 1992 totaled $38,000 and $48,000, respectively. In 1994, the Company agreed to pay the minority shareholders $2,150,000 which was accounted for as additional purchase price and reflected as additional property and equipment. The Company paid $750,000 relating to this settlement in 1994. The remainder of the settlement is due in two installments of $700,000 in 1995 and 1996.

(8) REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

    On April 11, 1994 1,213 warrants were exercised to purchase 1,213 shares of common stock for $1 per share. At December 31, 1994, 900 warrants were outstanding which grant the holders the right to purchase 900 shares of the Company's common stock. The 900 warrants outstanding are comprised of two agreements. The first warrant agreement, which expires on November 12, 2003, provides the right to purchase 783 shares of common stock at $894.44 per share, upon the occurrence of certain events as stated in the warrant agreement. Such events principally include the Company's default under the financing agreement dated November 12, 1993, amended October 5, 1994, or action which dilutes the aggregate ownership of the Company's outstanding common stock held by the current principal stockholders to less than 50%.

                      FUNTIME PARKS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(8) REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY--(CONTINUED)
    The second warrant agreement, which expires on December 31, 1997, provides the right to purchase 117 shares of common stock at $1 per share, upon the occurrence of certain events as stated in the warrant agreement. Such events principally include the Company's default under the financing agreement dated November 12, 1993, amended October 5, 1994, or action which dilutes the aggregate ownership of the Company's outstanding common stock held by the current principal stockholders to less than 50%. Effective January 1, 1994, the warrantholder under this agreement has the right to require the Company to purchase the warrants (put option) at an amount determined by a nationally recognized investment banking firm. The estimated value of this put option is included as a component of stockholders' equity at December 31, 1993 and 1994 and July 2, 1995.

    At December 31, 1992, redeemable preferred stock included Series A and Series B senior and junior shares at $.01 par value. These shares were recorded at a liquidation value of $1,000 per share. All authorized Series A shares were issued and outstanding. Authorized Series B preferred stock included 7,000 senior and 2,500 junior shares. Issued and outstanding Series B preferred stock included 3,027.78 senior and 1,139.175 junior shares.

    On November 12, 1993, the Company redeemed all junior preferred stock (2,500 shares Series A; and 1,139 shares Series B) held by the lender in exchange for long-term debt and redeemed all senior preferred stock (7,000 shares Series A; and 3,027 Series B) in exchange for subordinated debt.

    A provision of the 1993 financing agreement required the Company to redeem 783 then outstanding warrants, for $700,000.

    The transferability of the Company's common stock is restricted in accordance with the terms of a stockholder agreement. Under this agreement, the death or termination of employment of a stockholder obligates the stockholder or their legal representative to offer to sell the shares owned to the Company at a price established by the agreement.

(9) RELATED PARTY TRANSACTIONS

    In January 1993, the Company entered into a three year agreement with an advertising agency (the "Agency") for whom a director and stockholder of the Company is also a director. The agreement appoints the Agency as the Company's principal advertising agency which entitles it to receive compensation for the reimbursement of costs incurred plus commissions. Agency commissions amounted to approximately $633,000, $522,000, $518,000 and $150,000 in 1992, 1993, 1994 and
the six months ended July 2, 1995, respectively. Other costs paid to the Agency in 1995, 1994, 1993 and 1992, represented reimbursement of expenses paid by the Agency on behalf of the Company. The Agency served as the Company's principal advertising agency over the past 20 years and it is management's opinion that this agreement was negotiated at arms-length.

    The subordinated debtholder's president serves on the Company's Board of Directors.

(10) STOCK OPTIONS

    Effective April 26, 1988, the Company granted certain key executives options to purchase 80 shares of the Company's common stock for $1,000 per share. The options expire on various dates from May 31, 1994 to November 30, 1996 and are contingent upon continued employment with the Company. During 1994, 32 of these options were exercised and three expired unexercised.

                      FUNTIME PARKS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(10) STOCK OPTIONS--(CONTINUED)
During the second quarter of 1995 20 of these options were exercised. At December 31, 1994 and July 2, 1995, 45 and 25 of these options remain outstanding, respectively.

(11) PERFORMING ARTS CENTER

    Beginning in 1993, the Company participated with an entertainment company in the construction and operation of a performing arts center (the Center) located at Darien Lake Park. On October 31, 1994, the Company purchased for $514,000 the entertainment company's portion of the Center. At December 31, 1994 and July 2, 1995 the Company's investment in property and equipment at the Center approximated $1,500,000 and $1,800,000 respectively. The Company is seeking a third-party to share in the revenues and expenses of the Center.

    As a part of establishing the Center, the Company entered into a separate agreement with a food and beverage vendor. The agreement provides the vendor with the exclusive right to sell food and beverage products to patrons at all Center sponsored events through May 31, 2003 in exchange for a portion of such sales. Under the agreement, the Company received a payment of $500,000 in 1993 and $300,000 in 1995 from the vendor. These payments represent an advance of the Company's future proceeds from the Center which was used during 1993 and 1995 to fund a portion of the construction costs of the Center. The Company has committed to reimburse the advance at an annual rate of $100,000 for 1993 and 1994 and $75,000 per year thereafter contingent upon the Centers' ability to generate sufficient profit. At December 31, 1994 and July 2, 1995, the commitment totaled $300,000, and $563,000 the current portion of which has been accounted for in other accrued liabilities and the non-current portion has been accounted for in other long-term liabilities. Either party may terminate the contract subsequent to October 1, 1998.

(12) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

    The Company's unaudited results of operations for 1994 and 1993 are set forth below.

                                                                                   NET INCOME        NET INCOME
                                                                                (LOSS) APPLICABLE    (LOSS) PER
                    QUARTER         TOTAL       GROSS PROFIT     NET INCOME         TO COMMON          COMMON
                     ENDED         REVENUE         (LOSS)          (LOSS)          SHAREHOLDER         SHARE
                  -----------    -----------    ------------    ------------    -----------------    ----------
1995...........       April 2    $   107,707    $ (4,556,368)   $ (4,222,504)      $(4,222,504)      $(1,493.11)
                       July 2     15,045,560       3,773,416         (34,891)          (34,891)          (12.28)
                  -----------    -----------    ------------    ------------    -----------------    ----------
1994...........       April 3        136,106      (4,477,124)     (3,888,563)       (3,888,563)       (2,298.21)
                       July 3     15,122,233       4,004,194            (638)             (638)            (.23)
                    October 2     34,557,975      18,417,293       7,854,358         7,854,358         2,677.93
                  December 31        618,357      (3,308,650)     (3,701,961)       (3,701,961)       (1,302.13)
                  -----------    -----------    ------------    ------------    -----------------    ----------
1993...........       April 4        180,406      (3,843,931)     (6,357,320)*      (6,357,320)*      (3,761.73)
                       July 4     15,077,987       4,507,503         622,443           196,349           116.18
                    October 3     35,246,519      19,844,334       9,415,271         9,415,271         5,571.17
                  December 31        747,927      (3,645,260)     (3,349,492)       (3,349,492)       (1,981.95)
                  -----------    -----------    ------------    ------------    -----------------    ----------

Gross profit (loss) is revenue less operating expenses, cost of sales and depreciation.

* Includes a $3,509,000 charge for the cumulative effect of a change in accounting method as described in Note 1.

(13) SUBSEQUENT EVENT

    Pursuant to a merger agreement, the Company was acquired by Premier Parks Inc for approximately $60 million, subject to certain post-closing adjustments related to the 1995 operations of the Company's acquired theme parks.

                      FUNTIME PARKS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(13) SUBSEQUENT EVENT--(CONTINUED)
    On August 15, 1995 pursuant to the merger with Premier Parks, Inc, all outstanding warrants and options referred to in Notes 8 and 10, were exercised. If the common shares issued on August 10, 1995, with respect to these warrants and options had been outstanding for all periods presented, the number of weighted average shares outstanding and income (loss) per share would have been as follows:

                                                                                SIX MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,       --------------------------
                                           ----------------------------      JULY 3,        JULY 2,
                                            1992       1993       1994        1994           1995
                                           -------    -------    ------    -----------    -----------
                                                                           (UNAUDITED)    (UNAUDITED)
Weighted average number of shares
  outstanding...........................     3,848      3,848     3,502          3,690          3,767
Income (loss) per common share..........   $(88.51)   $(24.74)   $75.16    $ (1,053.98)   $ (1,130.18)

                       229 EAST 79TH STREET ASSOCIATES LP


                              FINANCIAL STATEMENTS


                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                      AND

              SIX MONTHS ENDED JUNE 30, 1995 AND 1994 (UNAUDITED)

                          INDEPENDENT AUDITOR'S REPORT

To the Partners
229 East 79th Street Associates LP
New York, New York

We have audited the accompanying balance sheets of 229 East 79th Street Associates LP (a Delaware limited partnership) as of December 31, 1994 and 1993, and the related statements of revenues and expenses, changes in partners' capital (deficit), and cash flows for the years then ended. We have also audited the accompanying statements of revenues and expenses and cash flows for the year ended December 31, 1992. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 229 East 79th Street Associates LP as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the three years ended December 31, 1994, 1993 and 1992 in conformity with generally accepted accounting principles.

                                        TACKMAN, PILLA, ARNONE AND COMPANY, P.C.


March 4, 1995
except for Note H, as to which the date is September 29, 1995
Stamford, CT.

                       229 EAST 79TH STREET ASSOCIATES LP

                                 BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1993
                           JUNE 30, 1995 (UNAUDITED)


                                                        1994           1993        JUNE 30, 1995
                                                     -----------    -----------    -------------
                                                                                     UNAUDITED
                                    ASSETS

INVESTMENT IN 229 EAST 79 LIMITED.................   $ 3,673,118    $ 4,182,022     $ 3,514,608
                                                     -----------    -----------    -------------
OTHER ASSETS
  Cash............................................           902          3,626           9,683
  Tenants' security deposits--Cash................         8,768          9,489           8,798
  Receivable from tenants.........................         1,774          2,594           2,935
  Partners' loan receivable.......................         1,694            205           2,528
                                                     -----------    -----------    -------------
    TOTAL OTHER ASSETS............................        13,138         15,914          23,944
                                                     -----------    -----------    -------------
TOTAL ASSETS......................................   $ 3,686,256    $ 4,197,936     $ 3,538,552
                                                     -----------    -----------    -------------
                                                     -----------    -----------    -------------

                       LIABILITIES AND PARTNERS' DEFICIT

MORTGAGE PAYABLE..................................   $   788,906    $ 1,283,368     $   673,386
                                                     -----------    -----------    -------------
OTHER LIABILITIES
  Accrued expenses................................        71,111         62,256          51,572
  Tenants' security deposits......................         8,768          9,383           8,798
  Deferred revenue................................         7,272         30,915             815
  Loans payable--Partners.........................     3,194,810      2,989,283       3,285,880
  Interest payable--Partners......................     1,703,787      1,300,016       1,914,682
  Tenants' credits................................           931        --                  919
                                                     -----------    -----------    -------------
    TOTAL OTHER LIABILITIES.......................     4,986,679      4,391,853       5,262,666
                                                     -----------    -----------    -------------
TOTAL LIABILITIES.................................     5,775,585      5,675,221       5,936,052
PARTNERS' DEFICIT.................................    (2,089,329)    (1,477,285)     (2,397,500)
                                                     -----------    -----------    -------------
TOTAL LIABILITIES AND PARTNERS' DEFICIT...........   $ 3,686,256    $ 4,197,936     $ 3,538,552
                                                     -----------    -----------    -------------
                                                     -----------    -----------    -------------


                            See accompanying notes.

                       229 EAST 79TH STREET ASSOCIATES LP
                      STATEMENTS OF REVENUES AND EXPENSES
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
              SIX MONTHS ENDED JUNE 30, 1995 AND 1994 (UNAUDITED)


                                                                            SIX MONTHS ENDED
                                                                     ------------------------------
                                1994         1993         1992       JUNE 30, 1995    JUNE 30, 1994
                              ---------    ---------    ---------    -------------    -------------
                                                                              (UNAUDITED)
REVENUES
  Rental income............   $ 269,902    $ 270,664    $ 298,833      $ 140,183        $ 131,228
  Senior citizen tax
    abatement..............      --           --           44,749        --               --
  Miscellaneous income.....      23,973       29,564        3,999          2,574            8,957
                              ---------    ---------    ---------    -------------    -------------
    TOTAL REVENUES.........     293,875      300,228      347,581        142,757          140,185
                              ---------    ---------    ---------    -------------    -------------
OPERATING EXPENSES
  Interest expense.........     100,232      161,091      220,128         34,632           60,787
  Interest expense--
    Partners...............     403,771      371,899      333,276        210,891          198,566
  Management fees..........      11,032       11,008       11,733          5,662            5,494
  Electricity..............         247        1,714          773        --                   248
  Maintenance..............         662        1,974        2,086            294              901
  Painting and
    decorating.............       4,356        7,990        7,269            998          --
  Repairs..................       4,915        1,616        6,591          1,784            1,878
  Legal and accounting
    fees...................      12,869       12,915       27,599         12,371            7,415
  Advertising..............       3,093        4,476        3,372        --                 1,317
  Miscellaneous taxes......      25,155           97       20,000        --                   100
  Co-op maintenance fees...     288,867      307,769      294,754        146,086          142,805
  Miscellaneous............         635        2,115        2,704            220              492
  Depreciation.............      82,292       94,479      104,525         38,185           43,144
  Amortization--Deferred
    organization costs.....      --            5,373        6,567        --               --
                              ---------    ---------    ---------    -------------    -------------
    TOTAL EXPENSES.........     938,126      984,516    1,041,377        451,123          463,147
                              ---------    ---------    ---------    -------------    -------------
LOSS BEFORE OTHER INCOME...    (644,251)    (684,288)    (693,796)      (308,366)        (322,962)
  Profit (loss) on sale of
    co-op shares...........      32,207      (43,003)      54,936            195           32,980
                              ---------    ---------    ---------    -------------    -------------
NET LOSS...................   $(612,044)   $(727,291)   $(638,860)     $(308,171)       $(289,982)
                              ---------    ---------    ---------    -------------    -------------
                              ---------    ---------    ---------    -------------    -------------


                            See accompanying notes.

                       229 EAST 79TH STREET ASSOCIATES LP
                   STATEMENT OF CHANGES IN PARTNERS' DEFICIT
                          YEAR ENDED DECEMBER 31, 1993

                                                              PARTNERS'                  PARTNERS'
                                                INITIAL        DEFICIT                    DEFICIT
                                                CAPITAL       BEGINNING       NET           END
                                PERCENTAGE    CONTRIBUTION     OF YEAR       LOSS         OF YEAR
                                ----------    ------------    ---------    ---------    -----------
GENERAL PARTNERS

George S. Kaufman............       4.40       $   176,000    $ (33,000)   $ (32,001)   $   (65,001)
Edward J. Hart...............       2.00            80,000      (15,000)     (14,546)       (29,546)
Ivor Braka...................       3.50           140,000      (26,250)     (25,455)       (51,705)
Issac Ralph Dweck............       2.25            90,000      (16,875)     (16,364)       (33,239)
Jack Ralph Dweck.............       2.25            90,000      (16,875)     (16,364)       (33,239)
Hank Dweck...................       1.50            60,000      (11,250)     (10,909)       (22,159)
Isaac Robert Dweck...........       1.50            60,000      (11,250)     (10,909)       (22,159)
Richard Dweck................       1.50            60,000      (11,250)     (10,909)       (22,159)
David Chabbott...............       1.00            40,000       (7,500)      (7,273)       (14,773)
The Tierco Group, Inc........      40.00         1,600,000     (299,997)    (290,917)      (590,914)
Coreal N.V., Inc.............      40.00         1,600,000     (299,997)    (290,917)      (590,914)

LIMITED PARTNER

George S. Kaufman............        .10             4,000         (750)        (727)        (1,477)
                                ----------    ------------    ---------    ---------    -----------
                                  100.00       $ 4,000,000    $(749,994)   $(727,291)   $(1,477,285)
                                ----------    ------------    ---------    ---------    -----------
                                ----------    ------------    ---------    ---------    -----------

                            See accompanying notes.

                       229 EAST 79TH STREET ASSOCIATES LP
                   STATEMENT OF CHANGES IN PARTNERS' DEFICIT
                          YEAR ENDED DECEMBER 31, 1994

                                                              PARTNERS'                   PARTNERS'
                                               INITIAL         DEFICIT                     DEFICIT
                                               CAPITAL        BEGINNING        NET           END
                               PERCENTAGE    CONTRIBUTION      OF YEAR        LOSS         OF YEAR
                               ----------    ------------    -----------    ---------    -----------
GENERAL PARTNERS

George S. Kaufman...........       4.40       $   176,000    $   (65,001)   $ (26,930)   $   (91,931)
Edward J. Hart..............       2.00            80,000        (29,546)     (12,241)       (41,787)
Ivor Braka..................       3.50           140,000        (51,705)     (21,422)       (73,127)
Issac Ralph Dweck...........       2.25            90,000        (33,239)     (13,771)       (47,010)
Jack Ralph Dweck............       2.25            90,000        (33,239)     (13,771)       (47,010)
Hank Dweck..................       1.50            60,000        (22,159)      (9,181)       (31,340)
Isaac Robert Dweck..........       1.50            60,000        (22,159)      (9,181)       (31,340)
Richard Dweck...............       1.50            60,000        (22,159)      (9,181)       (31,340)
David Chabbott..............       1.00            40,000        (14,773)      (6,120)       (20,893)
The Tierco Group, Inc.......      40.00         1,600,000       (590,914)    (244,817)      (835,731)
Coreal N.V., Inc............      40.00         1,600,000       (590,914)    (244,817)      (835,731)

LIMITED PARTNER

George S. Kaufman...........        .10             4,000         (1,477)        (612)        (2,089)
                               ----------    ------------    -----------    ---------    -----------
                                 100.00       $ 4,000,000    $(1,477,285)   $(612,044)   $(2,089,329)
                               ----------    ------------    -----------    ---------    -----------
                               ----------    ------------    -----------    ---------    -----------

                            See accompanying notes.

                       229 EAST 79TH STREET ASSOCIATES LP
                   STATEMENT OF CHANGES IN PARTNERS' DEFICIT
                         SIX MONTHS ENDED JUNE 30, 1995
                                  (UNAUDITED)



                                                          PARTNERS'
                                           INITIAL         DEFICIT                    PARTNERS'
                                           CAPITAL        BEGINNING                  DEFICIT END
                           PERCENTAGE    CONTRIBUTION     OF PERIOD     NET LOSS      OF PERIOD
                           ----------    ------------    -----------    ---------    -----------
GENERAL PARTNERS
George S. Kaufman.......       4.40       $  176,000     $   (91,931)   $ (13,559)   $  (105,490)
Edward J. Hart..........       2.00           80,000         (41,787)      (6,163)       (47,950)
Ivor Braka..............       3.50          140,000         (73,127)     (10,786)       (83,913)
Isaac Ralph Dweck.......       2.25           90,000         (47,010)      (6,934)       (53,944)
Jack Ralph Dweck........       2.25           90,000         (47,010)      (6,934)       (53,944)
Hank Dweck..............       1.50           60,000         (31,340)      (4,623)       (35,963)
Isaac Robert Dweck......       1.50           60,000         (31,340)      (4,623)       (35,963)
Richard Dweck...........       1.50           60,000         (31,340)      (4,623)       (35,963)
David Chabbott..........       1.00           40,000         (20,893)      (3,082)       (23,975)
The Tierco Group, Inc...      40.00        1,600,000        (835,731)    (123,268)      (958,999)
Coreal N.V., Inc........      40.00        1,600,000        (835,731)    (123,268)      (958,999)

LIMITED PARTNER
George S. Kaufman.......        .10            4,000          (2,089)        (308)        (2,397)
                           ----------    ------------    -----------    ---------    -----------
                             100.00       $4,000,000     $(2,089,329)   $(308,171)   $(2,397,500)
                           ----------    ------------    -----------    ---------    -----------
                           ----------    ------------    -----------    ---------    -----------



                            See accompanying notes.

                        229 EAST 79TH STREET ASSOCIATES
                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
              SIX MONTHS ENDED JUNE 30, 1995 AND 1994 (UNAUDITED)


                                                                                         SIX MONTHS ENDED
                                                                                  ------------------------------
                                             1994         1993         1992       JUNE 30, 1995    JUNE 30, 1994
                                           ---------    ---------    ---------    -------------    -------------
                                                                                            UNAUDITED
                                                                                  ------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..............................   $(612,044)   $(727,291)   $(638,860)     $(308,171)       $(289,982)
                                           ---------    ---------    ---------    -------------    -------------
  Adjustments to reconcile net loss to
    net cash used by operating
    activities:
    Depreciation........................      82,292       99,852      111,092         38,185           43,144
    Loss (profit) on sale of co-op
      shares............................     (32,207)      43,003      (54,936)          (195)         (32,980)
    Gain on sale of furniture and
      equipment.........................      (1,362)      --           --            --                (1,362)
    Decrease (increase) in receivable
      from tenants......................         820        8,613       (6,921)        (1,161)           1,868
    Change in tenants' security
      deposits..........................         106         (106)      --            --               --
    Increase (decrease) in bank
      overdraft.........................      --           (2,251)       2,251        --               --
    Increase (decrease) in accrued
      expenses..........................       8,855      (13,016)      44,201        (19,535)             735
    Increase in interest
      payable--Partners.................     403,771      371,899      333,276        210,891          198,566
    Increase (decrease) in tenants'
      credits...........................         931       --           --                (12)         --
    Decrease in deferred revenue........     (23,643)      (4,205)      (1,093)        (6,457)         (12,371)
                                           ---------    ---------    ---------    -------------    -------------
      Total adjustments.................     439,563      503,789      427,870        221,716          197,600
                                           ---------    ---------    ---------    -------------    -------------
    NET CASH USED BY OPERATING
      ACTIVITIES........................    (172,481)    (223,502)    (210,990)       (86,455)         (92,382)
                                           ---------    ---------    ---------    -------------    -------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Note receivable payment...............      --           --            6,385        --               --
  Cash payments for the purchase of
    property............................     (12,500)      --           (6,500)       --               --
  Proceeds of sale of co-op shares......     470,636      411,174      640,385        120,520          471,409
  Proceeds of sale of furniture and
    equipment...........................       2,045       --           --            --                 2,045
                                           ---------    ---------    ---------    -------------    -------------
    NET CASH PROVIDED BY INVESTING
      ACTIVITIES........................     460,181      411,174      640,270        120,520          473,454
                                           ---------    ---------    ---------    -------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Mortgage principal payments--BRT
    Realty..............................    (494,462)    (470,384)    (738,127)      (115,520)        (494,463)
  Increase in loans payable--Partners...     205,527      286,273      307,300         91,070          127,247
  Decrease (increase) in partners' loan
    receivable..........................      (1,489)          65         (270)          (834)            (579)
                                           ---------    ---------    ---------    -------------    -------------
    NET CASH USED BY FINANCING
      ACTIVITIES........................    (290,424)    (184,046)    (431,097)       (25,284)        (367,795)
                                           ---------    ---------    ---------    -------------    -------------
NET CHANGE IN CASH......................      (2,724)       3,626       (1,817)         8,781           13,277
CASH--BEGINNING OF YEAR.................       3,626       --            1,817            902            3,626
                                           ---------    ---------    ---------    -------------    -------------
CASH--END OF YEAR.......................   $     902    $   3,626    $  --          $   9,683        $  16,903
                                           ---------    ---------    ---------    -------------    -------------
                                           ---------    ---------    ---------    -------------    -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
    Cash paid during the year for
      interest..........................   $ 104,272    $ 165,091    $ 226,279      $  35,594        $  64,087


                            See accompanying notes.

                       229 EAST 79TH STREET ASSOCIATES LP
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1993 AND 1992
              SIX MONTHS ENDED JUNE 30, 1995 AND 1994 (UNAUDITED)


NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting principles followed by 229 East 79th Street Associates LP, and the methods of applying those principles which materially affect the determination of financial position, results of operations, and changes in cash flows, are summarized below:

  1.  Conversion to Cooperative Housing


    On December 13, 1989, the Partnership sold its land and 89-unit apartment building, located in New York City, to 229 East 79 Limited, a New York cooperative housing corporation, in exchange for all of the issued and outstanding shares, 70,751 shares, of the co-op's stock. As of December 31, 1994, the Partnership had sold 63 units or 50,553 shares. During the first six months of 1995, one unit or 596 shares were sold.



  2. Shares of 229 East 79 Limited



    The Partnership at December 31, 1994 owns 20,198 shares (28.5% of total shares) or 26 units of 229 East 79 Limited. At June 30, 1995, the Partnership owned 19,602 shares (27.7% of total shares) or 25 units. The shares are recorded at cost. The Partnership has allocated the cost of the shares between depreciable (the apartments) and non-depreciable costs. Depreciation of the apartments is computed on a straight-line method over an estimated useful life of 31.5 years.


  3. Basis of Accounting

    The Partnership maintains its books and prepares its tax returns on the accrual basis of accounting. However, 1994 financial statement and tax return results of operations differ in the calculation of depreciation and in the profit (loss) on disposition of co-op shares.

  4. Income Taxes

    The accompanying financial statements do not reflect a provision or liability for federal income taxes as the partners are taxed individually on their share of partnership earnings.

  5. Revenues

    The Partnership rents apartments to tenants on short-term leases. Revenues are recognized monthly when billed.

                       229 EAST 79TH STREET ASSOCIATES LP
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                        DECEMBER 31, 1994, 1993 AND 1992
              SIX MONTHS ENDED JUNE 30, 1995 AND 1994 (UNAUDITED)


NOTE B--INVESTMENT IN 229 EAST 79 LIMITED

    The investment in 229 East 79 Limited is comprised of the following:

                                      1994          1993       JUNE 30, 1995
                                   ----------    ----------    -------------
                                                                 UNAUDITED
Non-depreciable costs...........   $1,589,011    $1,777,036     $ 1,542,123
Apartments......................    2,478,849     2,758,189       2,393,572
Office furniture................       --             2,272         --
                                   ----------    ----------    -------------
                                    4,067,860     4,537,497       3,935,695
                                   ----------    ----------    -------------
Less accumulated depreciation...      394,742       355,475         421,087
                                   ----------    ----------    -------------
Net Book Value..................   $3,673,118    $4,182,022     $ 3,514,608
                                   ----------    ----------    -------------
                                   ----------    ----------    -------------


NOTE C--PROFIT (LOSS) ON SALE OF CO-OP SHARES


    The Partnership sold three apartments (2,390 shares) in 1994, three apartments (2,403 shares) in 1993 and four apartments (3,022 shares) in 1992 of 229 East 79 Limited. For the six months ended June 30, 1995 and 1994, respectively, the Partnership sold 1 unit (596 shares) and 3 units (2,390 shares). The financial statement profit (loss) on sale of the shares is computed as follows:


                                                                            SIX MONTHS ENDED
                                                                     ------------------------------
                                   1994        1993        1992      JUNE 30, 1995    JUNE 30, 1994
                                 --------    --------    --------    -------------    -------------
                                                                               UNAUDITED
Selling price.................   $552,000    $535,000    $816,000      $ 150,000        $ 552,000
Less expenses of sale.........     81,364     123,826     175,615         29,480           80,591
                                 --------    --------    --------    -------------    -------------
Proceeds of sale..............    470,636     411,174     640,385        120,520          471,409
Less land and apartment, net
  of accumulated depreciation.    438,429     454,177     585,449        120,325          438,429
                                 --------    --------    --------    -------------    -------------
Profit (loss) on Sale.........   $ 32,207    $(43,003)   $ 54,936      $     195        $  30,980
                                 --------    --------    --------    -------------    -------------
                                 --------    --------    --------    -------------    -------------


NOTE D--MORTGAGE PAYABLE

    On December 13, 1989, the Partnership borrowed $7,100,000 from BRT Realty Trust, guaranteed by the general partners, with a maturity date of December 12, 1995. The mortgage bears interest at 13%.


    On November 6, 1991, the mortgage was extended to December 31, 1995 and the interest rate was reduced to 10% per annum. On May 11, 1995, the due date of the mortgage was extended to December 31, 1997. Interest on the outstanding balance is payable monthly. Mortgage principle is payable from available cash flow from the sale of co-op shares. During 1994, the mortgage was reduced by $494,462 and the outstanding balance as of December 31, 1994 is $788,906.During the first six months of 1995, the mortgage was reduced by $115,520 and the outstanding balance at June 30, 1995 is $673,386.

                       229 EAST 79TH STREET ASSOCIATES LP

                        DECEMBER 31, 1994, 1993 AND 1992
              SIX MONTHS ENDED JUNE 30, 1995 AND 1994 (UNAUDITED)


NOTE E--RELATED PARTY TRANSACTION


    The Partnership's corporate managing agent is wholly-owned by the Partnership's managing general partner. Management fees of $11,032 in 1994, $11,008 in 1993, $11,733 in 1992 and $5,662 and $5,494 in the six months ended
June 30, 1995 and 1994, respectively, based on 4% of rents collected are included in the statement of revenues and expenses. The corporate managing agent also receives certain brokerage commissions on the sale of the apartments.


NOTE F--PARTNERS' LOANS PAYABLE


    The partners made additional loans in 1994, 1993 and 1992 of $205,527, $286,273, and $307,300, respectively, and $91,070 in the first six months of 1995. The loan balance at December 31, 1994 is $3,194,810 and at June 30, 1995 is $3,285,880.



    The loans by partners bear interest at an annual rate equal to the interest on the mortgage plus three (3%) percent, or a total of 13% beginning November 1, 1989 and are non-recourse to the other general partners. Though no interest has been paid, interest payable to partners accrued in the financial statements at December 31, 1994 and June 30, 1995 totals $1,703,787 and $1,914,682, respectively.


NOTE G--COMMITMENTS


    In 1994 the Partnership agreed to pay a tenant $12,500 for the surrender of the tenant s lease. At December 31, 1994, the final payment of $5,000 has been accrued and was paid on January 26, 1995.


NOTE H--SUBSEQUENT EVENT


    Subsequent to the original issuance of the qualified auditor's report dated March 4, 1995, the Partnership on September 29, 1995 changed its method of accounting for interest on partners loans. Accordingly, the financial statements have been revised to include interest expense on partners loans of $403,771, $371,899 and $333,276 for 1994, 1993 and 1992, respectively and for the six months ended June 30, 1995 and 1994 respectively, $210,891 and $198,566. Cumulative through December 31, 1994 and June 30, 1995, partners deficit reflects accrued interest payable to partners of $1,703,787 and $1,914,682, respectively.

NO PERSON HAS BEEN AUTHORIZED TO GIVE           OFFER FOR ALL OUTSTANDING
ANY INFOR MATION OR TO MAKE ANY                12% SENIOR NOTES DUE 2003
REPRESENTATIONS OTHER THAN THOSE                    IN EXCHANGE FOR
CONTAINED IN THIS PROSPECTUS, AND,             12% SENIOR NOTES DUE 2003
IF GIVEN OR MADE, SUCH INFORMATION                        OF
OR REPRESENTATIONS MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED BY                  Premier Parks Inc.
THE COMPANY. THIS PROSPECTUS DOES
NOT CONSTITUTE AN OFFER TO SELL
OR A SOLICITATION OF ANY OFFER
TO BUY ANY SECURITIES OTHER
THAN THE SECURITIES TO WHICH IT
RELATES, OR ANY OFFER TO SELL OR                  [PREMIER PARKS LOGO]
THE SOLICITATION OF AN OFFER TO BUY
SUCH SECURITIES IN ANY CIRCUMSTANCES
IN WHICH SUCH OFFER OR SOLICITATION
IS UNLAWFUL. NEITHER THE DELIVERY OF
THIS PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE AN IMPLICATION
THAT THERE HAS BEEN NO CHANGE IN THE
AFFAIRS OF THE COMPANY SINCE THE
DATE HEREOF OR THAT THE INFORMATION
CONTAINED HEREIN IS CORRECT AS OF ANY
TIME SUBSEQUENT TO ITS DATE.

-------------------------------------------
TABLE OF CONTENTS

Available Information................     2
Summary..............................     3
Summary Pro Forma Financial Data.....    12


Summary Historical Financial Data....    13
Risk Factors.........................    15
The Company..........................    19
Use of Proceeds......................    20
Capitalization.......................    21
Selected Historical Financial and
 Operating Data......................    22
Unaudited Pro Forma Combined
 Financial Statements................    25            Prospectus
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations.......................    32
Business.............................    38
Management...........................    58
Stock Ownership of Management and
 Certain Beneficial Holders..........    63
Certain Transactions.................    65
The Merger...........................    65
Capital Structure....................    67
The Exchange Offer...................    69
Federal Income Tax Considerations....    77
Description of The New Notes.........    78
Plan of Distribution.................   103
Legal Matters........................   104
Experts..............................   104                      , 1995
Index to Consolidated Financial
  Statements.........................   F-1

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses payable in connection with the offering of the securities to be registered and offered hereby. All of such expenses are estimates, other than the registration fee payable to the Securities and Exchange Commission

             Securities and Exchange Commission Fee . . .   $ 31,034.48

             Printing and Engraving Expenses  . . . . . .     70,000.00

             Legal Fees and Expenses  . . . . . . . . . .     40,000.00

             Exchange Agent Fees and Expenses . . . . . .      3,500.00

             Accounting Fees and Expenses . . . . . . . .     20,000.00

             Miscellaneous  . . . . . . . . . . . . . . .      5,465.52
                                                            -----------

                  Total . . . . . . . . . . . . . . . . .    170,000.00
                                                            ===========

Item 14.  Indemnification of Directors and Officers.

     Delaware law authorizes corporations to limit or to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The Certificate of Incorporation of Premier Parks Inc. (the "Company"), limits the liability of Company's directors to the Company or its stockholders to the fullest extent permitted by the Delaware statute as in effect from time to time. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in the Delaware law, or (iv) for any transaction from which the director derived an improper personal benefit.

     The By-laws of the Company provide that the Company shall indemnify its officers and directors and former officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware. Pursuant to the provisions of Section 145 of the General Corporation law of the State of Delaware, the Company has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee, or agent of the Company, against any and all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company and with respect to any criminal action or proceeding, had no reasonable cause to believe his product was unlawful.

     The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Company of expenses incurred or paid by a director, officer of controlling person thereof in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities

     On October 30, 1992, the Company (then known as The Tierco Group, Inc.) issued and sold 11,000,000 shares of its common stock at a purchase price of $1.00 per share. Of the shares sold, 3,500,000 shares were issued upon conversion of certain indebtedness of the Company in the aggregate principal  amount of $3,500,000.  The  balance of the shares  were issued for
cash.   The shares were sold to 24  "accredited investors" as defined in
Regulation D under the Securities Act.

     On March 8, 1993, the Company issued $7,000,000 principal amount of its 9.5% Senior Subordinated Convertible Notes (the "Notes") for $7,000,000 in cash. The purchase price for the Notes was funded in July 1993. The Notes were sold to 15 accredited investors.

     In October 1994, the Company issued 3,584,509 shares of common stock to nine accredited investors at a purchase price of $1.25 per share. Of such shares, 485,437 shares were issued upon conversion of $655,340 principal amount of certain indebtedness of the Company. The balance of the shares were issued for cash.

     On August 15, 1995, the Company sold 200,000 shares of its 7% Series A Cumulative Convertible Preferred Stock ("Preferred Stock") to 13 accredited investors for an aggregate purchase price of $20,000,000. Also on that date, holders of $9,050,000 principal amount of indebtedness of the Company (including the Notes) converted such indebtedness into 7,427,162 shares of common stock.

     Exemption from registration with respect to the above-described sales by the Company was claimed under Section 4(2) of the Securities Act regarding transactions by an issuer not involving any public offering.

     On August 15, 1995, the Company sold $90,000,000 aggregate principal amount of 12% Senior Notes due 2003 (the "Old Notes") in a private placement in reliance of Section 4(2) under the Securities Act, at a price equal
to 100%  of the stated principal amount  of such Old Notes.   The Old Notes were
immediately resold by the initial purchaser thereof in reliance on Rule 144a under the Securities Act.


Item 16.  Exhibits and Financial Statement Schedules

(3)  Articles of Incorporation and By-Laws:

     1. Certificate of Incorporation of Premier Parks Inc. ("Registrant") dated March 24, 1981 -- incorporated by reference from Exhibit 3 to Form 10-Q of Registrant for the quarter ended June 30, 1987.

     2. Plan and Agreement of Merger of Registrant and Tierco, a Massachusetts business trust, dated March 31, 1981 -- incorporated by reference from
          Exhibit 3 to Form 10-Q of Registrant for the quarter ended June 30, 1987.

     3. Certificate of Amendment of Certificate of Incorporation of Registrant dated April 14, 1985 -- incorporated by reference from Exhibit 3 to Form 10-Q of Registrant for the quarter ended June 30, 1987.

     4. Certificate of Amendment of Certificate of Incorporation of Registrant dated May 8, 1987 -- incorporated by reference from Exhibit 3 to Form 10-Q of Registrant for the quarter ended June 30, 1987.

     5. Certificate of Amendment of Certificate of Incorporation of Registrant dated June 11, 1987 -- incorporated by reference from Exhibit 3 to Form 10-Q of Registrant for the quarter ended June 30, 1987.

     6. Certificate of Amendment of Certificate of Incorporation of Registrant dated April 30, 1991 -- incorporated by reference from Exhibit 3(f) to Form 10-K of Registrant for the year ended December 31, 1991.

     7. Certificate of Amendment of Certificate of Incorporation of Registrant dated June 30, 1992 -- incorporated by reference from Exhibit 3(g) to Form 10-K of Registrant for the year ended December 31, 1992.

     8. Certificate of Amendment of Certificate of Incorporation of Registrant dated June 23, 1993 -- incorporated by reference from Exhibit 3(a) to Form 10-Q of Registrant for the quarter ended June 30, 1993.

     9.   Certificate   of  Amendment  to  Certificate  of  Incorporation  dated
          October 7, 1994 -- incorporated by reference from Exhibit 3(i) to Form 10-K of Registrant for the year ended December 31, 1994.

   * 10.  Certificate  of  Designation  of   Series  A  Cumulative  Convertible
          Preferred  Stock of  Registrant  ("Preferred Stock")  filed August 14,
          1995.


---------------------
* Previously Filed

     11.  By-laws  of  Registrant   as  amended  through   March  31,  1992 --
          incorporated by reference from Exhibit 3(g) to Form 10-K of Registrant for the year ended December 31, 1991.

   * 12.  Certificate of Incorporation of Tierco Maryland, Inc.

   * 13.  By-laws of Tierco Maryland, Inc.

   * 14.  Certificate of Incorporation of Tierco Water Park, Inc.

   * 15.  By-laws of Tierco Water Park, Inc.

   * 16.  Certificate of Incorporation of Frontier City Properties, Inc.

   * 17.  By-laws of Frontier City Properties, Inc.

   * 18.  Articles of Incorporation of Funtime Parks, Inc.

   * 19.  Code of Regulations of Funtime Parks, Inc.

   * 20.  Articles of Incorporation of Funtime, Inc.

   * 21.  Code of Regulations of Funtime, Inc.

   * 22.  Articles of Incorporation of Wyandot Lake, Inc.

   * 23.  Code of Regulations of Wyandot Lake, Inc.

   * 24. Certificate of Incorporation of Darien Lake Theme Park and Camping Resort, Inc.

   * 25.  By-laws of Darien Lake Theme Park and Company Resort, Inc.

   * 26.  Articles of Incorporation of D.L. Holdings, Inc.

   * 27.  Code of Regulations of D.L. Holdings, Inc.

(4)  Instruments Defining the Rights of Security Holders, Including Indentures:

   * 1. Credit Facility, dated August 15, 1995, among the Registrant, certain subsidiaries thereof, Chemical Bank, The Merchant Bank of New York and Chemical Bank as agent (including forms of guarantee agreements, security agreements and pledge agreements)

   * 2. Indenture dated as of August 15, 1995, among the Registrant, certain subsidiaries of the Registrant named therein and United States Trust Company of New York (including form of Notes).

 **2.1.   Form of First Supplemental Indenture, dated as of November __, 1995.


   * 3. Purchase Agreement, dated August 10, 1995, among the Registrant, certain subsidiaries of the Registrant and Chemical Securities, Inc.


---------------------

*  Previously Filed
** Filed Herewith

   * 4. Exchange and Registration Rights Agreement, dated August 15, 1995, among the Registrant certain subsidiaries of the Registrant and Chemical Securities, Inc.

     5. Convertible Note Purchase Agreement, dated as of March 3, 1993, between the Registrant and the purchasers named therein (including forms of Senior Subordinated Convertible Note and Registration Rights Agreement) -- incorporated by reference from Exhibit 4(i) to Form 10-K of the Registrant for the year ended December 31, 1992.

     6. Form of Subscription Agreement, dated October 1992, between the Registrant and certain investors -- incorporated by reference from
          Exhibit 4(a) to the Registrant's Current Report on Form 8-K dated October 30, 1992.

     7. Stock Purchase and Warrant Issuance Agreement, dated October 16, 1989, between the Registrant and Kieran E. Burke -- incorporated by reference from Exhibit 4(i) to Form 10-K of Registrant for the year ended December 31, 1989.

     8. Warrant, dated October 16, 1989, to purchase 131,728 shares of Common Stock issued by the Registrant to Kieran E. Burke -- incorporated by reference from Exhibit 4(k) to Form 10-K of Registrant for the year ended December 31, 1989.

     9. Warrant, dated October 16, 1989, to purchase 93,466 shares of Common Stock issued by the Registrant to Kieran E. Burke -- incorporated by reference from Exhibit 4(1) to Form 10-K of Registrant for the year ended December 31, 1989.

   * 10. Form of Subscription Agreement between the Registrant and each of the purchasers of Preferred Stock.

 *(5) (8) Opinion of Baer Marks & Upham, including consent.


  (10) Material Contracts:

     1. Agreement of Limited Partnership of 229 East 79th Street Associates LP dated July 24, 1987, together with amendments thereto dated, respectively, August 31, 1987, October 21, 1987, and December 21, 1987 -- incorporated by reference from Exhibit 10(i) to Form 10-K of Registrant for year ended December 31, 1987.

     2. Agreement of Limited Partnership of Frontier City Partners Limited Partnership, dated October 18, 1989, between Frontier City Properties, Inc. as general partner, and The Tierco Group, Inc. and Frontier City Properties, Inc. as limited partners -- incorporated by reference from Exhibit 10(g) to the Registrant's Current Report on Form 8-K dated October 18, 1989.

     3. Asset Purchase Agreement, dated December 10, 1990, between Registrant and Silver Dollar City, Inc., -- incorporated by reference from
          Exhibit 10(c) to the Registrant's Current Report on Form 8-K dated February 6, 1991.

---------------------

* Previously Filed

     4. Asset Purchase Agreement, dated December 16, 1991, among the Registrant, Tierco Maryland, RWP, John J. Mason and Stuart A.
          Bernstein -- incorporated by reference from Exhibit 10(a) to the Registrant's Current Report on Form-8K dated January 31, 1992.

     5. Asset Transfer Agreement, dated as of June 30, 1992, by and among the Registrant, B&E Holding Company and the creditors referred to therein -- incorporated by reference from Exhibit 10(a) to the Registrant's Current Report on Form 8-K dated July 20, 1992.

     6. Purchase Agreement, dated September 30, 1992, among the Registrant, Palma Real Estate Management Company, First Stratford Life Insurance Company and Executive Life Insurance Company -- incorporated by reference to Exhibit 2(a) to the Registrant's Current Report on Form 8-K dated September 30, 1992.

     7. Lease Agreement, dated January 18, 1993, among Registrant, Frontier City Partners Limited Partnership and Fitraco N.V. -- incorporated by reference from Exhibit 10(k) to Form 10-K of Registrant for the year ended December 31, 1992.

     8. Lease Agreement, dated January 18, 1993, among Registrant, Tierco Maryland, Inc. and Fitraco N.V. -- incorporated by reference from
          Exhibit 10(l) to Form 10-K of Registrant for the year ended December 31, 1992.

     9. Security Agreement and Conditional Sale Contract, between Chance Rides, Inc. and Tierco Maryland, Inc. and Guaranty of Registrant in favor of Chance Rides, Inc. -- incorporated by reference from Exhibit 10(m) to Form 10-K of Registrant for the year ended December 31, 1992.

     10. Registrant's 1993 Stock Option and Incentive Plan -- incorporated by reference from Exhibit 10(k) to Form 10-K of Registrant for the year ended December 31, 1993.

   * 11. Agreement and Plan of Merger, dated as of June 30, 1995, among the Registrant, Premier Parks Acquisition Inc., Funtime Parks, Inc. ("Funtime") and its shareholders

   * 12. Escrow Agreement, dated as of August 15, 1995, among the Registrant, certain shareholders of Funtime and First National Bank of Ohio, Trust Division.

   * 13. Consulting Agreement dated August 15, 1995 between Registrant and Bruce E. Walborn.

   * 14. Consulting Agreement dated August 15, 1995 between Registrant and Gaspar C. Lococo


**(12) Computation of Ratio of Earnings to Fixed Charges.


*(21) Subsidiaries of the Registrant


---------------------

*  Previously Filed
** Filed herewith

(23) Consents:

     1.   Consent of Baer Marks & Upham (included in Exhibit (5) and (8))

  ** 2.   Consent of KPMG Peat Marwick LLP

  ** 3.   Consent of Ernst & Young LLP

   * 5.   Consent of Pannell Kerr Forster PC

  ** 6.   Consent of Tackman, Pilla, Arnone and Company, P.C.

   * 24.1 --Powers of Attorney


   * 25.1 --Form T-1 of United States Trust Company of New York, as Trustee under the Indenture filed as Exhibit 4.1.


  ** 99.1 --Form of Letter of Transmittal.

---------------------
*   Previously Filed
**  Filed Herewith

Item 17.  Undertakings.

     (a)  The undersigned Co-Registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii)     to  reflect in  the  prospectus  any  facts  or  events
          arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus file with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3)  To   remove  from  registration  by  means  of  a  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of an included in the registration statement when it became effective.

     (b)  See Item 14.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, each of the Co-Registrant has duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 1st day of November, 1995.

                              PREMIER PARKS INC.


                              By:  Kieran E. Burke
                              Chairman of the Board and
                              Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendent to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature               Title                 Date
      ---------               -----                 ----


                       Chairman of the         November 1,  1995
   Kieran E. Burke     Board, Chief
                       Executive Officer
                       and Director of the
                       Co-Registrant listed
                       above (Principal
                       Executive Officer)

                       President, Chief        November 1, 1995
      Gary Story*      Operating Officer
                       and Director of the
                       Co-Registrant listed
                       above

                       Chief Financial
                       Officer and
                       Director of the Co-     November 1, 1995
 James F. Dannhauser   Registrant listed
                       above (Principal
                       Financial Officer)


                       Vice President of       November 1, 1995
   Richard R. Webb*    the Co-Registrant
                       listed above
                       (Principal
                       Accounting Officer)

                       Director of the Co-     November 1, 1995
  Paul A. Biddelman*   Registrant listed
                       above


                       Director of the Co-     November 1, 1995
  Michael E. Gellert*  Registrant listed
                       above

                       Director of the Co-     November 1, 1995
     Jack Tyrrell*     Registrant listed
                       above

* By: James M. Coughlin
      Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, each of the Co-Registrants listed below have duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 1st day of November, 1995.


                                        Tierco Maryland, Inc.
                                        Tierco Water Park, Inc.
                                        Frontier City Properties, Inc.
                                          (on behalf of itself as general
                                          partner of Frontier City Partners
                                          Limited Partnership)



                                        By:  Kieran E. Burke
                                             Chairman of the Board and
                                             Chief Executive Officer

               Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature               Title                 Date
                ---------               -----                 ----


                                 Chairman of the         November 1, 1995
                                 Board, Chief
           Kieran E. Burke*      Executive Officer
                                 and Director of the
                                 Co-Registrants
                                 listed above
                                 (Principal Executive
                                 and Financial
                                 Officer)

                                 President, Chief        November 1, 1995
                                 Operating Officer
                Gary Story*      and Director of the
                                 Co-Registrants
                                 listed above

                                 Vice President of       November 1, 1995
                                 the Co-Registrants
           Richard R. Webb*      listed above
                                 (Principal
                                 Accounting Officer)

*By:  James M. Coughlin
      Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, each of the Co-Registrants listed below have duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 1st day of November, 1995.


                                        Funtime Parks, Inc.
                                        Funtime, Inc.
                                        Wyandot Lake, Inc.
                                        Darien Lake Theme Park
                                          and Camping Resort, Inc.
                                        D.L. Holdings, Inc.



                                        By:
                                             Kieran E. Burke
                                             Chairman of the Board and
                                             Chief Executive Officer

               Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature               Title                 Date
                ---------               -----                 ----


                                 Chairman of the         November 1, 1995
                                 Board, Chief
           Kieran E. Burke*      Executive Officer
                                 and Director of the
                                 Co-Registrants
                                 listed above
                                 (Principal Executive
                                 and Financial
                                 Officer)

                                 President, Chief        November 1, 1995
                                 Operating Officer
                Gary Story*      and Director of the
                                 Co-Registrants
                                 listed above

                                 Vice President of       November 1, 1995
                                 the Co-Registrant
            John P. Gannon*      listed above
                                 (Principal
                                 Accounting Officer)

*By:  James M. Coughlin
      Attorney-In-Fact

                            EXHIBIT INDEX

(3)  Articles of Incorporation and By-Laws:

     1. Certificate of Incorporation of Premier Parks Inc. ("Registrant") dated March 24, 1981 -- incorporated by reference from Exhibit 3 to Form 10-Q of Registrant for the quarter ended June 30, 1987.

     2. Plan and Agreement of Merger of Registrant and Tierco, a Massachusetts business trust, dated March 31, 1981 -- incorporated by reference from
          Exhibit 3 to Form 10-Q of Registrant for the quarter ended June 30, 1987.

     3. Certificate of Amendment of Certificate of Incorporation of Registrant dated April 14, 1985 -- incorporated by reference from Exhibit 3 to Form 10-Q of Registrant for the quarter ended June 30, 1987.

     4. Certificate of Amendment of Certificate of Incorporation of Registrant dated May 8, 1987 -- incorporated by reference from Exhibit 3 to Form 10-Q of Registrant for the quarter ended June 30, 1987.

     5. Certificate of Amendment of Certificate of Incorporation of Registrant dated June 11, 1987 -- incorporated by reference from Exhibit 3 to Form 10-Q of Registrant for the quarter ended June 30, 1987.

     6. Certificate of Amendment of Certificate of Incorporation of Registrant dated April 30, 1991 -- incorporated by reference from Exhibit 3(f) to Form 10-K of Registrant for the year ended December 31, 1991.

     7. Certificate of Amendment of Certificate of Incorporation of Registrant dated June 30, 1992 -- incorporated by reference from Exhibit 3(g) to Form 10-K of Registrant for the year ended December 31, 1992.

     8. Certificate of Amendment of Certificate of Incorporation of Registrant dated June 23, 1993 -- incorporated by reference from Exhibit 3(a) to Form 10-Q of Registrant for the quarter ended June 30, 1993.

     9.   Certificate   of  Amendment  to  Certificate  of  Incorporation  dated
          October 7, 1994 -- incorporated by reference from Exhibit 3(i) to Form 10-K of Registrant for the year ended December 31, 1994.

   * 10.  Certificate  of  Designation  of   Series  A  Cumulative  Convertible
          Preferred  Stock of  Registrant  ("Preferred Stock")  filed August 14,
          1995.


---------------------
* Previously Filed

     11.  By-laws  of  Registrant   as  amended  through   March  31,  1992 --
          incorporated by reference from Exhibit 3(g) to Form 10-K of Registrant for the year ended December 31, 1991.

   * 12.  Certificate of Incorporation of Tierco Maryland, Inc.

   * 13.  By-laws of Tierco Maryland, Inc.

   * 14.  Certificate of Incorporation of Tierco Water Park, Inc.

   * 15.  By-laws of Tierco Water Park, Inc.

   * 16.  Certificate of Incorporation of Frontier City Properties, Inc.

   * 17.  By-laws of Frontier City Properties, Inc.

   * 18.  Articles of Incorporation of Funtime Parks, Inc.

   * 19.  Code of Regulations of Funtime Parks, Inc.

   * 20.  Articles of Incorporation of Funtime, Inc.

   * 21.  Code of Regulations of Funtime, Inc.

   * 22.  Articles of Incorporation of Wyandot Lake, Inc.

   * 23.  Code of Regulations of Wyandot Lake, Inc.

   * 24. Certificate of Incorporation of Darien Lake Theme Park and Camping Resort, Inc.

   * 25.  By-laws of Darien Lake Theme Park and Company Resort, Inc.

   * 26.  Articles of Incorporation of D.L. Holdings, Inc.

   * 27.  Code of Regulations of D.L. Holdings, Inc.

(4)  Instruments Defining the Rights of Security Holders, Including Indentures:

   * 1. Credit Facility, dated August 15, 1995, among the Registrant, certain subsidiaries thereof, Chemical Bank, The Merchant Bank of New York and Chemical Bank as agent (including forms of guarantee agreements, security agreements and pledge agreements)

   * 2. Indenture dated as of August 15, 1995, among the Registrant, certain subsidiaries of the Registrant named therein and United States Trust Company of New York (including form of Notes).

** 2.1    Form of First Supplemental Indenture, dated as of November __, 1995.


   * 3. Purchase Agreement, dated August 10, 1995, among the Registrant, certain subsidiaries of the Registrant and Chemical Securities, Inc.


---------------------

*  Previously Filed
** Filed Herewith

   * 4. Exchange and Registration Rights Agreement, dated August 15, 1995, among the Registrant certain subsidiaries of the Registrant and Chemical Securities, Inc.

     5. Convertible Note Purchase Agreement, dated as of March 3, 1993, between the Registrant and the purchasers named therein (including forms of Senior Subordinated Convertible Note and Registration Rights Agreement) -- incorporated by reference from Exhibit 4(i) to Form 10-K of the Registrant for the year ended December 31, 1992.

     6. Form of Subscription Agreement, dated October 1992, between the Registrant and certain investors -- incorporated by reference from
          Exhibit 4(a) to the Registrant's Current Report on Form 8-K dated October 30, 1992.

     7. Stock Purchase and Warrant Issuance Agreement, dated October 16, 1989, between the Registrant and Kieran E. Burke -- incorporated by reference from Exhibit 4(i) to Form 10-K of Registrant for the year ended December 31, 1989.

     8. Warrant, dated October 16, 1989, to purchase 131,728 shares of Common Stock issued by the Registrant to Kieran E. Burke -- incorporated by reference from Exhibit 4(k) to Form 10-K of Registrant for the year ended December 31, 1989.

     9. Warrant, dated October 16, 1989, to purchase 93,466 shares of Common Stock issued by the Registrant to Kieran E. Burke -- incorporated by reference from Exhibit 4(1) to Form 10-K of Registrant for the year ended December 31, 1989.

   * 10. Form of Subscription Agreement between the Registrant and each of the purchasers of Preferred Stock.


 *(5) (8) Opinion of Baer Marks & Upham, including consent.


  (10) Material Contracts:

     1. Agreement of Limited Partnership of 229 East 79th Street Associates LP dated July 24, 1987, together with amendments thereto dated, respectively, August 31, 1987, October 21, 1987, and December 21, 1987 -- incorporated by reference from Exhibit 10(i) to Form 10-K of Registrant for year ended December 31, 1987.

     2. Agreement of Limited Partnership of Frontier City Partners Limited Partnership, dated October 18, 1989, between Frontier City Properties, Inc. as general partner, and The Tierco Group, Inc. and Frontier City Properties, Inc. as limited partners -- incorporated by reference from Exhibit 10(g) to the Registrant's Current Report on Form 8-K dated October 18, 1989.

     3. Asset Purchase Agreement, dated December 10, 1990, between Registrant and Silver Dollar City, Inc., -- incorporated by reference from
          Exhibit 10(c) to the Registrant's Current Report on Form 8-K dated February 6, 1991.

---------------------

* Previously Filed

     4. Asset Purchase Agreement, dated December 16, 1991, among the Registrant, Tierco Maryland, RWP, John J. Mason and Stuart A.
          Bernstein -- incorporated by reference from Exhibit 10(a) to the Registrant's Current Report on Form-8K dated January 31, 1992.

     5. Asset Transfer Agreement, dated as of June 30, 1992, by and among the Registrant, B&E Holding Company and the creditors referred to therein -- incorporated by reference from Exhibit 10(a) to the Registrant's Current Report on Form 8-K dated July 20, 1992.

     6. Purchase Agreement, dated September 30, 1992, among the Registrant, Palma Real Estate Management Company, First Stratford Life Insurance Company and Executive Life Insurance Company -- incorporated by reference to Exhibit 2(a) to the Registrant's Current Report on Form 8-K dated September 30, 1992.

     7. Lease Agreement, dated January 18, 1993, among Registrant, Frontier City Partners Limited Partnership and Fitraco N.V. -- incorporated by reference from Exhibit 10(k) to Form 10-K of Registrant for the year ended December 31, 1992.

     8. Lease Agreement, dated January 18, 1993, among Registrant, Tierco Maryland, Inc. and Fitraco N.V. -- incorporated by reference from
          Exhibit 10(l) to Form 10-K of Registrant for the year ended December 31, 1992.

     9. Security Agreement and Conditional Sale Contract, between Chance Rides, Inc. and Tierco Maryland, Inc. and Guaranty of Registrant in favor of Chance Rides, Inc. -- incorporated by reference from Exhibit 10(m) to Form 10-K of Registrant for the year ended December 31, 1992.

     10. Registrant's 1993 Stock Option and Incentive Plan -- incorporated by reference from Exhibit 10(k) to Form 10-K of Registrant for the year ended December 31, 1993.

   * 11. Agreement and Plan of Merger, dated as of June 30, 1995, among the Registrant, Premier Parks Acquisition Inc., Funtime Parks, Inc. ("Funtime") and its shareholders

   * 12. Escrow Agreement, dated as of August 15, 1995, among the Registrant, certain shareholders of Funtime and First National Bank of Ohio, Trust Division.

   * 13. Consulting Agreement dated August 15, 1995 between Registrant and Bruce E. Walborn.

   * 14. Consulting Agreement dated August 15, 1995 between Registrant and Gaspar C. Lococo


**(12) Computation of Ratio of Earnings to Fixed Charges.


 *(21) Subsidiaries of the Registrant


---------------------
*  Previously Filed
** Filed herewith

(23) Consents:

     1.   Consent of Baer Marks & Upham (included in Exhibit (5) and (8))

  ** 2.   Consent of KPMG Peat Marwick LLP

  ** 3.   Consent of Ernst & Young LLP

   * 5.   Consent of Pannell Kerr Forster PC

  ** 6.   Consent of Tackman, Pilla, Arnone and Company, P.C.

   * 24.1 --Powers of Attorney


   * 25.1 --Form T-1 of United States Trust Company of New York, as Trustee under the Indenture filed as Exhibit 4.1.


  ** 99.1 --Form of Letter of Transmittal.

---------------------
*   Previously Filed
**  Filed Herewith